Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PALTALK, INC.,

PALT MERGER SUB 1, INC.,

PALT MERGER SUB 2, LLC,

NEWTEK TECHNOLOGY SOLUTIONS, INC.,

and

NEWTEKONE, INC.

Dated as of August 11, 2024

i

Article V REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS		31
5.1	Organization; Qualification	31
5.2	Authority; Enforceability	31
5.3	Non-Contravention	32
5.4	Consents and Approvals	32
5.5	Capitalization	32
5.6	Subsidiaries	33
5.7	Taxes	33
5.8	Parent SEC Reports	35
5.9	Listing	36
5.10	Proceedings; Orders	36
5.11	Compliance with Law	36
5.12	Absence of Certain Changes	37
5.13	Material Contracts	37
5.14	Affiliate Transactions	38
5.15	Permits	38
5.16	Insurance Coverage	38
5.17	Intellectual Property and Data Privacy	39
5.18	Parent Board Approval	41
5.19	Private Placement	41
5.20	Brokers’ Fee	42
5.21	Investment Company Act	42
5.22	Labor Matters	42
5.23	Anti-Takeover Statutes	43
5.24	Formation of Merger Sub	43
5.25	No Other Representations	43

Article VI REPRESENTATIONS AND WARRANTIES OF Newtek		44
6.1	Authority; Enforceability	44
6.2	Non-Contravention	44
6.3	Consents and Approvals	44
6.4	Ownership and Transfer of Company Common Stock	45
6.5	Litigation	45
6.6	Brokers’ Fee	45
6.7	Investment Representation	45
6.8	Investment Company Act	46
6.9	No Other Representations	46

Article VII COVENANTS OF THE PARTIES		46
7.1	Conduct of the Company’s Business	46
7.2	Access to Information	48
7.3	Third Party Consents	49
7.4	Governmental Approvals	49
7.5	Further Assurances	49
7.6	Public Statements	49
7.7	Confidentiality; Non-Solicitation	50
7.8	Non-Solicitation	52
7.9	Preservation of Records	53
7.10	Terminations	53
7.11	Resignation of Officers, Directors, Managers and Employees	53
7.12	Indemnification Provisions	53
7.13	Employee Matters.	53
7.14	Tax Matters	54
7.15	Company Audited Financial Statements	57
7.16	Listing	58
7.17	Settlement of Intercompany Obligations	58
7.18	Parent Stockholder Approval	58
7.19	Proxy Statement.	59
7.20	Conversion and Exercise Procedures	60
7.21	BHC Act Matters	60
7.22	Specified Parent Post-Closing Covenants	62
7.23	Remediation of Material Weaknesses	62
7.24	Parent Board Matters	63
7.25	R&W Insurance Policy	63
7.26	Conduct of the Parent’s Business	64
7.27	Use of Name	65

Article VIII CONDITIONS TO CLOSING		66
8.1	Conditions to Obligations of Each Party	66
8.2	Conditions to Obligations of the Parent	66
8.3	Conditions to Obligations of the Company and Newtek	67

Article IX TERMINATION RIGHTS		68
9.1	Termination Rights	68
9.2	Effect of Termination	69

Article X INDEMNIFICATION		69
10.1	Indemnification by Newtek	69
10.2	Indemnification by the Parent	70
10.3	Limitations and Other Indemnity Claim Matters	70
10.4	Indemnification Procedures	72
10.5	Release	74

Article XI GENERAL PROVISIONS		74
11.1	Governing Law	74
11.2	Consent to Jurisdiction	74
11.3	Waiver of Jury Trial	75
11.4	Specific Performance	75
11.5	Expenses	75
11.6	Complete Agreement; Amendments and Waivers	75
11.7	Notices	76
11.8	Assignment	76
11.9	Third Party Beneficiaries	76
11.10	Severability	76
11.11	Representation by Counsel	77
11.12	Counterparts	77
11.13	Non-Recourse	77
11.14	Confidential Supervisory Information	77
11.15	Fraud	77

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 11, 2024 (the “Execution Date”), is entered into by and among Paltalk, Inc., a Delaware corporation (the “Parent”), PALT Merger Sub 1, Inc., a New York corporation and a direct and wholly owned subsidiary of Parent (“Merger Sub”), PALT Merger Sub 2, LLC, a Delaware limited liability company and a direct and wholly owned subsidiary of Parent (“Second Merger Sub”), Newtek Technology Solutions, Inc., a New York corporation (the “Company”), and NewtekOne, Inc., a Maryland corporation and the sole stockholder of the Company (“Newtek”).

R E C I T A L S

A.	Newtek is the beneficial and record owner of all of the issued and outstanding common stock of the Company, par value $0.01 (the “Company Common Stock”), which comprises all of the issued and outstanding capital stock of the Company.

B.	The respective boards of directors of each of Newtek, the Company, the Parent, Merger Sub and Second Merger Sub (together, the “Parties” and each, a “Party”) have determined that it is in the best interests of their respective companies and their respective stockholders to consummate the strategic business combination transaction upon the terms and conditions hereinafter set forth and enter into the transactions contemplated by this Agreement and the other Transaction Documents (the “Transactions”), pursuant to which Merger Sub will, subject to the terms and conditions set forth in this Agreement, merge with and into the Company (the “Merger”), so that the Company is the surviving entity in the Merger (sometimes referred to in such capacity as the “Interim Surviving Entity”), and, immediately following the Merger as set forth in this Agreement, the Interim Surviving Entity shall, subject to the terms and conditions set forth in this Agreement, merge with and into Second Merger Sub (the “Second Step Merger” and, together with the Merger, the “Mergers”), so that Second Merger Sub is the surviving entity in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Entity”).

C.	Prior to the date hereof, the board of directors of the Company (the “Company Board”): (a) determined that the Transactions, are advisable and in the best interests of, the Company, (b) authorized the execution and delivery of this Agreement and the Transaction Documents and approved and declared advisable the consummation of the Transactions, (c) directed that this Agreement and the Transaction Documents be submitted for consideration of Newtek, and (d) resolved to recommend that Newtek, as sole stockholder of the Company, approve the adoption of this Agreement in accordance with the New York Business Corporation Law (“NYBCL”).

D.	Prior to the Closing, Newtek will deliver a written consent, in the form attached as Exhibit C hereto (the “Written Consent”), (a) adopting and approving this Agreement and the transactions contemplated hereby, and (b) irrevocably and unconditionally waiving, and agreeing not to exercise, assert or perfect, any rights of dissent or appraisal under Section 910 NYBCL in connection with the Transactions, in each case, in accordance with the Organizational Documents of the Company and the NYBCL.

E.	Prior to the date hereof, the board of directors of the Parent: (a) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parent, (b) approved and declared advisable this Agreement and the transactions contemplated hereby and (c) approved the execution and delivery of this Agreement and the other Transaction Documents and the performance of the Transactions by the Parent, including the Parent Stock Issuance (as defined below).

F.	Prior to the date hereof, the board of directors of the Parent has resolved to recommend that the holders of shares of the Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”), approve the issuance of shares of Series A Non-Voting Common Equivalent Stock, par value $0.001 per share (the “Parent Preferred Stock”), having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions as specified in the Certificate of Designation, in the form attached hereto as Exhibit B (the “Certificate of Designation”), which Parent Preferred Stock will be convertible into shares (the “Conversion Shares”) of the Parent Common Stock, in accordance with the terms set forth in the Certificate of Designation and on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”).

G.	Prior to the date hereof, the board of directors of the Parent has resolved to recommend that the holders of shares of the Parent Common Stock approve this Agreement, the other Transaction Documents and the Transactions.

H.	As an inducement to Newtek entering into this Agreement, concurrently with the execution and delivery of this Agreement, (a) certain stockholders of the Parent set forth on Section 1.1(a) of the Parent Disclosure Schedule have each entered into a voting and support agreement, and (b) all directors and certain management team members of the Parent set forth on Section 1.1(b) of the Parent Disclosure Schedule have each entered into voting and support agreements (collectively, the “Voting Agreements”).

I.	For federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, Newtek, the Company, Merger Sub and Second Merger Sub agree as follows:

Article I
DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A, which is hereby incorporated as part of this Agreement as if set forth in this Article I in full. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa, (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity, (c) reference to a gender includes any gender, (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise, (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition, (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”, (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, if applicable, (i) references to “days” are to calendar days, (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day and (k) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, (i) in the case of “made available” to the Parent, material that has been posted at least two Business Day prior to the Execution Date and has remained continuously available in a “data room” (virtual or otherwise) established by or on behalf of the Company (the “Data Room”) or information disclosed in any Newtek SEC Report filed with or furnished to the SEC and (ii) in the case of “made available,” to the Company or Newtek, information disclosed in any Parent SEC Report filed with or furnished to the SEC or otherwise delivered to a Representative of the Company or Newtek, in each case, at least two Business Day prior to the Execution Date.

Article II
The MERGERS

2.1 The Merger.

(a) General. Subject to the terms and conditions of this Agreement, in accordance with the NYBCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, this Agreement and applicable provisions of the NYBCL. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue, as the surviving corporation of the Merger, as a corporation incorporated under the laws of the State of New York.

(b) Effective Time. On or, if agreed to by the Company and the Parent, prior to the Closing Date, the Company and Merger Sub shall duly execute and deliver, or cause to be delivered, a certificate of merger (the “Certificate of Merger”) for filing with the Secretary of State of the State of New York. The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the NYBCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

(c) Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of this Agreement and the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers and franchises of Merger Sub shall vest in the Interim Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Entity.

(d) Company Common Stock. All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall collectively be converted into the right of Newtek, as sole stockholder of the Company, to receive the Purchase Price in accordance with Section 3.3 (as may be adjusted pursuant to Section 3.5) and any Earn-Out Amount in accordance with Section 3.6, shall cease to be outstanding, shall be cancelled and shall cease to exist and each certificate, if any (a “Certificate”), formerly representing any of the shares of Company Common Stock shall thereafter represent only the right to receive the Cash Consideration and the Stock Consideration, without interest.

(e) Merger Sub Stock. At and after the Effective Time, each share of the common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Interim Surviving Entity.

(f) Certificate of Incorporation of the Interim Surviving Entity. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Interim Surviving Entity until thereafter amended in accordance with applicable law.

(g) Bylaws of the Interim Surviving Entity. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with applicable law.

(h) Directors and Officers of the Interim Surviving Entity. The directors and officers of the Company as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Entity, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.

(i) Name of the Interim Surviving Entity. The legal name of the Interim Surviving Entity shall be the name of the Company.

2.2 The Second Step Merger.

(a) General. Immediately following the Effective Time, Parent and Second Merger Sub shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be merged with and into Second Merger Sub in accordance with, and with the effects provided in, this Agreement and the applicable provisions of the NYBCL and the Delaware Limited Liability Company Act (“DLLCA”). At the Second Step Effective Time (as defined below), the separate corporate existence of the Interim Surviving Entity shall cease to exist and Second Merger Sub shall continue, as the surviving entity of the Second Step Merger, as a limited liability company organized under the DLLCA.

(b) Second Step Effective Time. In order to effect the Second Step Merger, Second Merger Sub and Interim Surviving Entity shall duly execute and deliver a certificate of merger for filing with each of (i) the Secretary of State of the State of New York and (ii) the Secretary of State of Delaware (such certificates, collectively, the “Second Step Certificates of Merger”), and such Second Step Certificates of Merger to be in such form and of such substance as is consistent with the applicable provisions of the NYBCL and DLLCA and otherwise mutually agreed by Second Merger Sub and the Interim Surviving Entity. The Second Step Merger shall become effective at such time as specified in the Second Step Certificates of Merger in accordance with the relevant provisions of the NYBCL and DLLCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Step Effective Time”).

(c) Effects of the Second Step Merger. The Second Step Merger shall have the effects set forth in this Agreement and applicable provisions of the NYCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all property, rights, interests, privileges, powers and franchises of the Interim Surviving Entity shall vest in Second Merger Sub, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Interim Surviving Entity shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of Second Merger Sub.

(d) Cancellation of Interim Surviving Entity Stock. Each share of common stock, no par value, of the Interim Surviving Entity, as well as each share of any other class or series of capital stock of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Second Step Effective Time, shall, at the Second Step Effective Time, solely by virtue and as a result of the Second Step Merger and without any action on the part of any holder thereof, automatically be cancelled for no consideration and shall cease to exist.

(e) Second Merger Sub Membership Interests. The membership interests of Second Merger Sub immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger and, accordingly, each such membership interest immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, remain issued and outstanding.

(f) Articles of Organization of the Surviving Entity. At the Second Step Effective Time, the articles of organization of Second Merger Sub, as in effect immediately prior to the Second Step Effective Time, shall be the articles of organization of the Surviving Entity until thereafter amended in accordance with applicable law.

(g) Limited Liability Company Agreement of the Surviving Entity. At the Second Step Effective Time, the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Step Effective Time, shall be the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable law.

(h) Directors and Officers of the Surviving Entity. Except as otherwise set forth in Section 7.11 or otherwise agreed by Second Merger Sub and the Company, the managers, directors and officers of Second Merger Sub as of immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, continue as the managers, directors and officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.

(i) Name of the Surviving Entity. The legal name of the Surviving Entity shall be IPM Merger Sub LLC.

2.3 Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article III
CLOSING

3.1 Purchase Price. The aggregate consideration for the Company Common Stock delivered at the Closing shall be the Cash Consideration plus the Stock Consideration (the “Purchase Price”) as determined in accordance with this Agreement.

3.2 Closing. The closing (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Haynes and Boone, LLP in Dallas, Texas, or such other place as the Parent and Newtek may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

3.3 Payments and Issuances.

(a) Payments and Issuances. At the Closing:

(i) the Parent shall pay, or cause to be paid, by wire transfer of immediately available funds to Newtek (to an account designated in writing by Newtek not later than two Business Days prior to the Closing), the Cash Consideration;

(ii) the Parent shall cause to be issued to Newtek the Stock Consideration in book-entry form;

(iii) the Parent shall pay or cause to be paid, on behalf of Newtek, 50% of the R&W Insurance Premium.

(b) No Fractional Shares of Stock Consideration. No certificates or scrip or shares representing fractional shares of the Stock Consideration shall be issued in connection with the transactions contemplated hereby and in lieu thereof, Newtek shall receive from the Parent, an amount of cash equal to the product (rounded upwards to the nearest whole cent) of such fraction of a share of Stock Consideration based on the Designated Value.

(c) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including from any shares of Stock Consideration issuable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment or issuance under applicable Tax Laws. If the applicable withholding agent determines that deduction or withholding is required pursuant to this Section 3.3(c), it shall give prior written notice at least 10 Business Days prior to making any such deduction or withholding of any amount to be deducted or withheld (which notice shall include the basis and method of calculation of the proposed deduction or withholding) to the Person in respect of which such deduction or withholding would be made, other than for withholdings required on any compensatory payments payable to any Employee or former employee. The Parties shall reasonably cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate to the extent permissible under applicable Laws the amount of any such deduction or withholding, other than for withholdings required on any compensatory payments payable to any Employee or former employee. To the extent that any amounts are so deducted or withheld, such amounts shall be timely paid to the applicable Governmental Body on behalf of the Person from whom deducted or withheld and, to the extent so paid, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.4 Other Deliveries and Actions at Closing.

(a) At the Closing, the Parent shall deliver the following to Newtek in accordance with the applicable provisions of this Agreement:

(i) the certificate contemplated by Section 8.3(c);

(ii) the Registration Rights Agreement, duly executed by the Parent; and

(iii) a certified copy of the Certificate of Designation, as filed with the Secretary of State of the State of Delaware;

(iv) the Employment Agreement, duly executed by the Parent and Jared Mills; and

(v) certificates of good standing dated not more than five Business Days prior to the Closing Date with respect to the Parent issued by the appropriate official of the jurisdiction in which the Parent is organized.

(b) At the Closing, the Company and Newtek shall deliver to the Parent:

(i) the Registration Rights Agreement, duly executed by Newtek;

(ii) certificates in form and substance reasonably satisfactory to the Parent, dated as of the Closing Date, duly executed by an officer or director of the Company given by him on behalf of the Company and not in his individual capacity, certifying as to: (A) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and stating that such resolutions have not been amended, modified, revoked or rescinded, (B) the incumbency, authority and specimen signature of each officer, director or manager (as applicable) of the Company executing this Agreement or any Transaction Document on behalf of the Company, and (C) true and complete attached copies of the Organizational Documents, as applicable, of the Company;

(iii) the certificate contemplated by Section 8.2(c);

(iv) the Master Services Agreements, duly executed by each of the Company, Newtek and Newtek Bank, as applicable;

(v) a properly completed and duly executed IRS Form W-9 of Newtek;

(vi) a termination agreement with respect to each of the Contracts listed on Section 3.4(b)(vi) of the Company Disclosure Schedule;

(vii) certificates of good standing dated not more than five Business Days prior to the Closing Date with respect to the Company issued by the Secretary of State of the State of New York; and

(viii) a complete and accurate electronic copy of the Data Room.

3.5 Purchase Price Adjustment.

(a) At least five Business Days prior to the Closing Date, the Company shall prepare and deliver, or shall cause to be prepared and delivered, to the Parent a statement (the “Estimated Closing Statement”) setting forth, in reasonable detail and accompanied by reasonably detailed backup documentation, the Company’s calculation of its good faith estimate of (i) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Transaction Expenses (the “Estimated Transaction Expenses”), (iii) the Working Capital (the “Estimated Working Capital”), including a calculation of the Estimated Working Capital Deficit or the Estimated Working Capital Excess, as the case may be, (iv) the Closing Cash (the “Estimated Closing Cash”) and (v) the Purchase Price resulting therefrom; provided that, if the Parent indicates in writing to the Company at least two Business Days prior to the Closing that it does not agree with the Company’s calculation of the Estimated Working Capital or the Purchase Price, then the Parent and the Company shall use commercially reasonable efforts to mutually reconcile such dispute and if any adjustments are made thereto, then the adjusted calculation of the Estimated Working Capital and/or the Purchase Price, as so mutually reconciled, shall be the Estimated Working Capital and/or the Purchase Price; provided, however, that if the Parties cannot agree on the calculation of the Estimated Working Capital or the Purchase Price on or prior to the Business Day prior to the Closing, then the Company’s calculation of the Estimated Working Capital and the Purchase Price delivered pursuant to this Section 3.5(a) shall be deemed the Estimated Working Capital and the Purchase Price for purposes of the Closing. The Estimated Working Capital shall be prepared in accordance with GAAP. An illustrative example calculation of Working Capital calculated as if the Closing had occurred on December 31, 2023 is set forth on Exhibit D

(b) Within 45 calendar days following the Closing, the Parent shall prepare and deliver to Newtek a statement (the “Closing Statement”), which shall include (i) a calculation of the Closing Indebtedness, (ii) a calculation of the Closing Transaction Expenses, (iii) a calculation of Working Capital, including a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be, (iv) a calculation of the Closing Cash and (v) the Parent’s determination of the Final Adjustment Amount resulting therefrom. Newtek shall have a period of 30 calendar days after delivery of the Closing Statement to review such documents and make any objections in writing to the Parent (the “Objection Notice”); provided that the Objection Notice shall specify the amount of each such objection along with a reasonable basis and supporting documentation to substantiate each such objection. Any items not specifically objected to in the Objection Notice will be deemed agreed upon as set forth in the Closing Statement. For purposes of Newtek’s evaluation of the Closing Statement, the Parent shall, upon advance notice and during normal business hours, make available or provide reasonable access to such information, books and records and data as may be requested by Newtek to analyze the Closing Statement. If Newtek delivers the Objection Notice to the Parent within such 30-day period, then the Parent and Newtek shall attempt to resolve the matter or matters in dispute. If no Objection Notice is delivered by Newtek within such 30-day period, then the Closing Statement shall be final and binding on the Parties. If disputes with respect to the Closing Statement cannot be resolved by the Parent and Newtek within 30 calendar days after timely delivery of the Objection Notice, then the specific items remaining in dispute (but no others) shall be submitted to such independent accounting or consulting firm as shall be mutually agreed to by Newtek and the Parent (the “Auditor”), which firm shall render its determination (it being understood that in making such determination, the Auditor shall be functioning as an accounting expert and not as an arbitrator) as to such specific items remaining in dispute (provided that (w) such Auditor shall not have performed services for the Company, Newtek, the Parent or their respective Affiliates in connection with this Agreement or the Transactions and (x) any professionals engaged by the Auditor to resolve the dispute pursuant to the Objection Notice shall not have performed services for the Company, Newtek, the Parent or their respective Affiliates within the past three years). The matters to be resolved by the Auditor shall be limited to the unresolved items remaining in dispute between the Parent and Newtek, and the Auditor shall make such determination based solely on written submissions by the Parent and Newtek. If unresolved disputed items are submitted to the Auditor, Parent and Newtek shall each furnish to the Auditor such schedules and other documents and information relating to the unresolved disputed items as the Auditor may reasonably request. The Auditor shall promptly deliver to the Parent and Newtek a written report setting forth its resolution of the disputes and the reasonable basis for each of its determinations, along with its determination of the Final Adjustment Amount, which shall be prepared in a manner consistent with the principles set forth in this Agreement and shall be final and binding on the Parties. Prior to and until the delivery of the Auditor’s written report, there shall be no ex parte communications between the Parties and the Auditor. In resolving any disputed item, the Auditor, (y) shall be bound by the provisions of this Section 3.5(b) and (z) may not assign a value to any item greater than the greatest value for such items claimed by either the Parent or Newtek or less than the smallest value for such items claimed by either the Parent or Newtek. The fees and expenses of the Auditor shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Auditor that are unsuccessfully disputed by Newtek, on the one hand, and the Parent, on the other hand, as finally determined by the Auditor, bears to the total dollar amount of such remaining disputed items so submitted. By way of example only, if closing accounts receivable is the only disputed item submitted to the Auditor, and Newtek claims that closing accounts receivable is $1,000, and the Parent contests only $500 of the amount claimed by Newtek and if the Auditor ultimately resolves the dispute by awarding Newtek $300 of the $500 contested, then the costs and expenses of the Auditor will be allocated 60% (i.e., 300 / 500) to the Parent and 40% (i.e., 200 / 500) to Newtek.

(c) If the Final Adjustment Amount exceeds the Purchase Price set forth in the Estimated Closing Statement (the “Underpayment”), then within five Business Days following the final determination thereof, the Parent shall pay to Newtek an amount equal to the Underpayment by wire transfer of immediately available funds to the account designated by Newtek in writing.

(d) If the Purchase Price set forth in the Estimated Closing Statement exceeds the Final Adjustment Amount (the amount of any such excess, the “Overpayment”), then, within five Business Days after the final determination thereof, Newtek will pay by wire transfer of immediately available funds to the account designated by the Parent in writing any Overpayment.

3.6 Potential Earn-Out.

(a) Subject to the terms of this Section 3.6 and the consummation of the transactions contemplated hereby, if the Business (whether or not conducted through the Surviving Entity) meets or exceeds the thresholds described in this Section 3.6, the Parent shall deliver to Newtek the additional amount described in Section 3.6(b) below (which amount, if any, shall be payable once and without duplication depending on which of clauses (i)-(iv) of Section 3.6(b) below is satisfied). Notwithstanding anything to the contrary in this Agreement, the rights of Newtek under this Section 3.6 are a non-transferable contract right and may not be transferred or assigned to any other Person.

(b) If the Business (whether or not conducted through the Surviving Entity) achieves a cumulative average Adjusted EBITDA for the 2025 and 2026 fiscal years (the “Earn-Out Period” and such Adjusted EBITDA calculated based upon the Audited Financial Statements (as defined below), the “Average Adjusted EBITDA”):

(i) that is (A) less than $0 or (B) greater than or equal to $0 but less than $3,000,000, Newtek shall not be entitled to receive any Earn-Out Amount;

(ii) that is greater than $3,000,000 but less than $3,500,000, Newtek shall be entitled to receive an Earn-Out Amount equal to $2,500,000;

(iii) that is greater than $3,500,000 but less than $4,000,000, Newtek shall be entitled to receive an Earn-Out Amount equal to $3,750,000; or

(iv) that is greater than $4,000,000, Newtek shall be entitled to receive an Earn-Out Amount equal to $5,000,000. For the avoidance of doubt, in no event shall the Earn-Out Amount exceed $5,000,000.

For purposes of this Section 3.6:

“Earn-Out Amount” means the Earn Out Stock Consideration Amount plus the Earn-Out Cash Consideration Amount, if any.

“Earn-Out Cash Consideration Amount” means an amount in cash, if any, equal to the applicable amount set forth in clauses (i)-(iv) of this Section 3.6(b) minus (i) the Earn-Out Stock Consideration Amount (as may be reduced pursuant to the proviso in the definition thereof) multiplied by (ii) the Parent Stock Price.

“Earn-Out Stock Consideration Amount” means a number of shares of Parent Preferred Stock that equals (i) the applicable amount set forth in clauses (i)-(iv) of this Section 3.6(b) divided by the Parent Stock Price; provided, however, that if the Newtek Total Equity after giving effect to the issuance of the Earn-Out Stock Consideration Amount would exceed the Total Equity Cap, the Earn-Out Stock Consideration Amount shall be reduced to the number of shares that, once issued, would cause the Newtek Total Equity to be equal to the Total Equity Cap.

“Parent Stock Price” means the average of the VWAPs during each Trading Day during a 60 calendar day period ending on December 31, 2026; provided, however, that in no event shall such price be less than $1.00.

(c) Within 10 days after March 31, 2027, Parent shall prepare and deliver to Newtek copies of the Audited Financial Statements and a written statement (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of the Average Adjusted EBITDA and its calculation of the resulting Earn-Out Amount, if any (the “Earn-Out Calculation”). By way of illustration only, an Earn-Out Amount Scenario Illustration is set forth on Exhibit E. Newtek shall have 30 days after receipt of the Earn-Out Calculation Statement (the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Review Period, Newtek and its representatives shall, upon reasonable prior notice and during regular business hours, have reasonable access to the books and records used by Parent in the preparation of the Earn-Out Calculation Statement, and to personnel of the Parent involved in the preparation of such Earn-Out Calculation Statement, in each case, solely for the purpose of verifying the Earn-Out Calculation. Prior to the expiration of the Review Period, Newtek may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to the Parent. Notwithstanding the foregoing, if any items included in the Audited Financial Statements are included in an Earn-Out Calculation Objection Notice, any dispute with respect to such items shall be governed by GAAP. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Newtek and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute, and any portion of the Earn-Out Calculation Objection Notice or calculations of the Average Adjusted EBITDA that do not constitute the basis for an Earn-Out Calculation Objection Notice shall be deemed to have been accepted by Newtek and shall be final, binding and conclusive on the Parties. If Newtek fails to deliver an Earn-Out Calculation Objection Notice to Parent prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the Parties. If Newtek timely delivers an Earn-Out Calculation Objection Notice, the Parent and Newtek shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Average Adjusted EBITDA and the resulting Earn-Out Amount and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.

(d) If the Parent and Newtek are unable to reach agreement within 30 days after an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Auditor. The Auditor (which must continue to satisfy the conditions for eligibility set forth in Section 3.6(b), otherwise an alternative Auditor that then-satisfies such conditions shall be selected by the Parent and Newtek) (i) shall be requested to render a written report delivering its opinion on the unresolved disputed items with respect to the applicable Earn-Out Calculation within 30 days of its selection and engagement hereunder and (ii) shall be directed to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Auditor, Parent and Newtek shall each furnish to the Auditor such schedules and other documents and information relating to the unresolved disputed items as the Auditor may reasonably request. The Auditor shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent and Newtek. The resolution of the dispute and the calculation of the Earn-Out Amount that is the subject of the applicable Earn-Out Calculation Objection Notice by Auditor shall be final and binding on the Parties. The fees and expenses of the Auditor shall be borne by Parent and Newtek in proportion to the amounts by which their respective calculations of the Earn-Out Amount differ from the amount of the Earn-Out Amount as finally determined by the Auditor (i.e. in the manner illustrated in the last sentence Section 3.6(b) above).

(e) Any Earn-Out Amount that Parent is required to deliver pursuant to Section 3.6(b) hereof shall be delivered in full no later than 10 days following the date upon which the determination of Average Adjusted EBITDA and resulting Earn-Out Amount becomes final and binding upon the Parties as provided in this Section 3.6 (including any final resolution of any dispute raised by Newtek in an Earn-Out Calculation Objection Notice as described in Section 3.6(c) and Section 3.6(d)). Notwithstanding anything herein to the contrary, in the Parent’s sole discretion, the Parent may elect to deliver the entirety of any Earn-Out Amount required to be delivered pursuant to Section 3.6(b) in cash in lieu of any issuing any shares of Parent Preferred Stock; provided, however, that any such election by the Parent will be done in a manner that would not prevent or impede, or be reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Following the Closing and until the end of the Earn-Out Period, Parent shall, and shall cause its subsidiaries to: (i) not take or cause to be taken any action or make or cause to be made any changes to the Business (whether or not conducted through the Surviving Entity) with the primary purpose or the primary intended effect of which is to (A) avoid or reduce the Earn-Out Amount or (B) otherwise frustrate the triggering of any Earn-Out Amount; (ii) continue to operate the Business (whether or not conducted through the surviving entity) in good faith and in a commercially reasonable manner in accordance with its business judgement and (iii) maintain books and records in a manner reasonably calculated to facilitate the preparation of the Earn-Out Calculation Statement. Subject to the foregoing sentence, the Parent (1) shall have the right to own, operate and manage the Business (whether or not conducted through the surviving entity) in a manner determined solely by the Parent and shall have no obligation to operate the Business (whether or not conducted through the surviving entity) to maximize any Earn-Out Amount and (2) shall have the right to make any and all business decisions relating to Parent and its business (including the Business), including capital expenditures, procurement decisions, pricing of products and compensation of employees, that Parent in good faith determines is in the best interest of Parent and its stockholders. Newtek further acknowledges and agrees: (A) there is no assurance that Newtek will receive any Earn-Out Amount; and (B) the Parties intend the express provisions of this Section 3.6 to govern their rights and obligations with regard to the Earn-Out Calculation and the Earn-Out Amount.

(g) If a restatement of the Audited Financial Statements is required by Law, the Parent shall, within 10 days after the receipt of such restated Audited Financial Statements, prepare and deliver a revised Earn-Out Calculation Statement to Newtek, including a revised Earn-Out Calculation. The other provisions of this Section 3.6 shall apply, mutatis mutandis, to any revised Earn-Out Calculation Statement or revised Earn-Out Calculation.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth (a) in the Company Disclosure Schedule or (b) in each of Newtek’s forms, reports, registration statements and other documents filed or furnished by Newtek with the SEC since December 31, 2022 including all exhibits and schedules thereto and documents incorporated by reference therein (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, other than, in each of the foregoing, any historical facts included therein)(such forms, reports, registration statements and other documents are collectively referred to herein as the “Newtek SEC Reports”), the Company represents and warrants to the Parent as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date):

4.1 Organization; Qualification; Corporate Records.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted. The Company is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, registered, licensed or in good standing would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company.

(b) The Company has provided to the Parent true and complete copies of the Organizational Documents of the Company in effect as of the Execution Date.

(c) The minute books and/or other corporate records of the Company previously made available to the Parent contain, in all material respects, true, correct and complete records of all meetings prior to the Execution Date and accurately reflect all other action of the sole stockholder and board of directors (including committees thereof) of the Company taken on or prior to such date. The stock certificate books, if any, and transfer ledgers of the Company previously made available to the Parent are true, correct and complete in all material respects. All transfer taxes levied, if any, or payable with respect to all transfers of equity of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.2 Authority; Enforceability.

(a) The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder, subject to the receipt of the Written Consent, and to consummate the Transactions. The execution and delivery by the Company of the Transaction Documents to which the Company is, or will be, a party, and the performance by the Company of the Transaction Agreements has been duly and validly authorized by the Company, and no other corporate proceedings are necessary to authorize the Transaction Documents to which the Company is, or will be, a party or, subject to the receipt of the Written Consent, to consummate the Transactions contemplated by, or perform the obligations under, the Transaction Documents to which the Company is, or will be, a party.

(b) The Transaction Documents to which the Company is, or will be, a party have been (or will be, subject to the receipt of the Written Consent, when executed and delivered at Closing) duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which the Company is, or will be a party, constitutes (or will constitute, subject to the receipt of the Written Consent, when executed and delivered at Closing) the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) general equitable principles with respect to the availability of specific performance or the availability of other equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, “Enforceability Exceptions”).

(c) Company Board and Stockholder Approval.

(i) The Company Board, by unanimous written consent of all directors of the Company, in lieu of a meeting, has unanimously adopted resolutions (A) determining that this Agreement and the Transactions are advisable and in the best interests of the Company, (B) approving and declaring advisable this Agreement and the Transactions, (C) approving the Transaction Documents and the transactions contemplated thereby, (D) directing that the adoption and approval of this Agreement and the transactions contemplated hereby be submitted to a vote of Newtek, and (E) recommending to Newtek that Newtek, as the sole stockholder adopt and approve this Agreement and the transactions contemplated hereby in accordance with the NYBCL.

(ii) The only vote or Consent of the holders of the equity of the Company required to adopt this Agreement and approve the Transaction Documents, the Transactions, and the other transactions contemplated hereby and thereby, is the Written Consent. Other than obtaining the Written Consent, (A) the Company has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement and to consummate the transactions contemplate hereby, and (B) the Company has taken all necessary entity action to authorize the execution, delivery and performance of its and their obligations under each of the other Transaction Documents to which it is, or shall be, a party and to consummate the transactions contemplated hereby and thereby. As of the Execution Date, the Company Board has approved this Agreement and the other Transaction Documents to which the Company is party. No other vote is required by Law, the Organizational Documents of the Company, or any Contract to which the Company is a party.

4.3 Non-Contravention. The execution, delivery and performance of the Transaction Documents to which it is, or will be, a party, and the consummation by the Company of the Transactions does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Company, (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of the Company or any of the assets of the Company under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Company Material Contract, (c) assuming compliance with the matters referred to in Section 4.4, conflict with or violate any Law to which the Company is subject, (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Company, or (e) assuming compliance with the matters referred to in Section 4.4, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by, the Company, other than, in the cases of clauses (b), (c), (d) and (e), such conflicts, breaches, violations, defaults, terminations, cancellations, modifications, amendments, revocations, suspensions, accelerations or events that would not, individually or in the aggregate, be or would reasonably be expected to be material to the business of the Company.

4.4 Consents and Approvals. The execution, delivery and performance of the Transaction Documents to which it is, or will be, a party, and the consummation by the Company of the Transactions do not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Governmental Body on the part of the Company, except for (a) those Consents, filings or notifications listed on Section 4.4(a) of the Company Disclosure Schedule, (b) the Written Consent and (c) the Certificate of Merger and the Second Step Certificates of Merger.

4.5 Capitalization.

(a) Newtek is the sole record and beneficial owner of all of the Company Common Stock. All of the authorized, issued and outstanding Company Common Stock comprises all of the authorized, issued and outstanding capital stock of the Company and there are no other outstanding equity interests of the Company or any securities or obligations that are convertible, exchangeable or exercisable for equity interests of the Company.

(b) The Company Common Stock is duly authorized, validly issued, fully paid and non-assessable. The Company Common Stock was not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Company Common Stock has been issued in compliance with applicable federal and state securities Laws and is free and clear of all Liens.

(c) There are no preemptive rights or other outstanding rights, options (whether compensatory or non-compensatory), warrants, calls, puts, conversion rights, exchange rights, stock appreciation rights, restricted stock units, phantom stock, profit participation, any other equity-based compensation, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind (contingent or otherwise) that obligate the Company to issue or sell or transfer any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or that will give any Person a right to subscribe for or acquire, any equity interests in the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no obligations, contingent or otherwise, of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.

(d) There are no (i) stockholder agreements, voting trusts, irrevocable proxies or other agreements to which the Company or Newtek is a party or by which it is bound relating to the voting of any shares of Company Common Stock, or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any membership interests, shares of capital stock or other equity interests of the Company.

(e) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or consent (or that are convertible into or exercisable for securities having the right to vote or consent) with the holders of equity interests in the Company on any matter. There are no existing rights with respect to registration under the Securities Act, of any equity interests of the Company.

4.6 Subsidiaries. The Company does not own (beneficially or of record), directly or indirectly, any equity interests of any Entity.

4.7 Compliance with Law.

(a) The Company is and has since January 1, 2021 been in compliance in all material respects with all Laws applicable to its properties, operations or assets, or the conduct of its business. The Company has not received any notice of, or been charged with, the violation of any Laws. To the Knowledge of the Company or Newtek, (i) the Company is not under investigation with respect to the violation of any Laws, and (ii) there are no facts or circumstances which could reasonably form the basis for any such violation. The Company is duly licensed under Law and no material Permits are required for the conduct of the business of the Company.

(b) In the past three years, none of the Company or, to the Knowledge of the Company or Newtek, any current or former directors, officers, agents, employees, shareholders or any other Person, in each case acting for or on behalf of the Company, (i) is in violation of the Anti-Corruption Laws, (ii) has offered, promised, or given anything of value, directly or indirectly, to a Person in violation of applicable Anti-Corruption Laws, (iii) has used or caused to be used, directly or indirectly, any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iv) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official, or (v) has taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage and none of the current directors or officers of the Company is a “Politically Exposed Person”.

(c) In the past three years, neither the Company nor any of its Affiliates has received notice that the Company has been the subject of any investigation, complaint or claim of any violation of any Anti-Corruption Laws, or any similar applicable law by any Governmental Body. The operations of the Company are, and have been conducted since January 1, 2021, in material compliance with all applicable anti-money laundering Laws.

(d) Neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, any agent acting on behalf of the Company is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers or employees has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(e) The Company is and has been in compliance with all applicable Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions. The Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

4.8 Real Property.

(a) The Company does not own any real property.

(b) Section 4.8(b) of the Company Disclosure Schedule sets forth a complete list of all leases, subleases, licenses and sublicenses granting a right to use or occupy any leased real property, and any amendments and modifications to such leases, subleases, licenses and sublicenses (collectively, the “Leases” and such property, the “Leased Real Property”). The Company has not subleased any portion of the Leased Real Property to a third party. Each of the Leases is a valid and binding agreement of the Company, and is in full force and effect, and neither the Company, nor any other party thereto, is in default or breach in any respect under the terms of any such Lease, and, to the Knowledge of the Company or Newtek, the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases for the Leased Real Property. To the Knowledge of the Company or Newtek, no party to any Lease has exercised any termination rights with respect to any Lease.

4.9 Title To and Sufficiency of Assets. Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, the Company, as of the Closing, will have (in the case of owned tangible assets) valid, good and marketable title to, or (in the case of leased tangible assets) a valid leasehold interest in all of the tangible assets used or held for use by the Company in the conduct of its business, as currently conducted and as currently contemplated to be conducted, free and clear of all Liens except for Permitted Liens. As of the Closing, all such assets will be adequate and sufficient in all respects to conduct such business as conducted or currently contemplated to be conducted. As of the Closing, there will be no defects in any of the Company’s tangible assets that individually or in the aggregate would be material to the business of the Company, and all of such tangible assets are in good operating condition and repair, normal wear and tear excepted and other than items currently under repair.

4.10 Financial Statements; Accountants.

(a) Attached hereto as Section 4.10(a) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheets of the Company as of December 31, 2023 and for the three month period ended March 31, 2024 and the related unaudited consolidated statements of operations, comprehensive loss, cash flows and changes in equity for such fiscal year and three month period, as applicable, then ended, together with all related notes thereto (collectively, the “Company Unaudited Financial Statements” and together with the financial statements set forth in Section 7.15, the “Company Financial Statements”).

(b) Each of the Company Financial Statements (i) has been or, with respect to the Company Audited Financial Statements, will be, prepared in accordance with GAAP, applied on a consistent basis based on past practices, (ii) is or, with respect to the Company Audited Financial Statements, will be, in accordance with the books and records of the Company during the periods involved, and (iii) fairly presents or, with respect to the Company Audited Financial Statements, will fairly present in all material respects, the financial position and operating results, equity and cash flows of the Company as of, and for the periods ended on, the respective dates thereof. No financial statements of any Person other than the Company are required by GAAP to be included in the Company Financial Statements.

(c) All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. Except, for the avoidance of doubt, as set forth in the Newtek SEC Reports and as otherwise made available to the Parent, the Company maintains systems of internal accounting controls sufficient, in all material respects, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d) The Company has no liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto), except (i) liabilities or obligations reflected on or reserved against on the Company Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent Company Financial Statement, or (iii) that would not reasonably be expected, individually, or in the aggregate, to have a Material Adverse Effect on the Company.

(e) The Company is not a party to, and does not have any commitment to become a party to (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand), or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of Form 8-K under the Exchange Act or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

(f) The Company has no Indebtedness.

(g) Within the past five years: (i) neither the Company nor any director or executive officer thereof has, and, to the Knowledge of the Company or Newtek, no other officer, employee or accountant of the Company has, received any material complaint, allegation, assertion or claim that the Company has engaged in improper, illegal or fraudulent accounting or auditing practices; and (ii) no attorney representing the Company has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof.

(h) All accounts payable and notes payable by the Company to third parties contained in the Company Financial Statements have arisen in the ordinary course of business consistent with past practice.

4.11 Absence of Certain Changes. From (a) December 31, 2023, (i) except as expressly contemplated by this Agreement, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and (ii) there have not occurred any changes, events, circumstances, occurrences, effects or developments that have had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and (b) March 31, 2024, to the Execution Date, no action has been taken by the Company that, if taken after the Execution Date without the written consent of the Parent, would constitute a breach of any of the covenants set forth in Sections 7.1(b)(i)-(x), (xii) and (xiv)-(xvi) Since December 31, 2023, there has not occurred any damage, destruction or casualty loss resulting in damages exceeding $100,000 in the aggregate (whether or not covered by insurance) with respect to any individual asset owned or operated by the Company.

4.12 Environmental Matters.

(a) The Company is and has been in compliance in the past five years, in all material respects, with all Environmental Laws and to the extent required, possesses all material Environmental Permits for the operations of the business as they are currently conducted.

(b) The Company and their properties and operations are not subject to any pending or, to the Knowledge of the Company or Newtek, threatened Proceeding arising under any Environmental Law, nor has the Company received any notice, written order or complaint from any Governmental Body or Person alleging any Environmental Claim, or violation of or liability arising under any Environmental Law or threatening to bring any type of Proceeding under Environmental Law, in each case that would reasonably be expected to result, individually or in the aggregate, in material Environmental Costs and Liabilities.

(c) (i) There has been no Release by the Company of Hazardous Substances (A) on, at, under, to, or from any of the Real Property (for purposes of this Section 4.12, “Real Property” shall mean that real property owned, operated, leased or partially or wholly occupied by the Company as of the Closing Date) and (B) during the time the time of the Company’s ownership, lease, or occupation, on, at, under, to or from any property formerly owned, operated, leased or occupied by the Company and for which the Company reasonably would be expected to bear liability.

(d) The Company has not assumed, undertaken or provided an indemnity with respect to any liability of any other Person pursuant to Environmental Law or relating to contamination by or exposure to Hazardous Substances.

(e) The Company has furnished or made available for review any material non-privileged written materials within the possession of the Company regarding non-compliance by the Company with, Environmental Permits issued under, or material liability by the Company under, Environmental Laws and Environmental Costs and Liabilities associated therewith, as well as all (i) Environmental Permits, and (ii) Phase I and Phase II environmental site assessment reports.

4.13 Material Contracts.

(a) Section 4.13 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Execution Date, of any Contract (each such Contract, a “Company Material Contract” and, collectively, the “Company Material Contracts”) that the Company is a party to or bound by that:

(i) provides (or would reasonably be expected to provide) for payments to a vendor or supplier in excess of $250,000 in any 12-month period;

(ii) provides (or would reasonably be expected to provide) for payments to the Company of more than $250,000 in any 12-month period;

(iii) contains any (A) covenants of the Company not to compete in any line of business or with any Person in any geographical area or in any line of business or (B) minimum commitment, exclusivity or “most favored nation” provisions, fixed pricing arrangements or commitments, or any exclusivity obligation;

(iv) is a lease or sublease of personal property involving, or expected to involve, aggregate payments by the Company in excess of $100,000 in any calendar year;

(v) is a Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements, or evidences a Capitalized Lease;

(vi) grants any third Person, or obligates the Company to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property, including any material property of the Company;

(vii) (A) relates to the acquisition, issuance, voting, registration, sale, or transfer of any securities of the Company or (B) provides any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any such securities;

(viii) is in respect of the formation of any partnership, strategic alliance, licensing arrangement, sharing of profits, or joint venture or otherwise relates to the joint ownership or operation of the assets owned by the Company;

(ix) is a Contract (A) with Newtek or its Affiliates or (B) with any current or former officer, director, equity holder, manager, member of the Company entered into outside the ordinary course of the business (exclusive of any Benefit Programs);

(x) is a collective bargaining agreement or contract with any trade union or other labor organization;

(xi) is a Contract pursuant to which the Company or any of its Subsidiaries acquired another operating business that (A) was entered into at any time within the three-year period prior to the date hereof or (B) pursuant to which the Company has remaining liabilities or obligations;

(xii) pursuant to which the Company has (i) received from any third party a license or other grant of rights under any Intellectual Property that is material to the business of the Company (including any such license or grant of rights that, if lost, retracted, or otherwise discontinued, would be difficult to replace or would otherwise disrupt the operation of the business of the Company in any material respect and excluding “off-the-shelf” software licensed to the Company on generally standard terms or conditions for less than $20,000 annually), or (ii) granted to any third party a license or other grant of rights under any Company Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;

(xiii) is a (A) Contract that limits the freedom or right of the Company to use or otherwise exploit Company Owned Intellectual Property, or (B) settlement, consent-to-use, co-existence or similar agreement relating to Intellectual Property;

(xiv) is a Contract which is not terminable by the Company party thereto upon less than 60 days’ notice without penalty or additional liability and involves payments in excess of $250,000 annually;

(xv) is a Contract pursuant to which the Company has continuing obligations, involving any settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities in connection with any actual or threatened Proceeding involving the Company;

(xvi) is a Contract with any 2024 Top Customer;

(xvii) is a Contract with any 2024 Top Vendor;

(xviii) is a Contract whereby a breach or termination of such Contract could have a Material Adverse Effect on the Company; and

(xix) is a Contract of guaranty, surety or indemnification, direct or indirect, by the Company.

(b) Each of the Company Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms subject to the Enforceability Exceptions and, upon consummation of the transactions contemplated hereby, shall, except as otherwise set forth on Section 4.13(b) of the Company Disclosure Schedule, continue in full force and effect, unless terminated by a party in accordance with its terms, without penalty or other adverse consequence to the business of the Company. The Company has performed, in all material respects, all of the obligations required under any Company Material Contract to be performed by the Company prior to the date of this Agreement. There exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or, to Knowledge of the Company or Newtek, with respect to any other person, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a material breach or default or event of default under any Company Material Contract, except for breaches or defaults that have been cured and for which the breaching or defaulting party has no continuing obligation or liability. Except as otherwise set forth on Section 4.13(b) of the Company Disclosure Schedule, no party to any of the Company Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Company Material Contract. The Company has made available to the Parent true, correct and complete copies (or, to the extent any Company Material Contract is oral, an accurate and comprehensive summary of the material terms thereof) of all of the Company Material Contracts, together with all amendments, modifications or supplements thereto.

4.14 Proceedings; Orders. Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, there is no, and for the past three years there has not been any, Proceeding pending or, to the Knowledge of the Company or Newtek, threatened against the Company (or pending or, to the Knowledge of the Company and Newtek, threatened against any of the officers, managers, directors or Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body, in each case that would reasonably be expected to be, individually or in the aggregate, material to the business of the Company. Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, the Company is not subject to any Order, and the Company is not in breach or violation of any Order, in each case that would reasonably be expected to be, individually or in the aggregate, material to the business of the Company. Except as set forth on Section 4.14(c) of the Company Disclosure Schedule, the Company is not engaged in any Proceeding to recover monies due to it or for damages sustained by it. There are no Proceedings pending or, to the Knowledge of the Company or Newtek, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby.

4.15 Permits. There are no material Permits required for the Company to conduct its business as currently, or as currently intended to be, conducted. The Company has filed all material registrations, reports, and documents, in each case, that are necessary or required in connection with the conduct of its business or the ownership, lease, use or operation of its assets or properties under applicable Laws.

4.16 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account extensions of time for filing) and all such Tax Returns are complete and correct in all material respects. All Taxes that are due and payable by the Company have been paid in full, except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. All estimated Tax payments required to be filed by or with respect to the Company sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company.

(b) There is no outstanding claim, deficiency or assessment against the Company for any Taxes that has been asserted in writing by any Governmental Body, and no written claim has been made, within the preceding four years, by a Governmental Body in a jurisdiction where the Company does not file Tax returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction. There is no pending audit, examination, or other proceeding (and the Company has not received notice in writing of any proposed or threatened audit, examination or other proceeding) relating to the assessment or collection of any Taxes due from the Company.

(c) All Taxes required to be withheld, collected, or deposited by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) There are no outstanding agreements or waivers extending the time for the assessment or payment of any Taxes of the Company.

(e) There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) The Company does not have, nor has ever had, a permanent establishment in any country other than the United States or been subject to any income tax obligation in any such country. The Company has not participated, nor is currently participating, in any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2). The Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) The Company has not in the past ten (10) years been a member of a U.S. affiliated group electing to file a consolidated Tax Return (other than a group of which Newtek or the Company is the common parent).

(h) Except as set forth on Section 4.16 of the Company Disclosure Schedule, the Company is not a party to any Tax allocation, sharing or indemnity Contract or arrangement (not including, for the avoidance of doubt, (i) any such agreement or arrangement solely between or among the Company and Newtek and the Company and its Subsidiaries, or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). The Company does not have any liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Taxable Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the Closing, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) made or existing prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount or deferred revenue received or accrued prior to the Closing, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law).

(j) The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(k) The Company has not taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding anything to the contrary contained in this Agreement: (i) nothing in this Agreement (including this Section 4.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Company; and (ii) the representations and warranties in this Section 4.16 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date.

4.17 Employee Benefits.

(a) Section 4.17(a) of the Company Disclosure Schedule provides a list of each material Benefit Program (as defined herein) that is sponsored or maintained by the Company or any of its Subsidiaries, or for which the Company has or could have any material liability or obligation, contingent or otherwise. The term “Benefit Program” shall mean any benefit program that is sponsored, maintained, or contributed to, or is required to be contributed to, by the Company, or has been sponsored, maintained, or contributed to, or with respect to which the Company has or could have any liability or obligation (whether on an actual or contingent basis, including, without limitation, by or through an ERISA Affiliate) in connection with or for the benefit of any Employee or former employee (or individual service provider) of the Company, including, but not limited to:

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) any employment, consulting, separation, severance, retention, profit-sharing, savings, stock option, stock appreciation right, phantom stock, equity or equity-based compensation, phantom equity, collective bargaining agreement, change-in-control, bonus, incentive compensation, equity purchase right, salary continuation, severance pay, deferred compensation, supplemental income, vacation, paid-time off, sick leave, disability, death benefit, group welfare insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement and each other compensation or benefit plan, policy, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in Section 4.17(a)(i).

(b) True, correct and complete copies of each material Benefit Program have been furnished to the Parent, as well as (i) the IRS Forms 1094-C and 1095-C filed with the IRS and provided to employees for the most recent tax year, (ii) with respect to each material Benefit Program for which such report is required to be filed, the most recent report on Form 5500, and (iii) the most recent determination letter (or opinion letter, if applicable) from the Internal Revenue Service for each material Benefit Program intended to be qualified under Section 401(a) of the Code has been furnished to the Parent. If a material Benefit Program has not been reduced to writing, a written summary of all material terms of such plan has been provided to the Parent.

(c) Each Benefit Program has been and currently is administered in compliance in all material respects with its terms, the applicable provisions of ERISA, any collective bargaining agreement, the Code, and all other applicable Laws.

(d) There are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company or Newtek, threatened against, or with respect to, any Benefit Program or its assets, and, to the Knowledge of the Company or Newtek, no set of circumstances exists which may reasonably be expected to give rise to a Proceeding (other than routine claims for benefits), against any Benefit Program, any fiduciaries thereof with respect to their duties to the Benefit Program or the assets of any of the trusts under any Benefit Program, which in each case could reasonably be expected to result in any material liability to the Company.

(e) Neither the Company nor any of its ERISA Affiliates sponsors, contributes to or is required to contribute to or has sponsored, maintained or contributed to, or has been required to contribute to, or has any liability or obligation (whether on an actual or contingent basis) with respect to, any of the following: (A) any plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (B) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (C) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (D) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (E) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) No circumstances exist that could result in, any Controlled Group Liability that would be, or could reasonably be expected to become, a material liability of the Parent or any of its Affiliates.

(g) The Company has no post-termination or post-retirement liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state Law) and at the sole expense of the electing individual.

(h) Each Benefit Program that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code, or (ii) is unfunded.

(i) Neither the Company nor, to the Knowledge of the Company or Newtek, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Benefit Programs or their related trusts, the Company, or any person that the Company has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Each Benefit Program that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) has received a favorable determination letter (or may rely upon a favorable opinion letter, if applicable) that has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or its related trust.

(k) Neither the execution of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), will result in, or cause, (i) any increase in the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company, including any severance, retention or change of control bonus or similar payments or (ii) accelerated vesting, funding (through a grantor trust or otherwise), delivery or time of payment to any current or former employee, officer or director of the Company of any payment or benefit. No amount or benefit paid or payable by the Company or that could otherwise be received on account of the Closing (whether in cash, in property, in the form of benefits or vesting in cash or property) in connection with the consummation of the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event), or any portion thereof, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Each Benefit Program that is a nonqualified deferred compensation plan (within the meaning of Code Section 409A) has been operated in compliance with Code Section 409A and the regulations and other authoritative guidance issued thereunder in all material respects, and the Company has no obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise taxes under Code Section 409A or Section 4999.

4.18 Labor Matters.

(a) Within ten days prior to the Execution Date, the Company has provided to the Parent a true and correct schedule (which schedule is contained within Section 4.18(a) of the Company Disclosure Schedule) as of such date setting forth the name of each Employee of the Company as of such date, and, with respect to each such Employee, his or her: (i) employing entity, (ii) job title, location of employment and full-time or part-time status, (iii) base annual salary (if paid by salary) or hourly rate of pay (if paid by an hourly rate), (iv) status as exempt or non-exempt under the FLSA and any other applicable, similar Laws, (v) total bonus compensation or other incentive compensation paid in 2023, (vi) bonus compensation and other incentive or other compensation paid, payable or potentially payable for 2024, (vii) hire date and service date (if different), (viii) accrued, unused paid time off of any sort (e.g. vacation, sick leave, etc.), (ix) if active or inactive and, if inactive, expected duration of leave, and (x) if employment requires now or in the future any visa sponsorship. Except as stated on Section 4.18(a) of the Company Disclosure Schedule, all Employees of the Company are employed with the Company on an at-will basis. No former employee of the Company has any right to recall or reemployment. Section 4.18(a) of the Company Disclosure Schedule lists any bonus, incentive, severance, retention, change in control, restrictive covenant, or other agreement providing for any penalty or other payment upon termination of employment applicable to each such Employee’s employment with the Company.

(b) As of the date hereof, (i) the Company is not a party to or bound by any collective bargaining agreement or any other Contract with any labor union, trade union, works council, or other representative of employees, and no such agreements are being negotiated, (ii) no labor organization or group of employees of the Company has provided notice to the Company of a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or, to the Knowledge of the Company or Newtek, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no pending or, to the Knowledge of the Company or Newtek, threatened union organizing activities with respect to the Company and no such activities have occurred within the past three years and (v) there is no labor strike, work stoppage, slowdown, lockout, arbitration, unfair labor practice charge or grievance, or other material labor dispute pending or, to the Knowledge of the Company or Newtek, threatened against or involving the Company, and no such dispute has occurred within the past three years.

(c) The Company is, and for at least the past four years has been, in compliance in all material respects with all Laws with respect to the employment or engagement of employees (including, without limitation, the FLSA and all such Laws regarding wages and/or hours, classification of employees and contractors, collective bargaining, labor relations, anti-discrimination, anti-retaliation, accommodation, recordkeeping, employee leave, Tax withholding and reporting, eligibility to be legally employed, break periods, reinstatement from leave, harassment or other training, use of consumer reports, WARN, pay equity, workers’ compensation, immigration, safety and Florida Statutes § 448.095) and has been in compliance, except for immaterial non-compliance, with all Contracts with Employees, former employees, and independent contractors. As of the Closing Date, each Employee and each other current and former employee or independent contractor of the Company who has provided services with respect to the Company will have been paid all wages, bonuses, compensation, and other sums owed to such Employee or other individual as of such date. All individuals employed by the Company are authorized to work in the United States or, if applicable, Canada under all federal and applicable state immigration Laws and no Person has made, or to the Knowledge of the Company or Newtek, threatened to make, any Claim that such individuals are not authorized to work in the United States. There has been no “mass layoff” or “plant closing” (as defined by WARN), reduction of employees’ hours by more than 50% (sufficient to trigger WARN), or other layoff or employment action that would cause any notice to be provided or liability under WARN or any other similar applicable Law with respect to the Company within the past five years.

(d) Section 4.18(d) of the Company Disclosure Schedule lists all currently engaged independent contractors of the Company who have performed services for the Company within the two years preceding the Execution Date, the compensation rate paid to each such independent contractor, and information with respect to the terms of the agreements with any such currently-engaged independent contractor. Each independent contractor who provides, or provided, services to the Company is, and has been, properly classified as an “independent contractor” under all applicable Laws and each Benefit Program.

(e) There are no, and in the past 12 months there have been no, claims, Proceedings or material actions pending or, to the Knowledge of the Company or Newtek, threatened by or before any Governmental Body brought by any former employee, Employee, or independent contractor, relating to labor or employment practices, or any alleged non-compliance with any Laws relating to labor or employment. During the past four years, to the Knowledge of the Company or Newtek, no former employee or Employee has made any sexual harassment claim against any Employee of the Company concerning or relating to such former employee’s or Employee’s employment with the Company. The Company is not engaged in any material dispute or controversy with any independent contractor.

(f) To the Knowledge of the Company or Newtek, no officer or executive of the Company: (i) has indicated any present intention to terminate his or her employment with the Company prior to or at Closing or within the first 12 months immediately following the Closing Date, or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that could restrict such person in the performance of his or her duties for the Company or the ability of the Company to conduct its business.

(g) Except as set forth on Section 4.18(g) of the Company Disclosure Schedule, the Company has not paid, nor will it be required to pay, any bonus, fee, distribution, remuneration, or other compensation to any Person (other than salaries, wages or bonuses paid or payable in the ordinary course of business in accordance with current compensation levels and practices as set out on Section 4.18(a) of the Company Disclosure Schedule) as a result of the transactions contemplated by this Agreement or any contractual right triggered by any of the transactions contemplated by this Agreement.

4.19 Affiliate Transactions. Except for employment relationships and compensation benefits, and travel advances in the ordinary course and as set forth on Section 4.19(a) of the Company Disclosure Schedule, no officer, director, equityholder, employee, partner or member of the Company, or any such Person’s immediate family (or any legal entity in which any such Person has the power to direct or control the actions of such legal entity) or any of their respective Affiliates (such persons, in relation to any entity, “Related Persons”) (i) to the Knowledge of the Company or Newtek, owes any material amount to the Company nor does the Company owe any material amount to, or has the Company committed to make any material loan or extend or guarantee material credit to or for the benefit of, any Related Person of the Company, (ii) to the Knowledge of the Company or Newtek, is involved in any material business arrangement or other material relationship with the Company (whether written or oral) entered into outside the ordinary course of the business, (iii) to the Knowledge of the Company or Newtek, owns any property that is used by the Company, (iv), to the Knowledge of the Company or Newtek, has any material claim or cause of action against the Company, or (iv) to the Knowledge of the Company or Newtek, owns any material direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company (each, an “Affiliate Transaction”). Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, no obligations, Contracts, or other liabilities exist between the Company, on the one hand, and Newtek or Newtek’s Affiliates (other than the Company), on the other hand, that will continue in effect subsequent to the Closing.

4.20 Insurance Coverage. The Company has made available to the Parent all insurance policies and all fidelity bonds under which the Company is the named insured as of the date hereof, a list of which is included on Section 4.20(a) of the Company Disclosure Schedule, and copies of all pending applications for such policies of insurance. Except as would not reasonably be expected to be material to the business of the Company, to the Knowledge of the Company, (i) no event directly relating to the Company has occurred within the past twelve months which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums under any such insurance policies held by the Company, (ii) excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practices, no insurance policy has been cancelled within the last two years and no threat has been made to cancel any insurance policy of the Company during such period and (iii) no event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies. All policies of insurance to which the Company is a party, an insured or a beneficiary are valid and enforceable and are of the types and in the amounts customarily carried by Persons conducting a business similar to the Company.

4.21 Intellectual Property and Data Privacy.

(a) Section 4.21(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the Execution Date hereof, of all Company Owned Intellectual Property that is (i) Registered (collectively, the “Registered Company Owned Intellectual Property”) or (ii) material proprietary Software.

(b) All Registered Company Owned Intellectual Property currently used in the business of the Company is subsisting and, to the Knowledge of the Company or Newtek, valid and enforceable. No Registered Company Owned Intellectual Property is subject to any outstanding order, judgment or decree issued by a Governmental Body restricting the use by the Company, or adversely affecting the validity or enforceability of, any such Registered Company Owned Intellectual Property.

(c) The Company owns all right, title and interest in and to, or otherwise possess valid licenses or other rights to use, all Intellectual Property Rights necessary for the operation of the business of the Company as presently conducted or as contemplated to be conducted, free and clear of all Liens (other than Permitted Liens). The consummation of the Transactions will not alter or impair the ownership or right of the Company to use any such Intellectual Property Rights or any component thereof.

(d) The operation of the business of the Company, as currently conducted, does not infringe upon, misappropriate, or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved and pending or, to the Knowledge of the Company or Newtek, threatened actions or claims, in each case, that allege that the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party, or that any of the Company Owned Intellectual Property is invalid, unenforceable, not owned or not owned exclusively by the Company. To the Knowledge of the Company or Newtek, no third party is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(e) No Company Owned Intellectual Property is subject to any outstanding court order or decree by a Governmental Body restricting the use, sale, or exploitation thereof by the Company.

(f) The Company has maintained commercially reasonable practices to protect the confidentiality of the trade secrets and Software source code included in the Company Owned Intellectual Property and has required all employees and other Persons with access to such trade secrets or source code to execute contracts requiring them to maintain the confidentiality of any such information and to use such information only for the benefit of the Company and the Company’s customers.

(g) All current and former employees who contributed to the development of any Intellectual Property Rights that are material to the business of the Company and owned or purported to be owned by the Company have executed contracts that presently assign to the Company all of such Person’s interest in such Intellectual Property Rights, or a similar assignment of rights has occurred by operation of Law.

(h) The Company IT Systems are adequate, in all material respects, for the current requirements of the business of the Company as currently conducted, including in terms of functionality, capacity, and performance. The Company IT Systems have not, for the three-year period preceding the Execution Date, experienced a failure, virus, bug, breakdown, malfunction or breach, in each case, which has (i) caused material disruption or interruption to the use by the Company or the Company’s customers of the Company IT Systems, or (ii) resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company or the Company’s customers. The Company has taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. To the Knowledge of the Company or Newtek, the Company IT Systems do not contain any Malicious Code designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware, or data, or (iii) any other similar type of unauthorized activities. The Company has taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of the Company IT Systems from unauthorized use, access, or modification by third parties.

(i) The Software owned by the Company is not distributed to any third party with any Open Source Software in a manner that requires (i) the disclosure to any Person of any source code of any such Software or (ii) the licensing of any such source code for the purpose of making derivative works.

(j) All Company IT Systems owned or controlled or operated by the Company for the benefit of its customers (collectively, the “Company Hosting Computer Systems”) are in good working order and condition in all material respects. The Company lawfully owns, leases, or licenses all Company Hosting Computer Systems that are used in the operations of the business of the Company as of the date of this Agreement. The Company maintains reasonable and appropriate administrative, physical and technical security controls for the Company Hosting Computer Systems that are designed to safeguard the Company Hosting Computer Systems against the risk of business disruption arising from attacks (including virus, exploit and denial-of-service attacks) by, or unauthorized activities of, any employee or contractor of the Company or any other Person. To the Knowledge of the Company or Newtek, in the three-year period preceding the Execution Date there has been no successful unauthorized incidents of access, use, disclosure, modification or destruction of Personal Information on the Company Hosting Computer Systems or any Security Breach with respect to the Company Hosting Computer Systems that required notice to any third party. In the three-year period preceding the Execution Date, there have been no failure or malfunction of any Company Hosting Computer System, in each case which has caused a material disruption to the business operations of the Company. The Company is not in material breach of any of its contracts or licenses relating to Company Hosting Computer Systems.

(k) The use of the Company Data by the Company does not infringe or violate the rights of any person or otherwise violate any Law in any material respect. The Company has collected, stored, and processed Personal Information from distributors, resellers, partners or customers in accordance with all Privacy and Security Laws in all material respects and such Personal Information can be used by the Company after the Closing in substantially the same manner presently used. The Company does not transmit any Personal Information or other non-public Company Data of its distributors, resellers, partners, or end users across country borders, unless permitted by and in accordance with Privacy and Security Laws. The Company does not provide, nor has it been legally required to provide in the three year period preceding the Execution Date, any notice to Company Data owners in connection with any unauthorized access to, use or disclosure of Personal Information.

(l) The Company complies, and has at all times in the three-year period preceding the Execution Date, complied in all material respects with (i) all Privacy and Security Laws, (ii) all Privacy Policies of the Company, and (iii) its contractual obligations with respect to the Processing of Personal Information (collectively, “Company Privacy Commitments”). To the extent required by applicable Company Privacy Commitments, Personal Information is Processed by the Company in an encrypted manner. The Company has at all times in the three-year period preceding the Execution Date presented or otherwise made available a Privacy Policy of the Company to individuals prior to the collection of any Personal Information, and all such Privacy Policies are and have been accurate, consistent and complete and not misleading or deceptive (including by omission). With respect to Personal Information collected by or on behalf of the Company, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate any Company Privacy Commitments or require the consent of any Person concerning such Person’s Personal Information. In the three year period preceding the Execution Date, the Company has entered into contracts with all of its Data Partners which comply in all material respects with Privacy and Security Laws, and to the Knowledge of the Company or Newtek, its Data Partners have at all such times during and pursuant to their contractual engagement by the Company, complied with the requirements of Privacy and Security Laws, including with respect to protection of Personal Information in a manner consistent with the Company Privacy Commitments.

(m) In the three-year period preceding the Execution Date, (i) the Company has implemented and maintained, at a minimum, reasonable security measures, including a written and comprehensive information security program, designed to: (A) protect and maintain the security of any Personal Information and to protect such Personal Information against any Security Breach, and (B) identify and address risks relating to Personal Information in their possession or control; and (ii) the Company and, to the Knowledge of the Company or Newtek, each of its Data Partners (with respect to Personal Information Processed by or on behalf of the Company), has not (A) experienced any Security Breach impacting the Company, (B) been required pursuant to any Privacy and Security Law to notify any customer, consumer, employee, Governmental Body, or other Person of any Security Breach or voluntarily elected to give any such notice, (C) been the subject of any inquiry, investigation or enforcement action of any Governmental Body with respect to compliance with any Privacy and Security Law, or (D) received any notice, request, claim, complaint, correspondence or other communication from any Governmental Body or owner of any Personal Information relating to any Security Breach or violation of any Privacy and Security Laws. Neither the Company nor any third-party acting at the direction or authorization of the Company, has paid any perpetrator of any actual or threatened Security Breach or cyberattack, including a ransomware attack or a denial-of-service attack.

4.22 Customers and Suppliers.

(a) Set forth on Section 4.22(a) of the Company Disclosure Schedule, are the 10 largest customers of the Company (“Top Customers”), by dollar volume, during the periods beginning (i) January 1, 2023 and ending on December 31, 2023 (the “2023 Top Customers”), and (ii) January 1, 2024 and ending on June 30, 2024 (the “2024 Top Customers”), and set forth opposite the name of each such Top Customer is the dollar amount of revenue attributable to such Top Customer for such periods. The Company is not engaged in any material dispute with any 2024 Top Customer, except as set forth on Section 4.22(a)(iii) of the Company Disclosure Schedule, no 2024 Top Customer has notified the Company that it intends to terminate, suspend or materially reduce its business relations with the Company, and to the Knowledge of the Company or Newtek, as of the Execution Date there is no reason why any 2024 Top Customer would terminate, suspend, or materially reduce its business relations with the Company after the Closing.

(b) Set forth on Section 4.22(b) of the Company Disclosure Schedule are the 10 largest suppliers and vendors of the Company (“Top Vendors”), by dollar volume, during the periods beginning (i) January 1, 2023 and ending on December 31, 2023 (the “2023 Top Vendors”), and (ii) January 1, 2024 and ending on June 30, 2024 (the “2024 Top Vendors”), and set forth opposite the name of each such Top Vendor is the dollar amount of costs attributable to such Top Vendor for such periods. The Company is not engaged in any material dispute with any 2024 Top Vendor, except as set forth on Section 4.22(b)(iii) of the Company Disclosure Schedule, no 2024 Top Vendor has notified the Company that it intends to terminate, suspend or materially reduce its business relations with the Company, and to the Knowledge of the Company or Newtek, as of the Execution Date there is no reason why any such 2024 Top Vendor would terminate, suspend or materially reduce its business relations with the Company after the Closing.

(c) No material warranty claim is currently pending against the Company (excluding customer claims for normal rework in the ordinary course of business consistent with past experience in scope and amount).

4.23 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company reflected on the Company Financial Statements: (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms; and (ii) are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, discounts or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable of the Company arising after December 31, 2023 are, to the Knowledge of the Company, bona fide and valid obligations arising from sales actually made or services actually performed. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims, or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Company Financial Statements or arising after the date thereof are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable.

4.24 CARES Act and PPP Loan. Except as set forth on Section 4.25 of the Company Disclosure Schedule, the Company has not (a) received any funds or grants (including a PPP loan) under the CARES Act and COVID Relief Programs, (b) deferred any payroll Taxes, or (c) availed itself of any of the Tax deferral, credits or any other benefits pursuant to the CARES Act and COVID Relief Programs.

4.25 Bank Accounts. Section 4.26 of the Company Disclosure Schedule sets forth a true and complete list of each of the Company’s bank accounts, including lock-box accounts, and each safety deposit box. Such list also specifies the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on, or who otherwise have access to, such accounts or such safety deposit boxes.

4.26 Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.27 Anti-Takeover Statutes. The approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement or the Transactions.

4.28 No Other Representations.

(a) Except for the representations and warranties contained in this Article IV and, with respect to Newtek, Article VI, (including, in each case, the related portions of the Company Disclosure Schedule) and in the Transaction Documents, neither Newtek, the Company nor any other person has made or makes any other express or implied representation or warranty at law or in equity, either written or oral, in respect of Newtek, the Company or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose). Any such other representation or warranty is hereby expressly disclaimed by Parent on behalf of itself and its Affiliates. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.29 shall limit, or shall be construed or deemed to limit in any way whatsoever, any right or remedy of any Person against any other Person in the event of Fraud.

(b) The Company and Newtek each acknowledge and agree that, except for the representations and warranties contained in Article V and in the Transaction Documents, neither the Parent, Merger Sub nor Second Merger Sub, nor any other person, has made or makes any other express or implied representation or warranty at law or in equity, either written or oral in respect of the Parent or its business or the Merger Sub or Second Merger Sub or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose).

Article V
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS

Except (a) as set forth in any Parent SEC Report (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by the Parent with the SEC and other publicly available documents furnished on or after December 31, 2022 and prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, other than, in each of the foregoing, any historical facts included therein), or (b) as set forth in the Parent Disclosure Schedule, each of the Parent, Merger Sub and Second Merger Sub represent and warrants to the Company and Newtek as follows as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date):

5.1 Organization; Qualification.

(a) Each of the Parent, Merger Sub and Second Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets, to carry on its business as now conducted, and is duly qualified, registered or licensed to do business as a foreign entity in each jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to be so duly qualified, registered or licensed would not (i) be or reasonably be expected to be material to the business of the Parent or (ii) individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) The Parent has provided to Newtek true and complete copies of the Organizational Documents of the Parent, and as of the Closing, will have provided to Newtek true and complete copies of the Organizational Documents of the Merger Sub and Second Merger Sub.

(c) The minute books and/or other corporate records of the Parent previously made available to Newtek contain, in all material respects, true, correct and complete records of all meetings and accurately reflect all other action of the stockholders or equity owners and board of directors (including committees thereof) or other governing body of the Parent. The stock certificate books, if any, and transfer ledgers of the Parent previously made available to Newtek are true, correct and complete in all material respects. All transfer taxes levied, if any, or payable with respect to all transfers of equity of the Parent, Merger Sub and Second Merger Sub prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

5.2 Authority; Enforceability. Each of the Parent, Merger Sub and Second Merger Sub has the requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions, the execution and delivery by each of the Parent, Merger Sub and Second Merger Sub of the Transaction Documents to which it is, or will be, a party, and the consummation by each of the Parent, Merger Sub and Second Merger Sub of the Transactions, have been duly and validly authorized by the Parent, Merger Sub and Second Merger Sub, respectively, and other than the Parent Stockholder Approval at the Parent Stockholders Meeting, no other corporate or similar proceedings on the part of the Parent, Merger Sub and Second Merger Sub are necessary to authorize the Transaction Documents to which each of the Parent, Merger Sub and Second Merger Sub is, or will be, a party or to consummate the Transactions contemplated by or perform the obligations under the Transaction Documents to which each of the Parent, Merger Sub and Second Merger Sub is, or will be, a party.

(b) The Transaction Documents to which the Parent, Merger Sub and Second Merger Sub is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by each of the Parent, Merger Sub and Second Merger Sub, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which each of the Parent, Merger Sub and Second Merger Sub is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the legal, valid and binding agreement of the Parent, Merger Sub or Second Merger Sub, enforceable against such party in accordance with its terms, except as limited by Enforceability Exceptions.

5.3 Non-Contravention. The execution, delivery and performance of the Transaction Documents to which the Parent, Merger Sub and Second Merger Sub is, or will be, a party, and the consummation by each of the Parent, Merger Sub and Second Merger Sub of the Transactions does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Parent, Merger Sub or Second Merger Sub, (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of the Parent, Merger Sub and Second Merger Sub or any of the assets of the Parent, Merger Sub and Second Merger Sub under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Parent Material Contract, (c) assuming compliance with the matters referred to in Section 5.4, conflict with or violate any Law to which the Parent, Merger Sub or Second Merger Sub is subject or by which any of the Parent’s, Merger Sub’s or Second Merger Sub’s properties or assets is bound, (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Parent, Merger Sub or Second Merger Sub, or (e) assuming compliance with the matters referred to in Section 5.4, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Parent, or that otherwise relates to the business of, or any of the assets owned or used by, the Parent other than, in the cases of clauses (b) and (d), such conflicts, breaches, violations, defaults, terminations, cancellations, modifications, amendments, revocations, suspensions, accelerations or events that would not, individually or in the aggregate, be or would reasonably be expected to be material to the business of the Parent.

5.4 Consents and Approvals. The execution, delivery and performance of the Transaction Documents to which the Parent, Merger Sub or Second Merger Sub is, or will be, a party, and the consummation by the Parent, Merger Sub or Second Merger Sub of the Transactions do not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person on the part of the Parent, Merger Sub or Second Merger Sub, except for (a) the mailing of the Proxy Statement (or such other filings with the SEC as may be required under applicable Law), the Parent Stockholder Approval, and the Certificate of Designation, (b) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder and under state securities or “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby and by the other Transaction Documents, (c) such filings, notices, approvals or consents required under the rules and regulations of the SEC or any other applicable regulatory organization, and (d) any filings required to be made with The Nasdaq Capital Market to maintain the listing of Parent Common Stock.

5.5 Capitalization.

(a) The authorized capital stock of the Parent consists of (i) 25,000,000 shares of common stock, par value $0.001 and (ii) 10,000,000 shares of preferred stock, par value $0.001. As of the close of business on August 9, 2024, (x) 9,222,157 shares of Parent Common Stock are issued and outstanding (excluding 641,963 shares of Parent Common Stock that are held by the Parent in treasury) and (y) no shares of Parent Preferred Stock are issued and outstanding.

(b) The authorized capital stock of Merger Sub consists of 200 shares of common stock, no par value. As of the close of business on August 9, 2024, the Parent owns 100% of the equity interests.

(c) As of the close of business on August 9, 2024, the Parent owns 100% of the equity interests of Second Merger Sub.

(d) The shares of Parent Preferred Stock constituting the Stock Consideration and any shares of Parent Preferred Stock constituting Earn-Out Stock Consideration Amount will be, when issued pursuant to the terms of the Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any option, call, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law or the Parent’s Organizational Documents and free of all Liens other than restrictions on transfer imposed by state and federal securities Laws and restrictions pursuant to the Registration Rights Agreement. For the avoidance of doubt, such shares of Stock Consideration and of Earn-Out Stock Consideration Amount will be, when issued, (i) characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws, and (ii) subject to the lock-up provisions set forth in the Registration Rights Agreement.

5.6 Subsidiaries. Section 5.6 of the Parent Disclosure Schedule contains a complete and accurate list of each Entity in which the Parent owns (beneficially or of record), directly or indirectly, any equity interests.

5.7 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Parent and its Subsidiaries have been timely filed (taking into account extensions of time for filing) and all such Tax Returns are complete and correct in all material respects. All Taxes that are due and payable by the Parent and its Subsidiaries have been paid in full, except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. All estimated Tax payments required to be filed by or with respect to the Parent and its Subsidiaries sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Parent and its Subsidiaries, as applicable.

(b) There is no outstanding claim, deficiency or assessment against the Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Body, and no written claim has been made, within the preceding four years, by a Governmental Body in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction. There is no pending audit, examination, or other proceeding (and the Parent or any of its Subsidiaries has not received notice in writing of any proposed or threatened audit, examination or other proceeding) relating to the assessment or collection of any Taxes due from the Parent or any of its Subsidiaries.

(c) All Taxes required to be withheld, collected, or deposited by or with respect to the Parent and its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) There are no outstanding agreements or waivers extending the time for the assessment or payment of any Taxes of the Parent or any of its Subsidiaries.

(e) There are no Liens (other than Permitted Liens) on any of the assets of the Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) Except as set forth on Section 5.7(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States or been subject to any income tax obligation in any such country. Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2). The Parent and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) Neither Parent nor any of its Subsidiaries has previously been a member of a U.S. affiliated group electing to file a consolidated Tax Return (other than a group of which the Parent or its Subsidiaries, as applicable, is the common parent).

(h) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity Contract or arrangement (not including, for the avoidance of doubt, (i) any such agreement or arrangement solely between or among the Parent and its Subsidiaries, or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Parent or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(i) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Taxable Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the Closing, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) made or existing prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount or deferred revenue received or accrued prior to the Closing, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law).

(j) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(k) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) Second Merger Sub is disregarded as an entity separate from its owner for federal income tax purposes under Treasury Regulations Section 301.7701-3.

Notwithstanding anything to the contrary contained in this Agreement: (i) nothing in this Agreement (including this Section 5.7) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Parent or any of its Subsidiaries; and (ii) the representations and warranties in this Section 5.7 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date.

5.8 Parent SEC Reports; Financial Statements; Accountants.

(a) The Parent has timely filed or otherwise furnished all forms, reports, registration statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by it with the SEC since December 31, 2022.

(b) Each of the Parent’s forms, reports, registration statements and other documents filed or furnished by the Parent with the SEC since December 31, 2022 (such forms, reports, registration statements and other documents are collectively referred to herein as the ”Parent SEC Reports”) (i) as of the date of the filing thereof (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), complied in all material respects as to form with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Parent included in the Parent SEC Reports (the “Parent Consolidated Financial Statements”), including all notes and schedules thereto, complied as to form in all material respects, when filed or if amended prior to the Closing Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Parent as of their respective dates and the results of operations of the Parent for the periods presented therein.

(d) The Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The disclosure controls and procedures of the Parent are reasonably designed to ensure that all material information required to be disclosed by the Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of the Parent as appropriate to allow timely decisions regarding required disclosures. All books, records and accounts of the Parent are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(e) The Parent has no liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto), except (i) liabilities or obligations reflected on or reserved against on the Parent Consolidated Financial Statements, or (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent Parent Consolidated Financial Statements that are not material, individually or in the aggregate, to the Parent.

(f) The Parent is not a party to, and does not have any commitment to become a party to (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Parent, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand), or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of Form 8-K under the Exchange Act or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

(g) The Parent has no Indebtedness.

(h) Neither the Parent nor any director or executive officer thereof has, and, to the Knowledge of the Parent, no other officer, employee or accountant of the Parent has, received any material complaint, allegation, assertion or claim that the Parent has engaged in improper, illegal or fraudulent accounting or auditing practices. No attorney representing the Parent has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Parent or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof.

(i) All accounts payable and notes payable by the Parent to third parties have arisen in the ordinary course of business consistent with past practice.

5.9 Listing. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on The Nasdaq Capital Market. No Order of the SEC or The Nasdaq Capital Market preventing or suspending trading in the Parent Common Stock has been issued and is continuing, and no proceedings for such purpose are, to the Knowledge of the Parent, pending, contemplated, or threatened.

5.10 Proceedings; Orders. Except as set forth on Section 5.10(a) of the Parent Disclosure Schedule, there is no, and for the past three years there has not been any, Proceeding ongoing, pending, threatened in writing or, to the Knowledge of the Parent, otherwise threatened against the Parent (or ongoing, pending, threatened in writing, or, to the Knowledge of the Parent, otherwise threatened, against any of the officers, managers, directors or Employees of the Parent with respect to their business activities on behalf of the Parent), or to which the Parent is otherwise a party before any Governmental Body, nor is there any reasonable basis for any such Proceeding. Except as set forth on Section 5.10(b) of the Parent Disclosure Schedule, the Parent is not subject to any Order, and the Parent is not in breach or violation of any Order, in each case that would reasonably be expected to be, individually or in the aggregate, material to the business of the Parent. Except as set forth on Section 5.10(c) of the Parent Disclosure Schedule, the Parent is not engaged in any Proceeding to recover monies due to it or for damages sustained by it, in each case that would reasonably be expected to be, individually or in the aggregate, material to the business of the Parent. There are no Proceedings pending or, to the Knowledge of the Parent, threatened against the Parent or to which the Parent is otherwise a party relating to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby.

5.11 Compliance with Law.

(a) The Parent is and has, since January 1, 2021, been in compliance in all material respects with all Laws applicable to its properties, operations or assets, or the conduct of its business. The Parent has not received any notice of, or been charged with, the violation of any Laws. To the Knowledge of the Parent, (i) the Parent is not under investigation with respect to the violation of any Laws, and (ii) there are no facts or circumstances which could reasonably form the basis for any such violation. The Parent is duly licensed under Law and possesses all material Permits necessary for the conduct of the business of the Parent, and the Parent is in compliance in all material respects with such Permits.

(b) In the past three years, none of the Parent or, to the Knowledge of the Parent, any current or former directors, officers, agents, employees, shareholders or any other Person, in each case acting for or on behalf of the Parent, (i) is in violation of the Anti-Corruption Laws, (ii) has offered, promised, or given anything of value, directly or indirectly, to a Person in violation of applicable Anti-Corruption Laws, (iii) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iv) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official, (v) has taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage, and none of the current directors or officers of the Parent is a Government Official.

(c) Neither the Parent nor any of its Affiliates has received notice that the Parent has been the subject of any investigation, complaint or claim of any violation of any Anti-Corruption Laws, or any similar applicable law by any Governmental Body. The operations of the Parent are, and have been conducted, since January 1, 2021, in material compliance with all applicable anti-money laundering Laws.

(d) Neither the Parent nor any of its directors, officers, or employees is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. To the Knowledge of the Parent, neither the Parent nor any of its directors, officers or employees has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(e) The Parent is and has been in compliance with all applicable Export Control Laws and all applicable Sanctions. The Parent has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

5.12 Absence of Certain Changes. (a) From December 31, 2023, (i) except as expressly contemplated by this Agreement, the business of the Parent has been conducted in the ordinary course of business consistent with past practice, and (ii) there have not occurred any changes, events, circumstances, occurrences, effects or developments that have had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and (b) from December 31, 2023, to the Execution Date, no action has been taken by the Parent that, if taken after the Execution Date without the written consent of the Parent, would constitute a breach of any of the covenants set forth in Section 7.27(b). Since December 31, 2023, there has not occurred any damage, destruction or casualty loss resulting in damages exceeding $100,000 in the aggregate (whether or not covered by insurance) with respect to any individual asset owned or operated by the Parent.

5.13 Material Contracts. The Parent or its Subsidiaries or Affiliates have duly performed and complied in all material respects with their respective obligations under each Parent Material Contract to which the Parent (or its Subsidiary or Affiliate thereof) is a party. Each of the Parent Material Contracts is in full force and effect and constitutes the legal, valid and binding obligation of the Parent or its Subsidiary or Affiliates that is party thereto and, to the Knowledge of the Parent, the other parties thereto in accordance with their respective terms. None of the Parent or any of its Subsidiaries or Affiliates has received any notice of termination or default from any other party to such Parent Material Contract, and to the Knowledge of the Parent, no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract. None of the Parent or any of its Subsidiaries or Affiliates, and to the Knowledge of the Parent, no other party to any such Parent Material Contract, is in material default of its obligations thereunder. The Parent has made available to Newtek and the Company true, correct and complete copies (or, to the extent any Parent Material Contract is oral, an accurate and comprehensive summary of the material terms thereof) of all of the Parent Material Contracts, together with all amendments, modifications or supplements thereto.

5.14 Affiliate Transactions. Except for employment relationships and compensation benefits, and travel advances in the ordinary course, no Related Person of the Parent (i) owes any amount to the Parent nor does the Parent owe any amount to, or has the Parent committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) to the Knowledge of the Parent, is involved in any business arrangement or other relationship with the Parent (whether written or oral), (iii) to the Knowledge of the Parent, owns any property or right, tangible or intangible, that is used by the Parent, (iv) to the Knowledge of the Parent, has any claim or cause of action against the Parent, or (v) to the Knowledge of the Parent, is party to an Affiliate Transaction with the Parent. Any transaction between any Related Person, on the one hand, and the Parent, on the other hand, has been conducted at arms’ length and in compliance with all applicable Laws. No obligations, Contracts, or other liabilities exist between the Parent, on the one hand, and the Parent’s Affiliates (other than the Parent), on the other hand, that will continue in effect subsequent to the Closing.

5.15 Permits. Section 5.15 of the Parent Disclosure Schedule sets forth all material Permits held by the Parent, which are all of the Permits required for the Parent to conduct the Business as currently, or as currently intended to be, conducted (the “Parent Permits”). The Parent is in compliance in all material respects with the Parent Permits, all of which are in full force and effect, and has filed all material registrations, reports, and documents, in each case, that are necessary or required in connection with the conduct of its business or the ownership, lease, use or operation of its assets or properties under applicable Laws. The Parent is not in default under or in violation of any Parent Permits, and, to the Knowledge of the Parent, no event or condition exists that, with or without notice or lapse of time or both, would constitute a default or violation of any term, condition or provision of any Parent Permit and, to the Knowledge of the Parent, there are no facts or circumstances which could form the basis for any such default or violation. There are no Proceedings pending or, to the Knowledge of the Parent, threatened, relating to the suspension, revocation, or modification of any Parent Permit. None of the Parent Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement. The Parent has not received any written notice, or to Knowledge of the Parent, oral notice, from any Governmental Body regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any Parent Permit, or (b) any actual revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Parent Permit.

5.16 Insurance Coverage. Set forth on Section 5.16(a) of the Parent Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Parent. Parent has also provided all pending applications for insurance coverage. Except as would not reasonably be expected to be material to the business of the Parent, to the Knowledge of the Parent, (i) no event directly relating to the Parent has occurred within the past twelve months which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums under any such insurance policies held by the Parent, (ii) excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practices, no insurance policy has been cancelled within the last two years and no threat has been made to cancel any insurance policy of the Parent during such period and (iii) no event has occurred, including the failure by the Parent to give any notice or information or the Parent giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Parent under any such insurance policies. All policies of insurance to which the Parent is a party, an insured or a beneficiary are valid and enforceable and are of the types and in the amounts customarily carried by Persons conducting a business similar to the Parent.

5.17 Intellectual Property and Data Privacy.

(a) Section 5.17(a) of the Parent Disclosure Schedule contains a complete and accurate list, as of the Execution Date, of all Parent Owned Intellectual Property that is (i) Registered (collectively, the “Registered Parent Owned Intellectual Property”) or (ii) material proprietary Software.

(b) All Registered Parent Owned Intellectual Property currently used in the business of the Parent is subsisting and, to the Knowledge of the Parent, valid and enforceable. No Registered Parent Owned Intellectual Property is subject to any outstanding order, judgment or decree issued by a Governmental Body restricting the use by the Parent, or adversely affecting the validity or enforceability of, any such Registered Parent Owned Intellectual Property.

(c) The Parent owns all right, title and interest in and to, or otherwise possesses valid licenses or other rights to use, all Intellectual Property Rights necessary for the operation of the business of the Parent as presently conducted or as contemplated to be conducted, free and clear of all Liens (other than Permitted Liens). The consummation of the Transactions will not alter or impair the ownership or right of the Parent to use any such Intellectual Property Rights or any component thereof.

(d) The operation of the business of the Parent, as currently conducted, does not infringe upon, misappropriate, or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved and pending or, to the Knowledge of the Parent, threatened actions or claims, in each case, that allege that the Parent has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party, or that any of the Parent Owned Intellectual Property is invalid, unenforceable, not owned or not owned exclusively by the Parent. Except as set forth on Section 5.17(d) of the Parent Disclosure Schedule, to the Knowledge of the Parent, no third party is infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property.

(e) No Parent Owned Intellectual Property is subject to any outstanding court order or decree by a Governmental Body restricting the use, sale, or exploitation thereof by the Parent.

(f) The Parent has maintained commercially reasonable practices to protect the confidentiality of the trade secrets and Software source code included in the Parent Owned Intellectual Property and have required all employees and other Persons with access to such trade secrets or source code to execute contracts requiring them to maintain the confidentiality of any such information and to use such information only for the benefit of the Parent and the Parent’s customers.

(g) All current and former employees who contributed to the development of any Intellectual Property Rights that are material to the business of the Parent and owned or purported to be owned by the Parent have executed contracts that presently assign to the Parent all of such Person’s interest in such Intellectual Property Rights, or a similar assignment of rights has occurred by operation of Law.

(h) The Parent IT Systems are adequate, in all material respects, for the current requirements of the business of the Parent as currently conducted, including in terms of functionality, capacity, and performance. The Parent IT Systems have not, for the three-year period preceding the Execution Date, experienced a failure, virus, bug, breakdown, malfunction or breach, in each case, which has (i) caused material disruption or interruption to the use by the Parent or the Parent’s customers of the Parent IT Systems, or (ii) resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Parent or Parent’s customers. The Parent has taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. To the Knowledge of the Parent, the Parent IT Systems do not contain any Malicious Code designed to permit (x) unauthorized access to a computer or network, (y) unauthorized disablement or erasure of software, hardware, or data, or (z) any other similar type of unauthorized activities. The Parent has taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of the Parent IT Systems from unauthorized use, access, or modification by third parties.

(i) The Software owned by the Parent is not distributed to any third party with any Open Source Software in a manner that requires (i) the disclosure to any Person of any source code of any such Software or (ii) the licensing of any such source code for the purpose of making derivative works.

(j) All Parent IT Systems owned or controlled or operated by the Parent for the benefit of its customers (collectively, the “Parent Hosting Computer Systems”) are in good working order and condition in all material respects. The Parent lawfully owns, leases, or licenses all Parent Hosting Computer Systems that are used in the operations of the business of the Parent as of the date of this Agreement. The Parent maintains reasonable and appropriate administrative, physical and technical security controls for the Parent Hosting Computer Systems that are designed to safeguard the Parent Hosting Computer Systems against the risk of business disruption arising from attacks (including virus, exploit and denial-of-service attacks) by, or unauthorized activities of, any employee or contractor of the Parent or any other Person. To the Knowledge of the Parent, in the three-year period preceding the Execution Date, there has been no successful unauthorized incidents of access, use, disclosure, modification or destruction of Personal Information on the Parent Hosting Computer Systems or any Security Breach with respect to the Parent Hosting Computer Systems that required notice to any third party. In the three-year period preceding the Execution Date, there has been no failure or malfunction of any Parent Hosting Computer System, in each case which has caused a material disruption to the business operations of the Parent. The Parent is not in material breach of any of its contracts or licenses relating to Parent Hosting Computer Systems.

(k) The use of the Parent Data by the Parent does not infringe or violate the rights of any person or otherwise violate any Law. The Parent has collected, stored, and processed Personal Information from distributors, resellers, partners or customers in accordance with all Privacy and Security Laws and such Personal Information can be used by the Parent after the Closing in substantially the same manner presently used. The Parent does not transmit any Personal Information or other non-public Parent Data of its distributors, resellers, partners, or end users across country borders, unless permitted by and in accordance with Privacy and Security Laws. The Parent does not provide, nor has it been legally required to provide in the three) year period preceding the Execution Date, any notice to Parent Data owners in connection with any unauthorized access to, or use or disclosure of Personal Information.

(l) The Parent complies, and has at all times in the three-year period preceding the Execution Date, complied in all material respects with (i) all Privacy and Security Laws, (ii) all Privacy Policies of the Parent, and (iii) its contractual obligations with respect to the Processing of Personal Information (collectively, the “Parent Privacy Commitments”). To the extent required by applicable Parent Privacy Commitments, Personal Information is Processed by the Parent in an encrypted manner. The Parent has at all times in the three-year period preceding the Execution Date, presented or otherwise made available a Privacy Policy of the Parent to individuals prior to the collection of any Personal Information, and all such Privacy Policies are and have been accurate, consistent and complete and not misleading or deceptive (including by omission). With respect to Personal Information collected by or on behalf of the Parent, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate any Parent Privacy Commitments or require the consent of any Person concerning such Person’s Personal Information. In the three year period preceding the Execution Date, the Parent has entered into contracts with all of its Data Partners which comply in all material respects with Privacy and Security Laws, and to the Knowledge of the Parent, its Data Partners have at all times during and pursuant to their contractual engagement by the Parent, complied with the requirements of Privacy and Security Laws, including with respect to protection of Personal Information in a manner consistent with the Parent Privacy Commitments.

(m) In the three-year period preceding the Execution Date, (i) The Parent has implemented and maintained, at a minimum, reasonable security measures, including a written and comprehensive information security program, designed to: (A) protect and maintain the security of any Personal Information and to protect such Personal Information against any Security Breach, and (B) identify and address risks relating to Personal Information in their possession or control, and (ii) the Parent and, to the Knowledge of the Parent, each of its Data Partners (with respect to Personal Information Processed by or on behalf of the Parent), has not (A) experienced any Security Breach, (B) been required pursuant to any Privacy and Security Law to notify any customer, consumer, employee, Governmental Body, or other Person of any Security Breach, (C) been the subject of any inquiry, investigation or enforcement action of any Governmental Body with respect to compliance with any Privacy and Security Law, or (D) received any notice, request, claim, complaint, correspondence or other communication from any Governmental Body or owner of any Personal Information relating to any Security Breach or violation of any Privacy and Security Laws. Neither the Parent nor any third-party acting at the direction or authorization of the Parent, has paid any perpetrator of any actual or threatened Security Breach or cyberattack, including a ransomware attack or a denial-of-service attack.

5.18 Parent Board Approval. The board of directors of the Parent (the “Parent Board”), by unanimous written consent or by resolutions duly adopted by a unanimous vote at a meeting of the Parent Board, duly called and held and, not subsequently rescinded or modified in any way, has (a) determined that this Agreement and the Transactions and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein and in the Certificate of Designation, are fair to, and in the best interests of, Parent and the stockholders of the Parent, (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by hereby and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (c) directed the Company to pursue the Divestiture Transaction and to negotiate an agreement or agreements relating to the Divestiture Transaction (collectively, the “Divestiture Agreement”) and determined that the pursuit of the Divestiture Transaction and negotiation of the Divestiture Agreement would be in the best interests of the Parent and its stockholders, (d) directed that the Parent Stock Issuance and the Divestiture Transaction be submitted to a vote of the stockholders of the Parent for adoption at the Parent Stockholders Meeting, and (e) resolved to recommend that the stockholders of the Parent’s vote in favor of approval of the Parent Stock Issuance and the Divestiture Transaction (collectively, the “Parent Board Recommendation”).

5.19 Private Placement. Assuming the accuracy of the representations and warranties of Newtek set forth in Article VI, no registration under the Securities Act is required for the issuance of the Stock Consideration by the Parent as contemplated hereby. The issuance of the Stock Consideration pursuant to the terms and conditions of this Agreement (including, for the avoidance of doubt, following Parent Stockholder Approval) will not contravene the rules and regulations of The Nasdaq Capital Market.

5.20 Brokers’ Fee. Except as set forth on Section 5.20 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent, Merger Sub or Second Merger Sub.

5.21 Investment Company Act. None of the Parent, Merger Sub or Second Merger Sub are, nor will any of the Parent, Merger Sub or Second Merger Sub become after giving effect to the transactions contemplated by this Agreement, an “investment company” required to be registered under the Investment Company Act of 1940, as amended.

5.22 Labor Matters.

(a) Except as stated on Section 5.22(a) of the Parent Disclosure Schedule, all Parent Employees are employed with the Parent on an at-will basis. No former employee of the Parent has any right to recall or reemployment. Section 5.22(a) of the Parent Disclosure Schedule lists any employment, consulting, bonus, incentive, severance, retention, change in control, restrictive covenant, or other agreement applicable to each such Parent Employee’s employment with the Parent. The Parent Employees constitute all of the individuals required to manage and operate the businesses of the Parent as presently managed and operated.

(b) As of the date hereof, (i) the Parent is not a party to or bound by any collective bargaining agreement or any other Contract with any labor union, trade union, works council, or other representative of employees, and no such agreements are being negotiated, (ii) no labor organization or group of employees of the Parent has provided notice to the Parent of a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or, to the Knowledge of the Parent, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no pending or, to the Knowledge of the Parent, threatened union organizing activities with respect to the Parent and no such activities have occurred within the past three years and (v) there is no labor strike, work stoppage, slowdown, lockout, arbitration, unfair labor practice charge or grievance, or other material labor dispute pending or, to the Knowledge of the Parent, threatened against or involving the Parent, and no such dispute has occurred within the past three years.

(c) The Parent is, and for at least the past four years has been, in compliance in all material respects with all applicable Laws with respect to the employment or engagement of employees (including, without limitation, the FLSA and all such Laws regarding wages and/or hours, classification of employees and contractors, collective bargaining, labor relations, anti-discrimination, anti-retaliation, accommodation, recordkeeping, employee leave, Tax withholding and reporting, eligibility to be legally employed, break periods, reinstatement from leave, harassment or other training, use of consumer reports, WARN, pay equity, workers’ compensation, immigration, and safety) and has been in compliance, except for immaterial non-compliance, with all Contracts with Parent Employees, former employees, and independent contractors. As of the Closing Date, each Parent Employee and each other current and former employee or independent contractor of the Parent who has provided services with respect to the Parent will have been paid all wages, bonuses, compensation, and other sums owed to such Parent Employee or other individual as of such date. All individuals employed by the Parent are authorized to work in the United States or, if applicable, Canada under all federal and applicable state immigration Laws and no Person has made, or to the Knowledge of the Parent, threatened to make, any Claim that such individuals are not authorized to work in the United States. There has been no “mass layoff” or “plant closing” (as defined by WARN), reduction of employees’ hours by more than 50% (sufficient to trigger WARN), or other layoff or employment action that would cause any notice to be provided or liability under WARN or any other similar applicable Law with respect to the Parent within the past five years.

(d) Each independent contractor who provides, or provided, services to the Parent is, and has been, properly classified as an “independent contractor” under all applicable Laws.

(e) There are no, and in the past 12 months there have been no claims, Proceedings or material actions pending or, to the Knowledge of the Parent, threatened by or before any Governmental Body brought by any former employee, Parent Employee, or independent contractor, relating to labor or employment practices, or any alleged non-compliance with any Laws relating to labor or employment. During the past four years, to the Knowledge of the Parent, no former employee or Parent Employee has made any sexual harassment claim against any Parent Employee concerning or relating to such former employee’s or Parent Employee’s employment with the Parent. The Parent is not engaged in any material dispute or controversy with any independent contractor.

(f) To the Knowledge of the Parent, no officer, executive or key employee of the Parent: (i) has any present intention to terminate his or her employment with the Parent within the first 12 months immediately following the Closing Date, or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that could restrict such person in the performance of his or her duties for the Parent or the ability of the Parent to conduct its business.

5.23 Anti-Takeover Statutes. The approval of the Parent Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in the Parent’s Organizational Documents that is applicable to the Parent, the shares of Parent Common Stock and Parent Preferred Stock, this Agreement or the Transactions.

5.24 Formation of Merger Subs. Merger Sub and Second Merger Sub have been formed for the sole and exclusive purpose of acquiring and holding the Company through the Mergers, and, at all times from the time of the formation of Merger Sub and Second Merger Sub through the Closing, Merger Sub and Second Merger Sub will not and have not engaged in any activities other than such acquisition and holding activities, including any activities with any Person and do not have, and have not had at any time, any liabilities.

5.25 No Other Representations.

(a) Except for the representations and warranties contained in this Article V and in the Transaction Documents, neither the Parent, Merger Sub nor Second Merger Sub, nor any other person, has made or makes any other express or implied representation or warranty at law or in equity, either written or oral in respect of the Parent or its business or the Merger Sub or Second Merger Sub or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose. Any such other representation or warranty is hereby expressly disclaimed by each of the Company and Newtek on behalf of itself and its respective Affiliates. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.26 shall limit, or shall be construed or deemed to limit in any way whatsoever, any right or remedy of any person against any other person in the event of Fraud.

(b) Each of the Parent, Merger Sub and Second Merger Sub acknowledge and agree that except for the representations and warranties contained in Article IV and Article VI (including the related portions of the Company Disclosure Schedule) and in the Transaction Documents, neither Newtek, the Company nor any other person has made or makes any other express or implied representation or warranty at law or in equity, either written or oral, in respect of Newtek, the Company or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose).

Article VI
REPRESENTATIONS AND WARRANTIES OF Newtek

Except as set forth (a) in the Company Disclosure Schedule or (b) in each of Newtek SEC Reports, Newtek represents and warrants to the Parent as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date):

6.1 Authority; Enforceability.

(a) Newtek is a corporation, validly existing and in good standing under the Laws of the State of Maryland and has full corporate power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which Newtek is, or will be a party, and the consummation of the transactions contemplated hereby and thereby and the performance of the obligations under the Transaction Documents, has been duly authorized and approved by all required corporate action on the part of Newtek.

(b) The Transaction Documents to which Newtek is, or will be, a party have been (or will be when executed and delivered at the Closing) duly and validly executed and delivered by Newtek, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Newtek is, or will be a party, constitutes (or will constitute when executed and delivered at the Closing) the legal, valid and binding agreement of Newtek, enforceable against Newtek in accordance with its terms and conditions, subject to the Enforceability Exceptions.

6.2 Non-Contravention. The execution, delivery and performance of the Transaction Documents to which it is, or will be, a party, and the consummation by Newtek of the Transactions do not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of Newtek, (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under any Material Contract to which Newtek is a party, (c) assuming compliance with the matters referred to in Section 6.3, conflict with or violate any Law to which Newtek is subject or by which any of Newtek’s properties or assets is bound, or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of Newtek other than, in the cases of clauses (b), (c) and (d), such conflicts, breaches, violations, defaults, terminations, cancellations, modifications, amendments, revocations, suspensions, accelerations or events that would not, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect on Newtek.

6.3 Consents and Approvals. The execution, delivery and performance of the Transaction Documents to which it is, or will be, a party, and the consummation by Newtek of the Transactions does not and will not, require any written Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Governmental Body on the part of Newtek, except as set forth on Section 6.3 of the Company Disclosure Schedule.

6.4 Ownership and Transfer of Company Common Stock. Newtek is the record and beneficial owner of all the Company Common Stock free and clear of any and all Liens.

6.5 Litigation. There are no Proceedings pending or, to Newtek’s knowledge, threatened against Newtek at law or in equity, before or by any Governmental Body, which would, individually or in the aggregate, materially and adversely affect Newtek’s ability to perform this Agreement or consummate the Transactions. Newtek is not subject to any outstanding Order that would materially and adversely affect Newtek’s ability to perform this Agreement or the Transactions.

6.6 Brokers’ Fee. Except as set forth on Section 6.6 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Newtek.

6.7 Investment Representation.

(a) Newtek is receiving the Stock Consideration for its own account with the present intention of holding such Stock Consideration for investment purposes and not with a view to, or for sale in connection with, any distribution. Newtek has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Preferred Stock to be acquired hereby. Newtek acknowledges that the Stock Consideration is subject to the terms and conditions of the lock-up set forth in the Registration Rights Agreement and the terms and conditions set forth in the Certificate of Designation and has not been registered under applicable federal and state securities Laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws, in each case in accordance with the lock-up provisions set forth in the Registration Rights Agreement and the terms and conditions set forth in the Certificate of Designation.

(b) Newtek is not a party to any agreement or other arrangement for the disposition of the Stock Consideration other than this Agreement and the other agreements or arrangements contemplated hereby.

(c) Newtek is (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (ii) is able to bear the economic risk of an investment in the Parent Preferred Stock and can afford to sustain a total loss of that investment, (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Preferred Stock, and (iv) has had an adequate opportunity to ask questions of and receive answers from the officers of the Parent concerning the Parent and the Parent Preferred Stock.

(d) Newtek is not receiving the Parent Stock Consideration as a result of any “general solicitation” or “general advertising” (as those terms are defined in Regulation D promulgated under the Securities Act).

(e) Newtek acknowledges that the information supplied by Newtek and the Company in the warranties contained herein may be relied upon by the Parent in concluding that the Parent Stock Consideration will be issued pursuant to Section 4(a)(2) of the Securities Act or another exemption from the registration requirements of the Securities Act.

6.8 Investment Company Act. Newtek is not, nor will Newtek become after giving effect to the issuance of the Parent Preferred Stock, an “investment company” required to be registered under the Investment Company Act of 1940, as amended.

6.9 No Other Representations. Except for the representations and warranties contained in this Article VI and in the Transaction Documents, neither Newtek nor any other person has made or makes any other express or implied representation or warranty at law or in equity, either written or oral, in respect of Newtek or any of its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.9 shall limit, or shall be construed or deemed to limit in any way whatsoever, any right or remedy of any Person against any other Person in the event of Fraud.

Article VII
COVENANTS OF THE PARTIES

7.1 Conduct of the Company’s Business.

(a) From the Execution Date through the Closing, except as expressly required by law, permitted by this Agreement, or as otherwise approved with the prior written consent of the Parent, Newtek and the Company shall, use their reasonable best efforts to conduct the business of the Company in all material respects in the ordinary course of business consistent with past practices and shall use their reasonable best efforts to maintain and preserve intact the current organization, material assets, Permits and relationships and goodwill of key Employees, customers, suppliers and others having material business relationships with the Company.

(b) Without limiting the generality of the foregoing, except as otherwise expressly required or permitted by this Agreement, or as set forth on Section 7.1(b) of the Company Disclosure Schedule, or with the prior written consent of the Parent, the Company shall not:

(i) (A) split, combine, or reclassify any of the equity or voting interests of the Company, or issue any other securities in respect of, in lieu of, or in substitution for shares of the capital stock or other equity or voting interests of the Company or (B) purchase, redeem, or otherwise acquire any securities of the Company or any securities convertible into or exchangeable for such securities or any options, warrants, calls, or rights to acquire any such shares or other securities;

(ii) transfer, offer, issue, deliver, grant, sell, pledge, dispose of, or otherwise encumber any shares of the equity or voting interests of the Company or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such interests, or securities or any stock appreciation rights, phantom stock awards, or any other similar rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof;

(iii) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof of any Person;

(iv) acquire any equity interest in any Person or any assets or a license therefor, other than acquisitions of assets that are used or held for use in the ordinary course of business consistent with past practice or in order to maintain the Company’s material personal property in good working order; or pursuant to existing Contracts as of the date of this Agreement that have been provided to the Parent prior to the date hereof;

(v) amend the Organizational Documents of the Company (other than ministerial amendments to such Organizational Documents);

(vi) make or commit to make any capital expenditure or series of related capital expenditures in excess of $250,000 individually or in excess of $500,000 in the aggregate;

(vii) sell or otherwise dispose of any of its material properties or assets, other than (A) the sales and dispositions of inventory and products in the ordinary course of business consistent with past practice, (B) licenses or other rights with respect to Intellectual Property Rights granted in the ordinary course of business consistent with past practice, and (C) lapse, abandonment or other cancellation of any Registered Company Owned Intellectual Property at the end of its statutory term;

(viii) (A) make or rescind any material election relating to Taxes, (B) amend any material previously-filed Tax Returns relating to the Company or the business of the Company, (C) compromise any material Proceeding relating to Taxes, or (D) change in any material respect any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(ix) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(x) unless required by Law, make any material change in its accounting, cash management or Tax reporting principles, methods, or policies;

(xi) amend, restate, or supplement (in each case, in any material way) or waive any material rights under, terminate, or abandon, any Company Material Contract or Permit or otherwise enter into or extend any Contract that would be considered a Company Material Contract (other than amendments, restatements, renewals, supplements or extensions of existing Company Material Contracts that are on terms that are not materially adverse to the Company, provided that the Company shall provide reasonable prior notice to Parent of any amendment, restatement, renewal, supplement or extension of any Contract described in Sections 4.13(a)(xviii) and 4.13(a)(xix) of this Agreement);

(xii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area;

(xiii) except as required by applicable Laws or the existing terms of the Benefit Programs: (A) materially increase the salary or wages, bonus or incentive compensation of any officer, Employee, director or independent contractor who is a natural person, (B) materially increase the coverage or benefits available to any Employee, officer, director or independent contractor, including any new severance pay, vacation pay, deferred compensation, bonus or other incentive compensation plan, (C) enter into any employment, deferred compensation, severance, retention, change in control, bonus, consulting, non-competition or similar agreement (or materially amend any such agreement) involving any officer, employee, director or independent contractor, (D) grant any severance or termination pay to any current or former officer, Employee, director or independent contractor who is a natural person, other than in the ordinary course and consistent with past practice, (E) establish, adopt, enter into, materially amend or terminate any Benefit Program, (F) grant any equity or equity-based awards, (G) terminate the employment of any Employee with an annual salary or wage rate in excess of $150,000 other than for cause, (H) hire any individual who would become an Employee with an annual salary or wage rate or consulting fees in excess of $150,000, unless necessary to replace an Employee whose employment has terminated, or (I) enter into any collective bargaining agreement or contract with any trade union or other labor organization;

(xiv) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness or subject to any Lien (other than Permitted Liens) any of the properties or assets of or used by the Company, (B) except in the ordinary course of business consistent with past practices, pay, repay, discharge, purchase, repurchase or satisfy any of the Company’s Indebtedness, or (C) modify the terms of any Indebtedness or other liability in any material respect;

(xv) settle or compromise any pending or threatened claim, liability or Proceeding;

(xvi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, or other reorganization;

(xvii) enter into any Affiliate Transaction not in the ordinary course of business;

(xviii) terminate or amend the coverage of any policies of title, liability, fire, workers’ compensation, property, or any other form of insurance covering the assets or operations of the Company (other than renewals of existing policies with terms that are not materially adverse to the Company);

(xix) cancel or compromise any material debt or material claim or waive or release any material right of the Company;

(xx) take any action which would knowingly adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(xxi) from and after the Determination Time, use or transfer any assets of the Company, to the extent such assets are sold, liquidated, disposed of or otherwise used to (A) make payment in respect of or discharge any Closing Indebtedness or Closing Transaction Expenses, (B) pay any dividends or distributions or repurchase any securities of the Company or (C) pay any fees, commissions or similar amounts to Newtek or any of Newtek’s Affiliates or representatives; or

(xxii) agree to do anything prohibited by this Section 7.1.

7.2 Access to Information. Newtek and the Company shall afford to the Parent and its Affiliates and its and their employees, accountants, counsel, financial advisors and other representatives, reasonable access to, during normal business hours upon reasonable notice throughout the period prior to the Closing, and the right to inspect, the Company’s respective properties and facilities, books, assets, financial information (including working papers and data in the possession of the Company), Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as the Parent shall reasonably request provided, however, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company’s business or any other business or operations of Newtek or any of its subsidiaries. Prior to the Closing, Newtek and the Company shall generally keep Parent informed as to all material matters involving the operations and businesses of the Company. Newtek and the Company shall and shall authorize and direct their respective officers, directors, managers and Employees to, (i) discuss matters involving the operations and business of the Company with representatives of the Parent, and (ii) cooperate with the Parent and its representatives in connection with integration efforts and the Parent’s investigation regarding the Company’s operations and business (including assisting with coordinating and scheduling customer and supplier calls or meetings between the Parent and the customers and suppliers of the Company); provided, however, that in no event shall Parent have access to any information that (i) would violate or create any liability of Newtek or any of its subsidiaries under applicable Law, (ii) would violate any obligation of Newtek or any of its subsidiaries with respect to confidentiality or data protection requirements, or (iii) would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege of Newtek or any of its subsidiaries; provided, further, that the Newtek and the Company shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable such access or furnishing of information to Parent to occur without contravening any of the immediately foregoing clauses (i), (ii) and (iii). All information received by Parent pursuant to this Section 7.2 shall be governed by the terms of the Nondisclosure Agreement.

7.3 Third Party Consents. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 5.4 and Section 6.3 hereof (except for such matters covered by Section 7.4). The Company shall deliver executed counterparts (or copies) of all such consents, waivers and approvals or notices to the Parent as promptly as reasonably practicable after receipt thereof. In no event shall the Company, Newtek, Parent or their respective Affiliates be required to make any payment, incur any material liability, commence any litigation or make any material concession to obtain any consents of third-parties contemplated by this Section 7.3 and the failure to receive any such consents, in and of itself, shall not be taken into account with respect to whether any conditions set forth in Article VIII shall have been satisfied, provided that the Company and Newtek comply with their obligations set forth in this Section 7.3.

7.4 Governmental Approvals. Each of the Parent, Newtek and the Company shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Section 4.4, Section 5.4 and Section 6.3. Notwithstanding the foregoing but without limitation of any other provision of this Agreement, nothing in this Section 7.4 shall require the Parent or any of its Affiliates to agree to (a) sell, hold, divest, discontinue or limit, before or after the Closing, any assets businesses or interests of the Parent or the Company, (b) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the Company, the Parent or the Parent’s Affiliates (as the case may be), or (c) any material modification or waiver of the terms and conditions of this Agreement.

7.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the Transactions.

7.6 Public Statements. The Parent and Newtek shall consult with each other prior to issuing any press release, public announcement or other public disclosure with respect to the Transaction Documents or the Transactions and none of Newtek or any of their respective Affiliates, on the one hand, nor the Parent or any of its Affiliates, on the other hand, shall issue any press release or make any public announcement or disclosure regarding the Transaction Documents or the Transactions without the prior approval of the other Party; provided that for the avoidance of doubt, such other Party from whom such approval must be obtained for purposes of this Section 7.6 is (a) the Parent, in the case of any press release, public announcement or other public disclosure of Newtek or any of its Affiliates and (b) Newtek, in the case of the Parent or any of its Affiliates, except as may be required to comply with any applicable Law (including, for the avoidance of doubt, any applicable securities Laws or SEC rules or requirements) or the rules of any securities exchange on which shares of capital stock of the Parent may be listed, in which case the Party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts, consistent with such applicable Law or securities exchange rules, to consult with the other Party with respect to the text thereof prior to making such press release, public announcement, or disclosure.

7.7 Confidentiality; Non-Solicitation.

(a) Unless this Agreement is terminated pursuant to the terms hereof, Newtek hereby agrees that it will not, and that it will cause its Affiliates, stockholders, partners, managers, members, directors, officers, agents and representatives not to, at any time after the Execution Date, directly or indirectly, without the prior written consent of the Parent, disclose or use any Confidential Information of, involving or relating to the Company, other than in the performance of such Person’s duties as an employee or agent of, or otherwise on behalf of, the Company, Parent, Newtek or any of their respective Affiliates; provided, that the provisions of this Section 7.7(a) will not (x) prohibit any retention of copies of records or disclosure (i) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given to the Parent of such disclosure and a reasonable opportunity is afforded to contest the same (except that prior notice shall not be required with respect to any disclosures to any federal banking regulator with competent jurisdiction over Newtek or any of its Affiliates), (ii) reasonably necessary and made in connection with the enforcement of any right or remedy relating to this Agreement and done in a manner where such disclosure does not make Confidential Information publicly-available or (y) prohibit Newtek or any of its Affiliates, stockholders, partners, managers, members, directors, officers, employees, agents and representatives from using, in the ordinary course of Newtek’s and its Affiliates’ businesses, any Confidential Information of, involving or relating to, the Company which was routinely used in Newtek’s and its Affiliates’ businesses as of or prior to the Execution Date (provided that, for the avoidance of doubt, the use of such Confidential Information otherwise complies with the other obligations of Newtek and its Affiliates in this Section 7.7).

(b) For a period of five years from and after the Closing Date, Newtek shall not, and shall cause its officers then-employed and its Affiliates (including each such Affiliate’s then-employed officers) (collectively, the “Restricted Persons”) not to, directly or indirectly, in the Restricted Area own, manage, operate, or control any entity, (other than the Company and the Parent), whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business (the “Restricted Business”) anywhere in the world; provided, that the foregoing obligation (i) shall apply with respect to officers only while such executive officers are employed by Newtek or its Affiliates and (ii) shall not restrict or prevent Newtek from engaging in any ordinary course banking activity or any business (other than the Business) in which Newtek currently engages (including the incidental ownership, management, operation or control by Newtek or its Affiliates of an entity engaged in the Business resulting directly from such ordinary course banking activity or any business (other than the Business) in which Newtek currently engages).

(c) For a period of five years from and after the Closing Date, Newtek shall not, and shall cause the other Restricted Persons not to, directly or indirectly: (i) cause, induce or encourage any customer, supplier or licensor of the Parent, the Company or any of their Affiliates (as of the Closing Date) to terminate or modify any such relationship or (ii) hire or solicit the employment or engagement (whether as an employee, consultant, or otherwise) of, or attempt to recruit for employment or engagement any individual employed by the Parent or the Company or contracting with the Parent or the Company who was employed by or, to the extent known by Newtek, who was contracting with the Parent or the Company during the previous 12 months prior to such hiring, solicitation or attempt to recruit, provided that the foregoing shall not prohibit general solicitations of employment not targeted at any such current or former employee or consultant of the Parent or the Company (and the hiring any person as a result of such solicitation).

(d) From and after the Closing Date, Newtek shall not and shall cause the other Restricted Persons not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Parent or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company, any Confidential Information. Newtek shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, Newtek shall, to the extent permitted or reasonably possible, provide the Parent with prompt notice of such requirement prior to making any disclosure so that the Parent may seek an appropriate protective order at Parent’s sole cost and expense. Notwithstanding anything in the foregoing to the contrary, Newtek will be entitled to disclose Confidential Information to any federal banking regulator with competent jurisdiction over it or any of its Affiliates.

(e) Newtek acknowledges and agrees that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this Section 7.7 are the result of arm’s-length bargaining and are fair and reasonable. It is the desire and intent of the Parties that the provisions of this Section 7.7 (and portions thereof) be enforced to the fullest extent permitted under applicable Law. Nonetheless, if any of the restrictions of this Section 7.7 (or portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties agree and intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such court so as to be valid and enforceable and, as so modified, to be fully enforced against the applicable party.

(f) Newtek acknowledges that the covenants and obligations in this Section 7.7 have been a material inducement for Parent to consummate this Agreement. Accordingly, Newtek irrevocably waives any right existing as of the Closing Date or arising in the future to: (i) file any declaratory judgment or similar action seeking to declare unenforceable any covenant or obligations under this Section 7.7 or challenge the validity of such covenants or obligations, (ii) otherwise contest the enforceability of any such covenants or obligations as being unreasonable or unenforceable, or (iii) assert any defenses to any action or effort by the Parent, the Company or any of either of their Affiliates to enforce any such covenants or obligations based on their reasonableness.

(g) Newtek acknowledges that a breach or threatened breach of this Section 7.7 could give rise to irreparable harm to the Parent and, following the Closing, the Company, for which monetary damages might not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened of any such obligations, the Parent and, following the Closing, the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(h) No claim against the Parent, the Company, Newtek or any of their respective Affiliates under this Agreement or otherwise shall constitute a defense to the enforcement by the Parent or, following the Closing, the Company of the covenants and obligations in this Section 7.7. In the event of any actual or threatened violation of any of the covenants or obligations under this Section 7.7 by Newtek, the Parent shall be entitled to recover from Newtek its reasonable attorneys’ fees and all costs and expenses associated with the enforcement of any provision of this Section 7.7 in addition to any other available hereunder. If any court of competent jurisdiction finds that Newtek has breached any of its covenants or obligations under this Section 7.7, the time period during which such covenants and obligations are effective shall be suspended and shall not run in favor of Newtek from the date of such breach until the date when such breach is cured or remedied.

7.8 Non-Solicitation.

(a) Prior to the termination of this Agreement, Newtek and the Company shall not, and shall not permit their respective Affiliates, directors, officers, employees, investment bankers, financial advisors, representatives or agents (collectively, “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any business combination transaction, whether by way of merger, consolidation, business combination, purchase or disposition of the assets or equity interests of the Company (an “Acquisition Transaction”) other than the Transactions, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of written offers, inquiries, proposals or indications of interest (other than an offer, inquiry, proposal or indication of interest by the Parent) contemplating or relating to any Acquisition Transaction (each an “Acquisition Proposal”), (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse, or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction, or (vi) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Commencing on the Execution Date, Newtek shall, and shall cause the Company and their Affiliates and Representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Parent) conducted heretofore with respect to an Acquisition Proposal, (ii) notify the Parent orally and in writing promptly (but in no event later than two Business Days) after receipt of any inquiry that could reasonably be expected to lead to an Acquisition Proposal or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than the Parent (such notice shall indicate the identity of the Person making the Acquisition Proposal, or intending to make an Acquisition Proposal or offer or requesting non-public information relating to the Company or access to the properties, books or records of the Company, the material terms of any Acquisition Proposal, or modification or amendment to such Acquisition Proposal and shall include copies of any written Acquisition Proposal or amendments or supplements thereto, and Newtek shall keep the Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal), (iii) to the extent not previously requested, request the return or destruction of any confidential written or electronic materials provided to any Person in connection with a contemplated or potential Acquisition Proposal, and (iv) and immediately prohibit any access by any Person (other than the Parent and its representatives) to any physical or electronic data room relating to a possible Acquisition Proposal.

(c) Newtek and the Company agree not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which Newtek or the Company is a party that is applicable to the Company and will enforce or cause to be enforced each such agreement at the request of the Parent, at the Parent’s cost and expense, with any such cost or expense being approved in advance by Parent before Parent is responsible for payment of any such cost or expense.

7.9 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, Newtek and the Parent agree that each of them shall (and shall cause the Company or Surviving Entity to) preserve and keep the records held by them or their Affiliates relating to the business of the Company for a period of five years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such Party in connection with, among other things, any insurance claims by, Proceedings against or governmental investigations of the Company, Surviving Entity or the Parent or any of their Affiliates or in order to enable Newtek or the Parent to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby; provided, however, that Newtek and the Parent may destroy (or permit to be destroyed) any such records after such time period or at any time if done so in accordance with their respective existing data retention/destruction policies.

7.10 Terminations. On or prior to the Closing Date, the Company shall terminate (a) all Affiliate Transactions, other than those Contracts set forth on Section 7.10(a) of the Company Disclosure Schedule, and (b) all Contracts set forth on Section 3.4(b)(vi) of the Company Disclosure Schedule; provided, that in no event shall the Company pay any fee or otherwise incur any liability with respect to any such termination or release unless otherwise consented to in writing by the Parent.

7.11 Resignation of Officers, Directors, Managers and Employees. Newtek shall cause each of the Employees, officers and directors of the Company listed on Section 7.11 of the Parent Disclosure Schedule to submit a letter of resignation and to execute and submit any other documentation and take any other action necessary to effectuate such resignation, in each case, effective on or before the Closing Date.

7.12 Indemnification Provisions. The Parent agrees that, from and after the Closing, all rights to indemnification, advancement of expenses and exculpation by the Company or Surviving Entity now existing in favor of each person who is now, or has been at any time prior to the Closing Date, a director, manager or officer of the Company, as provided in the Organizational Documents of the Company, in each case as in effect on date hereof, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 7.12(a) of the Company Disclosure Schedule and made available to the Parent, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

7.13 Employee Matters.

(a) The Parent agrees that the Employees who continue to remain employed with the Company after Closing (the “Continuing Employees”) shall, during the period commencing at the Closing and ending on the first anniversary of the Closing, be provided with (i) base wages that are no less favorable than the base wages provided to each such Continuing Employee immediately prior to the Closing, and (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by the Company to such Continuing Employees immediately prior to the Closing.

(b) The Parent shall take commercially reasonable actions to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with the Company, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, or to the extent it would result in a duplication of benefits.

(c) Prior to the Closing and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, shares of Parent Common Stock, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from Newtek’s 401(k) plan to a tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”). Each Continuing Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 7.13(b)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan; provided that such Continuing Employee, after giving effect to the service crediting provisions of Section 7.13(b), has satisfied the eligibility provisions of the Parent 401(k) Plan.

(d) Nothing in this Agreement is intended to or shall (i) be treated as an amendment of any particular Benefit Program, (ii) prevent the Parent or its Affiliates from amending or terminating any of its benefit plans or, after the Closing, any Benefit Program, in accordance with their terms, (iii) prevent the Company or, after the Closing, the Parent or any of its Affiliates, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Parent or the Company or under any benefit plan which the Parent or the Company may maintain.

7.14 Tax Matters.

(a) Newtek shall prepare or cause to be prepared (i) any Consolidated Group Tax Return that includes Newtek or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand (a “Newtek Combined Tax Return”) and (ii) each Tax Return of the Company (other than any Newtek Combined Tax Return) that solely relates to any Pre-Closing Taxable Period (a “Pre-Closing Separate Tax Return”) that is required to be filed after the Closing Date. Each such Pre-Closing Separate Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of (but no later than 15 Business Days (or, if such Pre-Closing Separate Tax Return is due within 15 Business Days of the Closing Date, as soon as is reasonably practicable after the Closing Date) prior to) the due date, including extensions, for filing any Pre-Closing Separate Tax Return under this Section 7.14(a) that is an income or other material Tax Return, Newtek shall deliver a copy of each such Pre-Closing Separate Tax Return to the Parent for its review and reasonable comment. The Parent shall provide any reasonable comments to Newtek within 10 Business Days (or, if such Pre-Closing Separate Tax Return is due within 10 Business Days of the date delivered to the Parent, as soon as is reasonably practicable) after the receipt of such Tax Return for Newtek’s good-faith consideration. The Parent shall cause all such Pre-Closing Separate Tax Returns prepared or caused to be prepared by Newtek under this Section 7.14(a) to be timely filed and payment of Taxes to be timely paid with the appropriate Governmental Body and shall provide a copy thereof to Newtek. Prior to the due date for the payment of Taxes with respect to such Pre-Closing Separate Tax Returns prepared or caused to be prepared by Newtek under this Section 7.14(a), Newtek shall pay to (or at the direction of) the Parent the amount of any Company Taxes with respect to such Tax Return, which the Parent shall cause to be timely paid to the applicable Governmental Body.

(b) Except for any Tax Return required to be prepared, or caused to be prepared, by Newtek pursuant to Section 7.14(a), the Parent shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company for all Straddle Periods. Each such Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of (but no later than 15 Business Days prior to) the due date, including extensions, for filing any such Tax Return that is an income or other material Tax Return, the Parent shall deliver a copy of each such Tax Return to Newtek for its review, reasonable comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed). Newtek shall provide any reasonable comments to the Parent within 10 Business Days after the receipt of such Tax Return for the Parent’s good-faith consideration. The Parent shall cause each such Tax Return to be filed timely and payment of Taxes to be timely paid with the appropriate Governmental Body and shall provide a copy thereof to Newtek. Prior to the due date for the payment of Taxes with respect to each Tax Return for a Straddle Period, Newtek shall pay to (or at the direction of) the Parent the amount of any Company Taxes with respect to the Pre-Closing Taxable Period for such Tax Return.

(c) For any U.S. federal, state or local or non-U.S. Tax purposes, Taxes that are payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date in the following manner. For allocations of income or deductions required to determine any income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes for a Straddle Period, such allocation shall be made by means of a closing of the books of the Company as of the close of business on the Closing Date. The amount of all Taxes other than income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes in respect of the Straddle Period shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand. For purposes of this paragraph, exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. Any franchise Tax or other Tax providing the right to do business for a specified period shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.

(d) Any Tax refunds (or credits received in lieu of a refund) that are received by the Parent or its Affiliates (including, for this purpose, the Company) of or against Taxes of Newtek or its Affiliates, including the Company, that relate to any Pre-Closing Taxable Period or the portion of any Straddle Period ending on the Closing Date shall be for the account of Newtek. Parent shall pay over, or cause its Affiliates to pay over, the amount of any such refund or credit to Newtek within 5 Business Days after the receipt thereof or the application of such refund or credit against amounts otherwise payable. The Parent shall, if Newtek so requests and at Newtek’s sole expense, use commercially reasonable efforts to file for and obtain or cause its Affiliates, including the Company, to file for and obtain, any refunds or credits to which Newtek is entitled under this paragraph, and shall remit to Newtek the amount of such refund or credit to which Newtek is entitled pursuant to this paragraph. If an amount for Taxes that was included as a liability in the calculation of Purchase Price is later determined to not be payable (a “Tax Overprovision”), the amount of such Tax Overprovision shall be for the account of Newtek and shall be treated as being received by the Parent upon reversal of such Tax liability in the financial statements of the Parent, the Company, or any of their Affiliates pursuant to GAAP. The Parent shall pay over to Newtek the amount of any such Tax Overprovision pursuant to this paragraph.

(e) Newtek, the Parent, the Company and each of their respective Affiliates shall reasonably cooperate with each other in connection with the filing of Tax Returns or in contesting or defending against any audit, litigation or other claim for Taxes (each, a “Tax Proceeding”) imposed on or with respect to the assets, operations or activities of the Company relating to any Pre-Closing Taxable Period or any Straddle Period. Such cooperation shall include the retention and, upon the request of the Party or Parties preparing the Tax Return or controlling the Tax Proceeding, the provision to such Party or Parties of records and information which are reasonably relevant to such Tax Return or Tax Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. All out-of-pocket expenses related to such cooperation shall be borne by the Party requesting such cooperation. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement. If notice of any Tax Proceeding with respect to Taxes of the Company shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Article X, the notified party shall notify such other party in writing of such Tax Proceeding within 10 Business Days of receipt of such notice; provided, that the failure of the notified party to give the other party notice as provided herein shall not relieve such other party of its obligations under Article X except to the extent that such other party is actually and materially prejudiced thereby. Newtek shall have the right, at its own expense, to the extent such Tax Proceeding relates solely to a Pre-Closing Taxable Period or the portion of a Straddle Period ending on the Closing Date for which Newtek would be required to indemnify the Parent Indemnitees under this Agreement, to represent the interests of the Company in such Tax Proceeding with respect to the Pre-Closing Taxable Period or the portion of a Straddle Period that ends on the Closing Date, provided, that (i) the Parent shall have the right to participate in such Tax Proceeding at its own expense, and (ii) Newtek shall not settle any such Tax Proceeding without the consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed. All other Tax Proceedings shall be controlled by the Parent. To the extent there is a conflict between this Section 7.14(e) and any other provision of this Agreement, this Section 7.14(e) shall govern.

(f) The Parent and Newtek shall each be liable for half of all Transfer Taxes imposed in connection with the transactions contemplated by this Agreement and shall cooperate together to prepare and timely file any required Tax Returns in connection with such Transfer Taxes (“Transfer Tax Returns”). The Parent and Newtek shall cooperate with each other and, as required by applicable Law, join in the execution of all necessary Transfer Tax Returns.

(g) The Parent shall not, and shall cause its Affiliates not to, make any election under Section 338 of the Code (or any comparable election under state, local or foreign Law) with respect to the purchase of the Company.

(h) Neither the Parent nor any of its Affiliates (including, following the Closing Date, the Company) shall (or shall cause or permit the Company to) (A) make or change any Tax election with respect to the Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), or change any method of Tax accounting or any Tax accounting period of the Company, which election or change would be effective on or prior to the Closing Date, (B) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company for any Pre-Closing Taxable Period or the portion of any Straddle Period ending on the Closing Date, (C) file a Tax Return for a Pre-Closing Taxable Period or the portion of a Straddle Period ending on the Closing Date in a jurisdiction where the Company did not file such Tax Return for such period or Newtek did not file such Tax Return with respect to the Company for such period, or (D) initiate any voluntary disclosure or similar proceedings with respect to the Company for any Pre-Closing Taxable Period or the portion of any Straddle Period ending on the Closing Date, in each case, without the prior written consent of Newtek.

(i) Prior to the Effective Time, each of the Parent and the Company shall execute and deliver to Sullivan & Cromwell LLP respective certificates of officers of the Parent and the Company, reasonably satisfactory in form and substance to Sullivan & Cromwell LLP in connection with the opinion to be issued pursuant to Section 8.3(g).

(j) Second Merger Sub shall be disregarded as an entity separate from its owner for federal income tax purposes under Treasury Regulations Section 301.7701-3 at the Second Effective Time.

(k) Notwithstanding anything to the contrary in this Agreement, and unless required by applicable Law, neither Newtek nor any of its Affiliates shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Newtek or any of its Affiliates or (ii) a Consolidated Group that includes Newtek or any of its Affiliates, except, in each case, for materials or portions thereof that relate solely to the Company.

7.15 Company Audited Financial Statements.

(a) Newtek shall furnish to the Parent as soon as practically possible after the Execution Date, true and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations, comprehensive loss, cash flows and changes in equity for the fiscal years then ended, together with all related notes thereto, accompanied by the report thereon of Grassi & Co., CPAs, P.C. (the “Company Audited Financial Statements”).

(b) From the Execution Date to the Closing Date, Newtek will make available to the Parent any quarterly unaudited balance sheets and statements of operations, comprehensive loss, cash flows and changes in equity of the Company, on a consolidated basis prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes related thereto) and shall present fairly in all material respects the consolidated financial position, results of operations, loss, cash flows and equity of the Company as of the dates thereof and for the periods covered thereby, except as disclosed therein.

(c) From and after the Execution Date until the Parent files an Item 2.01 Form 8-K in respect of the Transactions and in connection therewith, the Company Audited Financial Statements (and any other audited financial statements required to be included therein by the requirements of Form 8-K) at Newtek’s sole cost and expense (except as expressly set forth below):

(i) Newtek shall furnish, and shall direct its Affiliates to, as soon as practically possible, true and complete information about the Company and all financial information related thereto to the Parent as the Parent may reasonably request in connection with the preparation and filing of any filings that the Parent or any of its Affiliates may be required to make with the SEC under applicable Law or any other matters that includes information regarding the Company, including the Preliminary Proxy Statement and the Definitive Proxy Statement (the “Required Parent Filings”). In connection with such cooperation, from and after the Execution Date, Newtek shall provide to the Parent, its Affiliates, and the Parent’s auditors reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements; provided, however, that any such access shall be provided in such manner as not to interfere unreasonably with the conduct of the Company’s business or any other business or operations of Newtek or any of its subsidiaries. The Parent or any applicable Affiliate shall indemnify and hold harmless Newtek and its Affiliates from and against any and all losses or damages actually suffered or incurred by them directly in connection with any Required Parent Filing (other than to the extent such losses or damage result from information provided by Newtek or any of its Affiliates regarding the Company (“Company Information”). Newtek shall indemnify and hold harmless the Parent and its Affiliates from and against any and all losses or damages incurred by them directly resulting from any untrue statement of material fact contained in the Company Information or any omission of a material fact required to be stated in such Company Information or necessary to make the statements in such Company Information not misleading in light of the circumstances in which they were made, but only to the extent that (i) such untrue statement or omission is contained in any Company Information so furnished in writing by Newtek expressly for use in the Required Parent Filings, (ii) Parent included such untrue statement or omission in the Required Parent Filings in reliance upon and in conformity with such Company Information and (ii) such untrue statement or omission has not been corrected in a subsequent writing;

(ii) At the Parent’s request, Newtek shall use commercially reasonable efforts to obtain the consents of Grassi & Co., CPAs, P.C. to include the reports of Grassi & Co., CPAs, P.C. with respect to any financial statements related to the Company in the Required Parent Filings, each dated as of the filing date of the applicable Required Parent Filing or such other date as reasonably requested by the Parent, with such efforts at the Parent’s expense. In addition, Newtek will not object to the use of any such financial statements in connection therewith;

(iii) To the extent requested by any underwriters in an underwritten public securities offering of securities by Parent, at the Parent’s request, Newtek shall use commercially reasonable efforts to cause to be delivered to the Parent, at the Parent’s expense, “comfort” letters of Grassi & Co., CPAs, P.C., each dated as of a date as reasonably requested by the underwriters in such offering, and addressed to the underwriters in such offering with regard to financial statements and financial information related to the Company included in, or incorporated by reference into, any Required Parent Filing made in connection with such underwritten public securities offering, in form and substance customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with underwritten public securities offerings; and

(iv) Newtek shall reasonably cooperate with Parent to the extent necessary in connection with the filing of any audited financial statements, unaudited financial statements or pro forma financial information that is required to be included under Item 2.01 and 9.01 of Form 8-K under the Exchange Act as a result of consummation of the transactions contemplated hereby.

7.16 Listing. The Parent shall use its commercially reasonable efforts to maintain the listing (subject to official notice of issuance) of the Parent Common Stock on The Nasdaq Capital Market.

7.17 Settlement of Intercompany Obligations. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing Date, the Company and Newtek shall cause all Intercompany Obligations to be paid or performed by the applicable obligors or otherwise discharged, with the result that as of the Closing there shall be no Intercompany Obligations.

7.18 Parent Stockholder Approval. The Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the stockholders of the Parent (the “Parent Stockholder Approval”), to be held as promptly as reasonably practicable following completion of the review of the Preliminary Proxy Statement by the SEC (subject to applicable notice requirements). The Parent Board shall solicit from stockholders of the Parent proxies in favor of the Parent Stock Issuance and the Divestiture Transaction, and the Definitive Proxy Statement shall include, among other proposals, the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Parent (a) shall be required to adjourn or postpone the Parent Stockholders Meeting (i) to the extent necessary to ensure that any legally required supplement or amendment to the Definitive Proxy Statement is provided to the Parent’s stockholders, or (ii) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting, and (b) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 15 Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (a)(i) and (a)(ii) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (b) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after three Business Days prior to the Termination Date. The Parent shall promptly provide Newtek with all proxy tabulation reports relating to the Parent Stockholders Meeting that have been prepared by the Parent or the Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Newtek reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Parent’s stockholders with respect thereto. The Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Parent’s stockholders or any other Person to prevent the Parent Stockholder Approval from being obtained.

7.19 Proxy Statement.

(a) The Parent shall within 45 days of the later of the (i) Execution Date (ii) delivery of Company Audited Financial Statements, and (iii) execution of the Divestiture Agreement, prepare and file with the SEC in connection with the transactions contemplated hereby, a preliminary proxy statement of the Parent relating to the meeting of the stockholders of the Parent to be held for the purposes of obtaining the Parent Stockholder Approval (including any postponement, adjournment or recess thereof, the “Parent Stockholders Meeting”) therein, and any amendments or supplements thereto necessary to complete the review of such proxy statement by the SEC (the “Preliminary Proxy Statement”). The Parties shall cooperate in preparing and filing with SEC the Preliminary Proxy Statement (or such other filings as may be necessary under applicable Law). The Parent shall disseminate a definitive proxy statement (the “Definitive Proxy Statement”) to the holders of Parent Common Stock as promptly as reasonably practicable following completion of the review of the Preliminary Proxy Statement by the SEC. Newtek shall furnish all information concerning Newtek or the Company as may be reasonably requested by the Parent or required by applicable Law in connection with the preparation and filing of the Preliminary Proxy Statement and the Definitive Proxy Statement and any necessary amendments or supplements thereto (or such other filings as may be necessary under applicable Law). The Parent shall, as promptly as practicable after the receipt thereof, provide Newtek with copies of any written comments and advise Newtek of any oral comments with respect to the Preliminary Proxy Statement received by the Parent from the SEC, including any request from the SEC for amendments or supplements thereto (or such other filings as may be necessary under applicable Laws), and shall promptly provide Newtek with copies of all other material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Preliminary Proxy Statement or responding to any comments of the SEC with respect thereto, the Parent shall promptly provide Newtek and their counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of Newtek in connection with any such document or response. The Parent and its respective Representatives shall not agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Preliminary Proxy Statement or Definitive Proxy Statement prior to consulting with Newtek and, to the extent permitted by the SEC, allow Newtek or its Representatives to participate.

(b) The Parties each agree, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates, directors, officers, employees or agents for inclusion or incorporation by reference in the Definitive Proxy Statement will, at the date it is first mailed to stockholders of the Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent shall cause the Definitive Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, that no representation is made by the Parent with respect to statements made therein based on information supplied by Newtek or the Company specifically for inclusion or incorporation by reference therein.

(c) If, at any time prior to the Parent Stockholders Meeting, any information relating to Newtek, the Company, the Parent, or any of their respective Affiliates, officers or directors, should be discovered by any of Newtek or the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Definitive Proxy Statement or Definitive Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Parent shall promptly prepare and file with the SEC an appropriate amendment or supplement describing such information.

7.20 Conversion and Exercise Procedures. The Certificate of Designation sets forth the totality of the procedures required of Newtek in order to convert the Parent Preferred Stock. Subject to any restrictions under applicable Law, the Parent shall honor conversions of the Parent Preferred Stock and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents and the Certificate of Designation.

7.21 BHC Act Matters.

(a) Parent shall not take any action (including any redemption, repurchase, or recapitalization of Voting Securities or Nonvoting Securities of the Parent, or securities or rights, options or warrants to purchase Voting Securities or Nonvoting Securities of the Company, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Voting Securities or Nonvoting Securities of the Parent, except where, solely with respect to any such redemption, repurchase or recapitalization of Voting Securities or Nonvoting Securities, Newtek is given the right to participate in such redemption, repurchase or recapitalization to the extent of Newtek’s pro rata proportion), that would cause Newtek’s total aggregate ownership percentage of Voting Securities and Nonvoting Securities of the Parent to exceed the Total Equity Cap, consistent with the restrictions set forth in the BHC Act, without the prior written consent of Newtek, which shall not be unreasonably withheld, conditioned or delayed; provided, that in the event of a sale, merger, consolidation or other similar transaction involving the Parent, the Parent shall not take any action that would cause Newtek to own more than (i) 33% of the total equity (as calculated under the BHC Act) or (ii) 4.9% of any class of voting securities (as calculated under the BHC Act) (the “Voting Cap”) of the acquirer or surviving company, as applicable, following consummation of any such transaction and nor shall Newtek be required to convert any Nonvoting Securities.

(b) In the event of any merger, consolidation, reorganization, share exchange, reclassification or other similar transaction in which the shares of Parent Preferred Stock are exchanged for or changed into other stock or securities, cash and/or any other property, if the holders of Parent Common Stock are provided the right to convert or exchange Parent Common Stock for stock or securities, cash and/or any other property, then holders of the Parent Preferred Stock shall be provided the same right based upon the number of shares of Parent Common Stock such holders would be entitled to receive if such shares of Parent Preferred Stock were converted into shares of Parent Common Stock immediately prior to such transaction, provided, that in any transaction in which shares of Parent Preferred Stock will be reclassified or exchanged for stock or other securities, the Parent will structure the terms of any such transaction to cause Parent Preferred Stock to be exchanged for or changed into stock or other securities that are identical to the stock or other securities into or for which shares of Parent Common Stock would be reclassified or exchanged, except that such stock or other securities will include such restrictions, including on voting and transfer, as determined by Newtek in its sole discretion, to cause such stock or other securities to be Nonvoting Securities, provided further, that if any such transaction would cause Newtek to hold securities of any company in excess of the Voting Cap, all shares of Parent Common Stock in excess of the Voting Cap will be exchanged for or reclassified into such Nonvoting Securities. If any such transaction would cause Newtek to hold securities of any company in excess of 33% of the total equity of such company (as calculated under the BHC Act), Parent Preferred Stock and Parent Common Stock held by Newtek will be reclassified into or exchanged for such stock or other security up to 33% of the total equity of such company (as calculated under the BHC Act), and the Parent will pay Newtek cash in an amount equal to the fair market value of the Parent Preferred Stock and Parent Common Stock that cannot be reclassified or exchanged by operation of such limitation, and such shares of Parent Preferred Stock and Parent Common Stock will be cancelled.

(c) For the purposes of this Agreement, “Voting Securities” shall have such meaning as defined in 12 CFR 225.2(q)(1) and “Nonvoting Securities” shall have such meaning as defined in 12 CFR 225.2(q)(2), as may be amended or modified from time to time.

(d) In the event that the Parent breaches its obligations under Section 7.22(a) or 7.22(b) or believes that it is reasonably likely to breach such obligations, it shall notify Newtek as promptly as practicable (and, to the extent applicable, prior to any such breach having occurred) and shall cooperate in good faith with Newtek to modify any ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach, in accordance with Section 7.22(f).

(e) The Parent hereby acknowledges and agrees that, notwithstanding the provisions of any Transaction Document and without limitation of the exceptions and exclusions from Newtek’s confidentiality obligations set forth therein or in the Nondisclosure Agreement, Newtek, its Affiliates and each of their Representatives, without any notice to the Parent or any other Person, may disclose any Confidential Information to any Governmental Body (including, for the avoidance of doubt, bank regulatory authorities and examiners), in each case, having jurisdiction over Newtek or any of its Affiliates.

(f) During the period from the date hereof until the Closing, Newtek shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the approval or non-objection notice described in Section 8.3(h), and shall to the extent permitted by applicable law, provide updates to Parent upon Parent’s request regarding such efforts.

(g) Notwithstanding any provision of this Agreement or the Registration Rights Agreement to the contrary, in the event of (i) a determination by Newtek that (A) it is impermissible under the BHC Act or other applicable law or regulatory or supervisory guidance for Newtek to continue to hold, directly or indirectly, without limitation or otherwise, any Parent Preferred Stock (or any other equity interests of the Parent then held by Newtek), or (B) such continued holding of the Parent Preferred Stock (or any other equity interests of the Parent then held by Newtek) would be reasonably likely to result in the imposition of conditions or restrictions on Newtek’s activities or regulatory or supervisory requirements on Newtek arising under the BHC Act or other applicable law or regulatory or supervisory guidance (including any requirement that Newtek obtain an approval under the BHC Act); or (ii) the occurrence of any of the following: (A) a determination by the Federal Reserve that Newtek “controls” the Parent (as “control” is used for purposes of the BHC Act), or an affirmative indication that the Federal Reserve would likely take such a view (through published guidance or other supervisory communications), as confirmed after consultation with its legal counsel; (B) Newtek reasonably believes, after consultation with its legal counsel, that maintenance of an investment in the Company is or would be (after expiration of any applicable conformance period or otherwise) in conflict with the requirements of the BHC Act, including the Federal Reserve’s implementation of the “Volcker Rule” at 12 C.F.R §248.10(b) (the “Volcker Rule”); (C) any other regulatory requirement, instruction or request by a Governmental Body having jurisdiction over Newtek that Newtek divest or reduce its equity interest in the Parent; or (D) a determination by Newtek, based on Newtek’s determination that divesting or reducing its equity interest in the Parent is necessary or advisable to satisfy legal and/or regulatory requirements or supervisory expectations or that its equity interest in Parent could result in adverse reputational consequences (any occurrence referred to in clause (i) or (ii) above, a “Trigger Event”), then the Parent shall use its commercially reasonable efforts to consult and cooperate with Newtek in order to restructure Newtek’s investment in the Parent in a manner that avoids or remediates the matters giving rise to the Trigger Event to the reasonable satisfaction of Newtek. If any such avoidance or remediation involves the sale by Newtek of all or a portion of the Parent Preferred Stock (or any other equity interests of the Parent then held by Newtek) to a third party, then Newtek shall be permitted to execute such sale notwithstanding any restriction contained in any Transaction Agreement (including Section 12 of the Registration Rights Agreement), Sections 1-3 of the Registration Rights Agreement shall immediately become applicable and the Parent shall use commercially reasonable efforts to facilitate such sale and transfer, including by making the Parent’s management reasonably available during normal business hours to the prospective Parent(s) of the Parent Preferred Stock (or any other equity interests of the Parent then held by Newtek) and providing customary due diligence material, subject to customary confidentiality undertakings.

7.22 Specified Parent Post-Closing Covenants. Section 7.22 of the Parent Disclosure Schedule sets forth certain post-Closing covenants of the Parent which are incorporated herein. The covenants and undertakings contained in this Section 7.22 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.22 will cause irreparable injury to Newtek, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.22 will be inadequate. Therefore, Newtek will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.22 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.22 are cumulative and in addition to any other rights and remedies which Newtek may have hereunder or at law or in equity.

7.23 Remediation of Material Weaknesses. Prior to and until Closing, Newtek shall continue to use reasonable efforts to remediate any material weaknesses in the Company’s internal controls, and shall provide reasonable periodic updates to Parent with respect to the progress of such remediation; provided, that Newtek has no obligation to complete the remediation of such material weaknesses prior to Closing.

7.24 Parent Board Matters

(a) Following the Closing, the Parent will promptly cause one representative nominated by Newtek to be appointed to the Parent Board (the “Newtek Board Representative”). So long as Newtek, together with its Affiliates, beneficially owns Parent Preferred Stock and/or Parent Common Stock, that in the aggregate, constitutes at least 10% of the total outstanding shares of the Parent (on an as-converted and fully-diluted basis) (the “Minimum Ownership Interest”), the Parent will use its reasonable best efforts to have the Newtek Board Representative elected as a member of the Parent Board by the holders of Parent Common Stock and to solicit proxies for Newtek Board Representative to the same extent as it does for any of its other nominees to the Parent Board at any special meeting or annual meeting of the Parent Common Stock at which directors are to be elected.

(b) Upon the death, resignation, retirement, disqualification, or removal from office of Newtek Board Representative as a member of the Parent Board, Newtek shall have the right to nominate the replacement Newtek Board Representative, subject to Newtek’s ownership of the Minimum Ownership Interest at the time of such death, resignation, retirement, disqualification, or removal from office. The Parent shall use its commercially reasonable efforts to cause the Parent Board to take all action required to fill the vacancy resulting therefrom with such replacement, to have such replacement elected as director of the Parent by the holders of Parent Common Stock and to solicit proxies for such person to the same extent as it does for any of its other nominees to the Parent Board at any special meeting or annual meeting of Parent Common Stock at which directors are to be elected. If the replacement Newtek Board Representative is nominated by the Parent for election to the Parent Board but fails to be elected, then as soon as practicable thereafter the Parent shall use its commercially reasonable efforts to, subject to applicable law, cause the size of the Parent Board to be increased and appoint an individual designated in writing by the Parent to be Newtek Board Representative.

(c) The Parent acknowledges that Newtek Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Newtek and/or its Affiliates (collectively, the “Newtek Indemnitors”). The Parent hereby agrees that with respect to a claim by the Newtek Board Representative for indemnification arising out of his or her service as a director of the Parent (i) that the Parent is the indemnitor of first resort (i.e., the Parent’s obligations to the Newtek Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to all other members of the Parent Board) are primary and any obligation of Newtek Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred Newtek Board Representative are secondary) and (ii) Newtek Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Newtek Board Representative against the Parent.

7.25 R&W Insurance Policy. At or prior to the date hereof, Parent shall deliver to the Company and Newtek a conditionally bound binder agreement, evidencing a commitment to issue the representations and warranties insurance policy attached thereto, substantially in the form set forth on Exhibit J hereto, together with evidence of the payment of the premium for the R&W Insurance Policy and all other fees, costs, expenses and Taxes associated therewith, and evidence of the satisfaction of or of the intent to satisfy all other conditions to the final binding of the Policy. The Company shall cooperate with Parent’s reasonable efforts at Parent’s written request and provide such commercially reasonable assistance as may be reasonably necessary or appropriate in order to enable Parent to obtain and bind the R&W Insurance Policy. During the term of the R&W Insurance Policy, Parent (i) shall (and shall cause its Affiliates, including the Surviving Entity, to) maintain the R&W Insurance Policy in full force and effect and (ii) shall not (and shall cause its Affiliates, including the Surviving Entity, to not) (A) amend, modify, terminate, or waive any waiver of subrogation set forth in the R&W Insurance Policy without the prior written consent of Newtek, (B) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, (C) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Insurance Policy other than as allowed by the terms of the R&W Insurance Policy. The Parties hereto acknowledge and agree that the failure by Parent to obtain the R&W Insurance Policy by the Closing and/or to maintain the R&W Insurance Policy in accordance with this Section 7.25 shall not in any manner increase the liability of Newtek otherwise applicable under the provisions in Article X hereof. The cost to obtain the R&W Insurance Policy shall be borne equally by Newtek and Parent.

7.26 Conduct of the Parent’s Business.

(a) From the Execution Date through the Closing, except as expressly required by law, permitted or by this Agreement or the terms of the Divestiture Transaction, or as otherwise approved with the prior written consent of Newtek, the Parent shall use its reasonable best efforts to conduct the business of the Parent in all material respects in the ordinary course of business consistent with past practices and shall use its reasonable best efforts to maintain and preserve intact the current organization, material assets, Permits and relationships and goodwill of key Employees, customers, suppliers and others having material business relationships with the Company.

(b) Without limiting the generality of the foregoing, except for the Divestiture Transaction or as otherwise expressly required or permitted by this Agreement, or as set forth on Section 7.27(b) of the Parent Disclosure Schedule, or with the prior written consent of Newtek, the Parent shall not:

(i) except (x) as required pursuant to the terms of the Parent LTIP, or any individual award agreements thereunder, or (y) as required pursuant to the terms of the Executive Employment Agreements, (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of the equity or voting interests of the Parent, (B) split, combine, or reclassify any of the equity or voting interests of the Parent, or issue any other securities in respect of, in lieu of, or in substitution for shares of the capital stock or other equity or voting interests of the Parent, or (C) purchase, redeem, or otherwise acquire any securities of the Parent or any securities convertible into or exchangeable for such securities or any options, warrants, calls, or rights to acquire any such shares or other securities;

(ii) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent;

(iii) amend the Organizational Documents of the Parent, Merger Sub or Second Merger Sub (other than (i) ministerial changes or (ii) the proposal and adoption of a Certificate of Designation with respect to the creation and authorization of the Parent Preferred Stock);

(iv) take any action which would knowingly adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(v) (A) make or rescind any material election relating to Taxes, (B) amend any material previously-filed Tax Returns relating to the Parent or the business of the Parent, (C) compromise any material Proceeding relating to Taxes, or (D) change in any material respect any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(vi) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the transactions contemplated by this Agreement;

(vii) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(viii) agree or commit to do any of the foregoing.

7.27 Use of Name. Parent, on behalf of itself and its Affiliates, acknowledges and agrees that (a) Newtek and its Affiliates are the sole and exclusive owners of all rights, title and interests in and to the names “Newtek”, “NTS,” “Newtek Technology Solutions” and “Newtek Technology Services,” and any and all other registered trademarks owned by Newtek, including “Newtek Web Hosting,” “The IT Authority,” “Cloud Authority,” “Newtek File Vault,” “Newtek Hosting” and “Insured Cloud Computing” (the “Company Marks”) and (b) except as provided in this Section 7.27, neither the Parent nor any of its Affiliates (including, following the Closing, the Surviving Entity) will have any right to use any or display of the Company Marks following the Closing. Effective immediately after Closing, Newtek hereby grants a non-exclusive, royalty-free, worldwide, and non-sublicensable license to the Parent and the Surviving Entity to use the Company Marks solely in connection with the Business and solely in a manner substantially similar to the use of the Company Marks in the Business by the Company immediately prior to the Closing, for a period commencing on the Closing Date and ending on the date six months after the Closing Date (the “Transitional Period”). For the avoidance of doubt, the permitted use provided for in this Section 7.27 does not extend to the name “NewtekOne.” Prior to the expiration of the Transitional Period, Parent shall cause the Parent and Surviving Entity to cease all use of all Company Marks. Any goodwill generated by the Parent and Surviving Entity’s use of the Company Marks will inure to the benefit of Newtek. The Parent shall, and shall cause the Surviving Entity to, (i) ensure that all products and services provided in connection with the Company Marks during the Transitional Period meet the standards and level of quality with respect to which Newtek and the Company used the Company Marks prior to the Closing Date, (ii) conduct the Business and use the Company Marks in a manner that does not degrade standards of quality applicable to the Company Marks immediately prior to the Closing, and (iii) promptly after the Closing, cease any use of the name “NewtekOne” in connection with the Business. The Parent shall, and shall cause the Surviving Entity to, comply with any reasonable branding guidelines provided by Newtek in writing from time to time, and not modify the Company Marks or the use of the Company Marks in the Business in any material manner without Newtek’s prior written consent. The Parties agree that, for applicable Tax purposes, a portion of the Purchase Price or any other consideration payable by the Parent under this Agreement shall be allocated as an up-front, one-time payment of royalties in consideration for the right to use the Company Marks as contemplated herein; provided that the amount to be so allocated shall be agreed among the Parties in good faith prior to the Closing.

7.28 Master Services Agreements. The parties shall, and shall cause each of their Affiliates to, use their respective reasonable best efforts to negotiate and enter into the Master Services Agreements within 45 days of the Execution Date, with such Master Services Agreements to be in form and substance reasonably satisfactory to the respective parties thereto. The parties shall conduct such negotiations in good faith and agree that the final terms of the Master Services Agreements shall be consistent in all material respects with the ongoing discussions held among the parties through the date hereof.

Article VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Each Party. The respective obligations of Newtek, the Company and the Parent to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing subject to applicable Law, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a) Governmental Restraints. (i) No provision of any applicable Law shall prohibit the consummation of the transactions contemplated by this Agreement, and (ii) no final Order shall have been issued, promulgated, enacted or enforced by any Governmental Body after the date hereof enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Master Services Agreements. The Master Services Agreements shall have been entered into by the respective parties thereto.

8.2 Conditions to Obligations of the Parent. The obligations of the Parent to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing subject to applicable Law, in whole or in part, by the Parent (in the Parent’s sole discretion):

(a)  Representations and Warranties of the Company and Newtek. (i) Each of the each of the Company Fundamental Representations (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for de minimis inaccuracies that do not (and are not reasonably expected to) result in any liability to the Parent, and (ii) each of the other representations and warranties (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) made by the Company and Newtek set forth in Article IV and Article VI, respectively, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for any failures of such representations and warranties to be so true and correct as have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b)  Performance by the Company and Newtek. The Company and Newtek shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company or Newtek, as applicable, on or prior to the Closing Date.

(c)  Closing Certificate of the Company and Newtek.

(i) The Parent shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Company certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(ii) The Parent shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of Newtek certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d)  Closing Deliverables. The Company and Newtek shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 3.4(b) and in the other Transaction Documents.

(e)  No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence, or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Company.

(f)  Written Consent. The Written Consent shall have been obtained and delivered to the Parent and shall be in full force and effect.

(g)  Company Audited Financial Statements. The Parent shall have received the Company Audited Financial Statements.

8.3 Conditions to Obligations of the Company and Newtek. The obligations of the Company and Newtek to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing subject to applicable Law, in whole or in part, by the Company and Newtek (in the Company’s and Newtek’s sole discretion):

(a) Representations and Warranties of the Parent. (i) Each of the Parent Fundamental Representations (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for de minimis inaccuracies that do not (and are not reasonably expected to) result in any liability to the Seller, and (ii) each of the other representations and warranties made by the Parent in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for any failures of such representations and warranties to be so true and correct as have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Parent.

(b) Performance by the Parent. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.

(c)  Closing Certificate of the Parent. The Company and Newtek shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Parent certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Closing Deliverables. The Parent shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 3.4(a) and in the other Transaction Documents.

(e)  No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence, or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Parent.

(f) Closing of the Divestiture Transaction. The Divestiture Transaction shall have occurred.

(g) Federal Tax Opinion. The Company shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(h) Regulatory Approval. Newtek shall (i) have received from the Federal Reserve a regulatory approval or non-objection notice, either orally or in writing, with respect to the Transactions, (ii) have not received any determination by the Federal Reserve that the Transactions would result in “control” of the Parent by Newtek (as “control” is used for purposes of the BHC Act), or any affirmative indication that the Federal Reserve would likely take such a view (through published guidance or other supervisory communications).

Article IX
TERMINATION RIGHTS

9.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By mutual written consent of the Parent and Newtek;

(b) By either the Parent or Newtek if any Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such order was primarily due to the action or inaction of such Party;

(c) By either the Parent or Newtek in the event that the Closing has not occurred on or prior to February 9, 2025 (the “Termination Date”); provided, however, that (i) Newtek may not terminate this Agreement pursuant to this Section 9.1(c) if such failure of the Closing to occur is primarily due to the failure of the Company or Newtek to perform and comply in all material respects with the covenants and agreements to be performed or complied with by the Company or such Newtek, as applicable, and (ii) the Parent may not terminate this Agreement pursuant to this Section 9.1(c) if such failure of the Closing to occur is primarily due to the failure of the Parent to perform and comply in all material respects with the covenants and agreements to be performed or complied with by the Parent;

(d) By either the Parent or Newtek in the event if there has been an event, change, occurrence, or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect on the Company, in the case of the Parent and on the Parent, in the case of Newtek;

(e) By either the Parent or Newtek if there shall have been a breach or inaccuracy of the other Party’s representations and warranties in this Agreement or a failure to perform its covenants and agreements in this Agreement (which, in the case of the right of termination by the Parent, shall also include any breach by the Company), in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b), as applicable, unless such failure is reasonably capable of being cured by the Termination Date, in which case, so long as the breaching Party is using commercially reasonable efforts to cure such failure, the breaching Party shall have 30 days (but in no event beyond the Termination Date) after receipt of notice from the terminating party of its intention to terminate this Agreement pursuant to this Section 9.1(e) to cure such failure before the terminating Party may so terminate this Agreement; provided, however, no Party may terminate this Agreement pursuant to this Section 9.1(e) if (i) any of such Party’s representations and warranties shall have become and continue to be untrue in a manner that would cause the conditions set forth in Section 8.2(a) (with respect to a termination by Newtek) or Section 8.3(a) (with respect to a termination by the Parent), as applicable, not to be satisfied, (ii) there has been, and continues to be, a failure by such Party to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 8.2(b) (with respect to a termination by Newtek) or Section 8.3(b) (with respect to a termination by the Parent), as applicable, not to be satisfied, or (iii) the failure of the terminating Party to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the breach by the non-terminating Party; or

(f) By Newtek if the Divestiture Agreement has not been executed by November 30, 2024.

Any Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Parties to this Agreement, specifying the provision or provisions hereof pursuant to which such termination shall have been made and setting forth in reasonable detail the factual basis for such termination.

9.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to and in accordance with Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 9.2, Article XI and Section 7.7; provided, however, that nothing herein shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or Fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.

Article X
INDEMNIFICATION

10.1 Indemnification by Newtek. Subject to the terms of this Article X, from and after the Closing, Newtek shall indemnify and hold harmless the Parent, the Surviving Entity and their respective Affiliates and each of their respective direct or indirect members (including partners, shareholders and members of members), directors, officers, employees, consultants, representatives, agents and permitted assigns (collectively, the “Parent Indemnitees”) to the fullest extent permitted by Law, from and against, without any duplication, and pay to the applicable Parent Indemnitee the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, or costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third-party claim (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:

(a) any breach or inaccuracy of any of the representations or warranties of the Company contained in Article IV, any Transaction Document or the certification of a Responsible Officer of the Company delivered to the Parent pursuant to Section 8.2(d);

(b) any breach or inaccuracy of the representations and warranties of Newtek set forth in Article VI, any Transaction Document or the certification of a Responsible Officer of Newtek delivered to the Parent pursuant to Section 8.2(c);

(c) any breach of any of the covenants or agreements of the Company or Newtek contained in this Agreement or any Transaction Document;

(d) any and all Company Taxes;

(e) Transaction Expenses and Indebtedness as of the Closing not properly included in the Final Adjustment Amount; and

(f) the items set forth on Section 10.1(f) of the Company Disclosure Schedule.

THIS INDEMNITY OBLIGATION IS INTENDED TO ALLOCATE LIABILITY IN ACCORDANCE WITH ITS TERMS FOR, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE ACTUAL OR ALLEGED NEGLIGENCE OR STRICT LIABILITY OF ANY PARENT INDEMNITEES AND (II) STATUTORY AND COMMON LAW STRICT LIABILITY CLAIMS.

10.2 Indemnification by the Parent. Subject to the terms of this Article X, from and after the Closing, the Parent shall indemnify and hold harmless Newtek and its respective Affiliates and each of its respective direct or indirect members (including partners, shareholders and members of members), directors, officers, employees, consultants, representative, agents and permitted assigns (collectively, the “Newtek Indemnitees” and, together with the Parent Indemnitees, the “Indemnified Parties”), to the fullest extent permitted by law, from and against, without any duplication, and pay to the applicable Newtek Indemnitee the amount of, any Losses incurred, arising out of or relating to:

(a) any breach or inaccuracy of any of the representations or warranties of the Parent contained in this Agreement, the Transaction Documents or the certifications of the Responsible Officers of the Parent delivered to the Company pursuant to Section 8.3(c); and

(b) any breach of any of the covenants or agreements of the Parent contained in this Agreement or the Transaction Documents or the certification of a Responsible Officer of the Parent delivered to the Company and Newtek pursuant to Section 8.3(c).

10.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article X or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the Transactions:

(a) Mini-Basket. Newtek will not have any liability under Section 10.1(a) in respect of any individual indemnification claim or series of related indemnification claims unless and until such indemnification claim or indemnification claims involve Losses in excess of $25,000 to any Parent Indemnitee (the “Mini-Basket”); provided, that the limitation set forth in this Section 10.3(a)(i) shall not apply to Losses arising from Fraud or any breach or inaccuracy of the Company Fundamental Representations; provided, further, that all Losses for which Newtek is not required to indemnify the Parent Indemnitees because the associated Losses do not equal or exceed the applicable Mini-Basket shall nevertheless be applied towards the Deductible under Section 10.3(b).

(b) Deductible. Newtek will not have any liability under Section 10.1(a) until the Parent Indemnitees have suffered Losses in excess of $75,000 (the “Deductible”) arising from indemnification claims under Section 10.1(a), and then the recoverable Losses under Section 10.1(a) shall be limited to those that exceed the Deductible; provided, that the limitation set forth in this Section 10.3(b)(i) shall not apply to Losses arising from any Fraud or any breach or inaccuracy of any Company Fundamental Representation.

(c)  Cap. Other than in the case of Fraud, Newtek’s liability under Section 10.1(a) shall not exceed $75,000 (the “Cap”); provided, that the limitation set forth in this Section 10.3(c) shall not apply to Losses arising from any breach or inaccuracy of any Company Fundamental Representation.

(d)   Order of Recovery. In the event of a Parent Indemnitee claim under Section 10.1(a), such Parent Indemnitee shall recover such Losses in the following order: (i) first, by seeking to recover such Losses under the R&W Insurance Policy, and (ii) second, to extent the claim relates to a breach of a Company Fundamental Representation and such Parent Indemnitee is unable to recover any portion of such Losses under the R&W Insurance Policy (including as a result of any retention or deductible to be borne by any Parent Indemnitee), by recovery directly from Newtek. Notwithstanding the foregoing, Newtek shall not be required to indemnify any Person for claims under Section 10.1(a) with respect to any Company Fundamental Representation for an aggregate amount of Losses exceeding the value of the Purchase Price; provided, that this limitation shall not apply to Losses related to any such claims with respect to Fraud.

(e)  Survival; Claims Period.

(i) The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any Transaction Documents shall survive the Closing through and including the 18-month anniversary of the Closing Date; provided, that (A) the Company Fundamental Representations and the Parent Fundamental Representations shall survive the Closing indefinitely, and the representations and warranties of the Company set forth in Section 4.17 (Employee Benefits) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”), and (B) any claim of Fraud will survive and can be made by a Parent Indemnitee or Newtek Indemnitee indefinitely; provided, that any obligations under Section 10.1(a) and Section 10.2(a) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying Party before the termination of the applicable Survival Period. Notwithstanding anything to the contrary in this Section 10.3(e), the indemnification obligations pursuant to this Article X shall not terminate with respect to any indemnification claim made by a Parent Indemnitee or a Newtek Indemnitee, as the case may be, prior to the expiration of the applicable Survival Period until such claim is resolved.

(ii) The respective covenants and agreements of Newtek, the Company and the Parent made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing for the respective term specified in such covenant or agreement or, if not specified, until fully performed in accordance with their respective terms; provided, that any claim for breach of such covenant or agreement may be also brought within the longer of the two-year period following such Survival Period and the applicable statute of limitations in respect of the breach thereof.

(f) Sole and Exclusive Remedy.

(i) From and after the Closing, the R&W Insurance Policy and the indemnification provisions provided in this Article X shall constitute the sole and exclusive remedy of the Parties for Losses recoverable under Section 10.1 or Section 10.2 (including any Losses sustained by a Party as a result of any breach of this Agreement), other than (a) claims relating to Fraud, (b) disputes under Section 3.6 (which disputes will be resolved in accordance with the dispute mechanism set forth in Section 3.6(b)) or 3.6(c)), or (c) as set forth in Section 7.7(h).

(ii) Newtek shall have no right of contribution or other recourse against the Company or their respective directors, managers, officers, Employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns or successors for any Third-Party Claims asserted by Parent Indemnitees, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Parent Indemnitees.

10.4 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought; provided, that failure to so notify the indemnifying Party shall not preclude the indemnified Person from any indemnification which it may claim in accordance with this Article X.

(b) In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.1 or Section 10.2 hereof (regardless of the limitations set forth in Section 10.3) (a “Third-Party Claim”), except as set forth in Section 7.15 with respect to Tax Proceedings, the indemnified Person shall promptly cause written notice of the assertion of any Third-Party Claim to be forwarded to the indemnifying Party. The failure of the indemnified Person to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the indemnifying Party’s obligations with respect thereto except to the extent that such failure has an actual prejudicial effect on the defenses or other rights available to the indemnifying Party with respect to such Third-Party Claim. Subject to the provisions of this Section 10.4, and so long as the indemnifying Party acknowledges in writing that the applicable indemnified Person is entitled to be indemnified and held harmless in accordance with this Article X for any Losses incurred pursuant to such Third-Party Claim, the indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified Person, and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days of the indemnified Person’s written notice of the assertion of such Third-Party Claim (or such lesser number of days as may be required by court proceeding in the event of a litigated matter) notify the indemnified Person of its intent to do so; provided, that the indemnifying Party must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified Person of its election as herein provided or contests its obligation to indemnify the indemnified Person for such Losses under this Agreement, the indemnified Person may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. Notwithstanding anything to the contrary in this Agreement, the indemnified Person shall be entitled to engage counsel of its choice (which counsel shall be reasonably acceptable to the indemnifying Party) and assume the defense of or otherwise control the handling of a Third-Party Claim, in each case, at the expense of the indemnifying Party by notifying the indemnifying Party if (A) so requested by the indemnifying Party, (B) in the good faith reasonable opinion of counsel to the indemnified Person, a conflict or potential conflict exists between the indemnified Person and the indemnifying Party that would make such representation by the indemnified Person advisable, (C) such Third-Party Claim is brought by a Governmental Body for violation of Law, (D) such Third-Party Claim seeks relief other than for monetary damages or would reasonably be expected to result in an injunction, writ or decree, (E) such Third-Party Claim would result in monetary liability for which the indemnified Person would not be fully reimbursed or (F) such Third-Party Claim would reasonably be expected to materially and adversely affect the ongoing business of the Company. Each Party agrees to provide reasonable access to each other Party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third-Party Claim. Notwithstanding anything in this Section 10.4(c) to the contrary, neither the indemnifying Party nor the indemnified Person shall, without the prior written consent of the other, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such Party provide to such other Party an unqualified release from all liability in respect of the Third-Party Claim. If the indemnifying Party makes any payment on any Third-Party Claim, the indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified Person to any insurance benefits or other claims of the indemnified Person with respect to such Third-Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified Person and the indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third-Party Claim hereunder, the indemnified Person shall forward to the indemnifying Party notice of any sums due and owing by the indemnifying Party pursuant to this Agreement with respect to such matter and the indemnifying Party shall pay all of such remaining sums so due and owing to the indemnified Person in accordance with Section 10.4(e).

(d) Each indemnified party hereunder shall use all commercially reasonable efforts to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Losses, including incurring costs and expenses (but only to the minimum extent necessary to remedy the breach that gives rise to such Losses); provided that the costs and expenses reasonably incurred in connection with such mitigation shall constitute Losses subject to indemnification under this Article X (but only to the extent such amount would otherwise constitute Losses subject to indemnification under this Article X).

(e) Any payment Newtek is obligated to make to any Parent Indemnitee pursuant to this Article X shall be paid by Newtek by wire transfer of immediately available funds within five Business Days after the date of such notice or, if such amount is disputed in good faith by the indemnifying party, within five Business Days of a Final Determination, which notice shall include reasonably detailed supporting documentation, unless the indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. If Newtek breaches its obligation to pay any amount hereunder, such amount shall bear interest from and including the payment due date but excluding the date of payment at a rate per annum equal to the Prime Rate, with such interest payable at the same time as the payment to which it relates and calculated daily on the basis of a year of 365 days and the actual number of days elapsed, and the Parent may proceed against any securities or other property owned by Newtek, including any equity of the Parent owned by Newtek, and Newtek agrees to take any and all action, including granting any powers of attorney or other authorizations, to permit such recourse. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(f) Notwithstanding anything to the contrary in this Agreement, for purposes of determining the failure of any representations or warranties of the Company or Newtek to be true and correct, the breach of any covenants or agreements of the Company or Newtek, and calculating Losses hereunder related to such failures or breaches, any materiality, material adverse effect or similar qualifications or phrases contained herein that have the effect of making such representations, warranties, covenants or agreements less restrictive on the Company or Newtek shall be disregarded.

10.5 Release. In consideration of this Agreement, Newtek, on behalf of itself and its Affiliates (other than, for the avoidance of doubt, the Company), and their respective successors and permitted assigns hereby releases and forever discharges, effective as of the Closing, the Parent, the Company, the Surviving Entity and each of their respective past, present and future officers, directors, employees, representatives, Affiliates, stockholders, successors and assigns (each, a “Newtek Released Party”) from any and all Losses of any nature (whether known or unknown) against any Newtek Released Party, arising out of or in any way relating to the ownership or operation of the Company or the Business prior to the Closing or relating to any pre-Closing actions or failures to act (including negligence or gross negligence); provided, however, that the Parties acknowledge and agree that this Section 10.5 does not apply to and shall not constitute a release of (a) any rights, claims, or obligations arising under this Agreement or any other Transaction Document (including, for the avoidance of doubt, any rights, claims, or obligations arising under the Customer Agreement), (b) any rights, claims, or obligations arising under or related to the ownership of the Stock Consideration, or (c) any claims that cannot be released as a matter of law. In consideration of this Agreement, the Parent, on behalf of itself and its Affiliates (including the Surviving Entity), and their respective successors and permitted assigns hereby releases and forever discharges, effective as of the Closing, Newtek and each of its respective past, present and future officers, directors, employees, representatives, Affiliates, stockholders, successors and assigns (each, a “Buyer Released Party”) from any and all Losses of any nature (whether known or unknown) against any Buyer Released Party, arising out of or in any way relating to the ownership or operation of the Company or the Business prior to the Closing relating to any Company pre-Closing actions or failures to act (including negligence or gross negligence); provided, however, that the Parties acknowledge and agree that this Section 10.5 does not apply to and shall not constitute a release of (a) any rights, claims, or obligations arising under this Agreement or any other Transaction Document (including, for the avoidance of doubt, any rights, claims, or obligations arising under the Customer Agreement), (b) any rights, claims, or obligations arising under or related to the ownership of the Stock Consideration, or (c) any claims that cannot be released as a matter of law.

Article XI
GENERAL PROVISIONS

11.1 Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application or borrowing of the laws of any jurisdiction other than the State of Delaware.

11.2 Consent to Jurisdiction. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery located in the State of Delaware or, solely if such Court of Chancery declines jurisdiction, in any federal court located in the State of Delaware, or solely if such federal court declines jurisdiction, in any state court located in the State of Delaware (the “Designated Courts”). Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding arising out of or relating to this Agreement brought by any Party, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the Designated Courts, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the Designated Courts.

11.3 Waiver of Jury Trial. To the extent not prohibited by applicable Law which cannot be waived, each of the Parties waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, action, claim, cause of action, suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each Party acknowledges that it has been informed by the other Party that this Section 11.3 constitutes a material inducement upon which the Parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any Party hereto may file an original counterpart or a copy of this Section 11.3 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

11.4 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

11.5 Expenses. Except as otherwise provided in this Agreement or the Transaction Documents, each Party shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.6 Complete Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.7):

If to Newtek or, prior to the Closing, the Company to:

NewtekOne, Inc.
1981 Marcus Avenue, Suite 130
Lake Success | NY 11042
Attention: Chief Executive Officer and Chief Legal Officer
Email: bsloane@newtekone.com; mschwartz@newtekone.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad St.
New York, New York 10004
Attention: Jared M. Fishman
Email: fishmanj@sullcrom.com

If to the Parent or, after the Closing, the Surviving Entity to:

Paltalk, Inc.
30 Jericho Executive Plaza, Suite 400E
Jericho, NY 11735
Attention: Chief Executive Officer
Email: jkatz@paltalk.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
2801 N. Harwood Street, Suite 2300
Dallas, TX 75201
Attention: Gregory R. Samuel; Cameron Scales
Email: greg.samuel@haynesboone.com; cameron.scales@haynesboone.com

11.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void, and ineffective. Notwithstanding anything to the contrary herein, no assignment pursuant to this Section 11.8 shall release the assigning Party of its obligations or liabilities under this Agreement.

11.9 Third Party Beneficiaries. Other than Article X (with respect to each Party’s additional indemnitees) of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

11.10   Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.11  Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.12 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

11.13  Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of a Party or its Affiliates shall have any liability for any obligations or liabilities of such Party under this Agreement or the Transaction Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.14  Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Body by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

11.15  Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

PARENT:

PALTALK, INC.

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	Chief Executive Officer

MERGER SUB:

PALT Merger Sub 1, Inc.

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	President

SECOND MERGER SUB:

PALT Merger Sub 2, LLC

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	President

Signature Page to

Agreement and Plan of Merger

COMPANY:

NEWTEK TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Barry Sloane
Name:	Barry Sloane
Title:	Chief Executive Officer

NEWTEK:
NEWTEKONE, INC.

By:	/s/ Barry Sloane
Name:	Barry Sloane
Title:	Chief Executive Officer

Signature Page to

Agreement and Plan of Merger

EXHIBIT A

DEFINITIONS

“2023 Top Customers” is defined in Section 4.22(a).

“2023 Top Vendors” is defined in Section 4.22(b).

“2024 Top Customers” is defined in Section 4.22(a).

“2024 Top Vendors” is defined in Section 4.22(b).

“Acquisition Proposal” is defined in Section 7.8(a).

“Acquisition Transaction” is defined in Section 7.8(a).

“Adjusted EBITDA” means the net income before interest, income taxes, depreciation, amortization of the Company, and stock-based compensation expense, in each case, as determined in accordance with GAAP and applied and calculated in a manner consistent with the EBITDA Calculation Methodology set forth on Exhibit F.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” is defined in Section 4.19.

“Agreement” is defined in the preamble to this Agreement.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and applicable local anti-corruption and bribery Laws in jurisdictions in which the Company is operating.

“Audited Financial Statements” means the audited financial statements of the Parent for the fiscal year ended December 31, 2026, together with the audited financial statements of the Parent for the fiscal year ended December 31, 2025.

“Auditor” is defined in Section 3.5(b).

“Average Adjusted EBITDA” is defined in Section 3.6(b).”

“Benefit Program” is defined in Section 4.17(a).

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and as implemented and interpreted by the Federal Reserve.

“Business” means the business of providing information technology managed services, secure private cloud hosting, backup and disaster recovery and related products and services.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable Laws.

“Cap” is defined in Section 10.3(c).

“Capitalized Lease” means any lease or other Contract of the Company that is required to be capitalized in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“CARES Act and COVID Relief Programs” means, collectively, the CARES Act, the Families First Coronavirus Response Act, and all FAQs or Interim Final Rules issued by any Governmental Body related thereto, and any similar Laws or programs that address the financial impact of the COVID-19 pandemic on employers, including the PPP Loan Program and any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the CARES Act.

“Cash” means, as of the Determination Time, the aggregate amount of unrestricted cash and cash equivalents (to the extent such cash equivalents are readily convertible into cash for use within 30 days) of the Company, excluding the effects of the transactions on the Closing Date; provided, however, that (a) Cash shall be reduced by (i) the amount, as of the Determination Time, of all outstanding checks, wires, transfers and drafts of the Company that are issued or outstanding at such time, (ii) cash held or maintained by the Company as of the Determination Time for the benefit of any third Person (including on behalf of customers of the Company), and (iii) the amount of any cash distributions or payments to any Person on after the Determination Time but prior to the Closing, and (b) Cash shall include the amount, as of the Determination Time, of any third party checks deposited or held in the Company’s accounts that have not yet cleared.

“Cash Consideration” means an amount equal to (a) $4,000,000, (b) minus an amount equal to the Estimated Working Capital Deficit (if any), plus (c) an amount equal to the Estimated Working Capital Excess (if any), (d) minus an amount equal to the Estimated Closing Indebtedness, (e) minus an amount equal to the Estimated Transaction Expenses and (f) plus an amount equal to the Estimated Closing Cash. The Cash Consideration shall be subject to increase as set forth in the definition of “Stock Consideration”.

“Certificate of Designation” is defined in the recitals to this Agreement.

“Certificate of Merger” is defined in Section 2.1(b).

“Claim” means all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual Proceeding.

“Closing” is defined in Section 3.2.

“Closing Cash” means the Cash of the Company as of 12:01 AM CT on the Closing Date.

“Closing Date” is defined in Section 3.2.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company outstanding and unpaid as of the Determination Time; provided, that any Indebtedness of the Company incurred after the Determination Time but prior to the Closing shall be deemed incurred as of the Determination Time (but excluding, for the avoidance of doubt, any such amounts taken into account as a reduction to Cash Consideration as Closing Transaction Expenses or as a current liability in Working Capital).

“Closing Statement” is defined in Section 3.5(b).

“Closing Transaction Expenses” means the Transaction Expenses that remain unpaid as of immediately prior to the Closing (but excluding, for the avoidance of doubt, any such amounts taken into account as a reduction to Cash Consideration as Closing Indebtedness or as a current liability in Working Capital).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Audited Financial Statements” is defined in Section 7.15(a).

“Company Board” is defined in the recitals to this Agreement.

“Company Common Stock” is defined in the recitals to this Agreement.

“Company Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, of the Company used or held for use in the business of the Company.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Company and delivered to the Parent on the Execution Date.

“Company Financial Statements” is defined in Section 4.10(a).

“Company Fundamental Representations” means the representations and warranties set forth in Sections 4.1(a) and 4.1(b) (Organization; Qualification), 4.2 (Authority; Enforceability), 4.3(a) (Non-Contravention), 4.5 (Capitalization), 4.27 (Brokers’ Fee), 4.28 (Anti-Takeover Statutes), 6.1 (Authority; Enforceability), 6.2(a) (Non-Contravention), 6.4 (Ownership and Transfer of Company Common Stock), and 6.6 (Brokers’ Fee).

“Company Hosting Computer Systems” is defined in Section 4.21(j).

“Company Information” is defined in Section 7.15(c)(i).

“Company IT Systems” means IT Systems owned or used by the Company (including through cloud-based or other third-party service providers).

“Company Marks” is defined in Section 7.27.

“Company Material Contracts” is defined in Section 4.13(a).

“Company Owned Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Company.

“Company Privacy Commitments” is defined in Section 4.21(l).

“Company Taxes” means (a) all Taxes imposed on the Company, or any Consolidated Group of which the Company was a member prior to the Closing for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), that are attributable to the Pre-Closing Taxable Period or to the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 7.14(c)); and (b) all Taxes for which Newtek is liable for under Section 7.14(f); provided, that no such Tax will constitute a Company Tax to the extent such Tax was taken into account in determining the Final Adjustment Amount as finally determined pursuant to Section 3.5(b).

“Company Unaudited Financial Statements” is defined in Section 4.10(a).

“Confidential Information” means any information with respect to the Company, including methods of operation, products, technology, inventions, trade secrets, commercial secrets, know-how, Software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client non-public personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, however, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or prohibited by any other confidentiality agreement or obligation.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any required by a Governmental Body).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state, or local law.

“Continuing Employees” is defined in Section 7.13(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations, in each case, other than such liabilities that arise solely out of, or relate solely to, the Benefit Programs listed in Section 4.17(a) of the Company Disclosure Schedule.

“Conversion Shares” is defined in the recitals to this Agreement.

“Data Partner” means, with respect to an Entity, a natural or legal Person (including vendors, processors, or other third parties) Processing Personal Information at the instruction of such Entity, and any third party sharing Personal Information with such Entity.

“Deductible” is defined in Section 10.3(b).

“Definitive Proxy Statement” is defined in Section 7.19(a).

“Designated Courts” is defined in Section 11.2.

“Designated Value” means $3.82 per share of Parent Common Stock.

“Determination Time” means 12:01 AM United States Eastern Time on the Closing Date.

“Divestiture Agreement” is defined in Section 5.18.

“Divestiture Transaction” means the sale of “Paltalk”, “Camfrog”, and “Tinychat” applications and all assets and liabilities related to such applications to a third-party that is not a Parent Related Person (or third-parties, none of which is a Parent Related Person) in one or more transactions, such that upon the completion of such transaction or transactions, neither the Parent nor any Parent Related Persons hold any right to operate or control such applications, whether directly or indirectly; provided, however, that Parent shall retain, and nothing herein shall require the divestiture of, (a) any patents, patent applications, and any rights or causes of action related to such applications, including the Specified Litigation, or (b) any assets (including Intellectual Property) that are not exclusively related to such applications.

“DLLCA” is defined in Section 2.2(a).

“Earn-Out Calculation” is defined in Section 3.6(c).

“Earn-Out Calculation Statement” is defined in Section 3.6(c).

“Earn-Out Calculation Objection Notice” is defined in Section 3.6(c).

“Earn-Out Amount” is defined in Section 3.6(b).

“Earn-Out Cash Consideration Amount” is defined in Section 3.6(b).

“Earn-Out Period” is defined in Section 3.6(b).

“Earn-Out Stock Consideration Amount” is defined in Section 3.6(b).

“Effective Time” is defined in Section 2.1(b).

“Employee” means an individual who is employed by the Company as of the Closing Date, whether by Contract, common law or otherwise, including any such employees who are not actively at work on the Closing Date due to a leave of absence.

“Employment Agreement” means that certain employment agreement, by and between the Company and Jared Mills (effective as of and subject to the occurrence of the Closing).

“Enforceability Exceptions” is defined in Section 4.2(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, investigation, order or enforceable directive made, brought or issued by any Governmental Body or any other third-party Person resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances at, in, by, or from the operations of the Company or at, on or under the Real Property, (b) the transportation, storage, treatment or disposal of Hazardous Substances in connection with the operations of the Company, (c) the violation, or alleged violation, of any Environmental Laws or Environmental Permits connected with the operation of the Company, or (d) any claim pursuant to contractual obligations to any Person for Environmental Costs and Liabilities.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, and Environmental Remedial Action) arising from or under any Environmental Law or Environmental Claim.

“Environmental Laws” means any applicable federal, state or local law (including, without limitation, principles of common law), statute, code, ordinance, rule, regulation, treaty, Permit or other requirement relating to protection of the environment, natural resources, species and their habitats, or health and safety (to the extent such health and safety relate to exposure to Hazardous Substances) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Law, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Endangered Species Act, 16 U.S.C. 1531 et seq., the Migratory Bird Treaty Act, 16 U.S.C. 703 et seq., and those portions of the Occupational Safety and Health Act, 29 U.S.C. §651, et seq. relating to Hazardous Substances, and the regulations promulgated pursuant thereto, and all analogous state or local Law.

“Environmental Remedial Action” means any action required or voluntarily taken to (i) cleanup, remove, treat, or in any other way address any Hazardous Substance or other substance posing a risk to the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health and welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to environmental contamination; or (iv) bring any property owned, operated or leased by the Company and the facilities located and operations conducted thereon into compliance with applicable Environmental Laws and Environmental Permits.

“Environmental Permit” means any permit, approvals, consents, licenses, exemptions, registrations and other authorizations, consents, and approvals of or from any Governmental Bodies and required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b),(c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Cash” is defined in Section 3.5(a).

“Estimated Closing Indebtedness” is defined in Section 3.5(a).

“Estimated Closing Statement” is defined in Section 3.5(a).

“Estimated Transaction Expenses” is defined in Section 3.5(a).

“Estimated Working Capital” is defined in Section 3.5(a).

“Estimated Working Capital Deficit” means the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.

“Estimated Working Capital Excess” means the amount, if any, by which the Estimated Working Capital is greater than Target Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Execution Date” is defined in the preamble to this Agreement.

“Executive Employment Agreements” means each of (i) that certain Amended and Restated Executive Employment Agreement, dated March 23, 2022, by and between Paltalk, Inc., and Jason Katz and (ii) that certain Amended and Restated Employment Agreement, dated March 23, 2022, by and between Paltalk, Inc. and Kara Jenny

“Export Control Laws” is defined in Section 4.7(e).

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Final Adjustment Amount” means an amount equal to (i) $4,000,000, plus (ii) the aggregate Designated Value of the Stock Consideration, minus (iii) an amount equal to the Closing Indebtedness, minus (iv) an amount equal to the Closing Transaction Expenses, plus (v) an amount equal to the Working Capital Excess, if any, minus (vi) an amount equal to the Working Capital Deficit, if any, plus (vii) an amount equal to the Closing Cash.

“Final Determination” is defined in Section 10.4(e).

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means, with respect to any party, such party’s actual and intentional fraud with respect to the making of representations and warranties herein or in any Transaction Document; provided, however, that such actual and intentional fraud of such party shall only be deemed to exists if such party makes a knowing and intentional misrepresentation or omission of a material fact or matter under circumstances or in a manner that constitutes common law fraud under applicable Law.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Body” means any executive, legislative, judicial, regulatory or administrative agency, body, instrumentality, commission, department, board, court, tribunal, arbitrating body or authority of the United States, any country, territory or jurisdiction outside of the United States or any state, local or other governmental or political subdivision thereof.

“Government Official” means any officer or employee of a Governmental Body, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Body or public organization.

“Hazardous Substances” means any substance, material, or waste which is regulated by any Governmental Body pursuant to Environmental Law, including, without limitation, any material, substance or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes petroleum, petroleum products (including, without limitation, crude oil and any fraction thereof), asbestos, asbestos-containing materials, lead, radon, ionizing and non-ionizing radioactive materials and substances, urea formaldehyde, PFAS, and polychlorinated biphenyls).

“Indebtedness” means, with respect to any Person as of any particular time, each of the following: (a) any indebtedness, including accrued interest, for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) indebtedness of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable (including breakage fees and redemption and repayment premiums or penalties), (c) all obligations of the Company issued or assumed as the deferred purchase price of property, assets, securities or services (including all earn-out payments, Newtek notes and other similar payments, each calculated at the maximum amount payable under or pursuant to such obligation), all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practices solely to the extent included in the calculation of Working Capital), (d) all obligations of the Company under leases capitalized in the Company Financial Statements or that are required to be capitalized as capital or finance leases in accordance with GAAP, (e) all obligations of the Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance, performance bond, or similar credit transaction, including any drawn amounts thereunder, (f) all obligations of the Company under interest rate or currency swap transactions, forward contracts or other hedging transactions (in each case valued at the termination value thereof), (g) the liquidation value, accrued or unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of the Company, (h) any cash overdrafts drawn as of the Closing (to the extent not included in reductions to Cash), (i) any off-balance sheet liabilities, (j) any commitment by which a person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (k) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (l) any obligations under any automobile leases with respect to which a person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (m) any obligations under credit cards with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (n) all obligations related to the deferral of a payment obligation, advance of a credit, or the unforgiven portion of any loans pursuant to any government assistance programs or any other law, regulation, order, notice or other ruling issued by any Governmental Body, in each case in response to SARS-CoV-2 and its disease commonly known as COVID-19, any evolutions or additional strains, variations or mutations thereof or any related associated epidemics, pandemics, or disease outbreaks, (o) all obligations of the Company with respect to intercompany loans between the Company and any Affiliate of the Company (including Newtek and its Affiliates), (p) all obligations related to any unpaid severance obligations that are due and owing (including the employer portion of any applicable payroll taxes), (q) all amounts held on behalf of any third party (including amounts held on behalf of customers of the Company), (r) all obligations of the type referred to in clauses (a) through (q) of the Company for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, (s) all obligations of the type referred to in clauses (a) through (r) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), and (t) any prepayment premiums or penalties triggered (or partially triggered) by the repayment or payoff of all or any amount outstanding under the items described in the preceding clauses (a) through (s).

“Indemnified Parties” is defined in Section 10.2.

“Intellectual Property Rights” means all intellectual property rights, under the Law of any jurisdiction, whether statutory or common law rights, including, without limitation, all rights in and to any of the following: (a) patents, patent applications, patent disclosures and extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof; (b) Internet domain names, trademarks, Social Media, trade names, service marks, trade dress, trade names, logos, corporate names and other identifiers of source, and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c); (d) Software, data, databases and any documentation related to any item listed in this clause; (e) trade secrets and other confidential information, (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information); and (f) other intellectual property rights.

“Intercompany Obligations” means all contracts and transactions, intercompany loans, advances, payables, and receivables relating to the business of the Company between Newtek (or any of its Affiliates) and the Company which were made or arose out of transactions occurring prior to the Closing.

“Interim Surviving Entity” is defined in the recitals to this Agreement.

“IT Systems” means (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems, (b) all software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases, and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Knowledge” means, with respect to any Person that is not an individual, the knowledge after due inquiry of such Person’s directors and executive officers and any other officers or managers having direct responsibility relating to the applicable matter or, in the case of an individual knowledge after due inquiry; provided that such inquiry shall not require such individuals to conduct (or have conducted) any searches, analyses or legal opinions with respect to Intellectual Property Rights (including clearance or prior art searches, or freedom to operate opinions), or scans, penetration tests or other third party investigations with respect to IT Systems.

“Law” means any foreign, federal, state or local law (including common law), statute, legislation and legislative provisions (including all subordinate legislation), code, ordinance, rule, regulation, Order or other requirement.

“Leased Real Property” is defined in Section 4.8(b).

“Leases” is defined in Section 4.8(b).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Losses” is defined in Section 10.1.

“Malicious Code” means (a) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions, in each case, without the knowledge and authorization of the Company: disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of or providing unauthorized access to any computer data or file or a computer system or network or other device on which such code is stored or installed; or (b) any code designed or intended to damage or destroy any data or file on the computer system or network or other device on which such code is stored, without the consent of the user of such computer system, network or other device.

“Master Services Agreements” means the master services agreements (together with the statements of work attached thereto) to be entered into by and between (i) Newtek and the Company and (ii) Newtek Bank and the Company, each effective as of the Closing.

“Material Adverse Effect” means, with respect to the Company or the Parent, as applicable, any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by Newtek, the Company, the Parent, Merger Sub 1 or Merger Sub 2, as applicable, in this Agreement, (x) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse in relation to the assets, liabilities, financial condition or results of operations of the Company, the Parent, Merger Sub 1 or Merger Sub 2, as applicable, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the a Party to consummate the transactions contemplated by this Agreement; provided, that the following Effects shall not be taken into account (except, with respect to (a) below, to the extent they disproportionately impact the Company, the Parent, Merger Sub 1 or Merger Sub 2, as applicable, as compared to other participants in the industry in which the Company, the Parent, Merger Sub 1 or Merger Sub 2, as applicable, operates): (a) any Effect resulting from (i) changes in the general worldwide or U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide or U.S. economic, regulatory or political conditions, (ii) acts of war (whether or not declared) sabotage, natural disasters or terrorism or other events or changes that generally affect the participants in the industry in which the Company, the Parent, Merger Sub 1 or Merger Sub 2, as applicable, operates, or (iii) changes in Laws or GAAP, (b) Effects attributable to the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement, including any actions taken by or losses of employees or customers (provided, that this clause (b) shall not apply to representations and warranties that address the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby (including for purposes of Section 8.2(a)), (c) strikes, slowdowns or work stoppages, (d) the failure by the Company, the Parent, Merger Sub 1 or Merger Sub 2, as applicable, to meet any internal estimates, expectations, forecasts, projections or budgets for any period (provided that this clause (d) shall not prevent a determination that any Effect underlying such failure to meet any internal estimates, expectations, forecasts, projections or budgets has resulted or would reasonably be likely to result, in a Material Adverse Effect), (e) any action taken (or omitted to be taken) at the written request of a Party, and (f) any Effect that results from any actions required to be taken or not taken pursuant to the express terms of this Agreement (other than Section 7.1 or Section 7.27). For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Merger” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the preamble to this Agreement.

“Merger Sub Common Stock” is defined in Section 2.1(e).

“Mini-Basket” is defined in Section 10.3(a)(i).

“Minimum Ownership Interest” is defined in Section 7.24(a).

“NYBCL” is defined in the recitals to this Agreement.

“Newtek Bank” means Newtek Bank, National Association.

“Newtek Board Representative” is defined in Section 7.24(a).

“Newtek Combined Tax Return” is defined in Section 7.14(a).

“Newtek Total Equity” means Newtek’s “total equity” in Parent determined in accordance with 12 CFR 225.34(b) as of any time of determination.

“Newtek” is defined in the preamble to this Agreement.

“Newtek Indemnitees” is defined in Section 10.2.

“Newtek Indemnitors” is defined in Section 7.24(c).

“Newtek Released Party” is defined in Section 10.5.

“Newtek SEC Reports” is defined in the lead-in to Article IV.

“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated January 2, 2024, by and between the Parent and Newtek.

“Nonvoting Securities” is defined in Section 7.21(c).

“Objection Notice” is defined in Section 3.5(b).

“Open Source Software” means any software considered “open source” by the Open Source Foundation or the Free Software Foundation, or software licensed under terms meeting the definition of “open source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Body.

“Organizational Documents” means, with respect to any Entity, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Overpayment” is defined in Section 3.5(d).

“Parent” is defined in the preamble to this Agreement.

“Parent 401(k) Plan” is defined in Section 7.14(c).

“Parent Board” is defined in Section 5.18.

“Parent Board Recommendation” is defined in Section 5.18.

“Parent Common Stock” is defined in the recitals to this Agreement.

“Parent Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, of the Parent used or held for use in the business of the Parent.

“Parent Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Parent and delivered to Newtek on the Execution Date.

“Parent Employee” means an individual who is employed by the Parent as of the Closing Date, whether by Contract, common law or otherwise, including any such employees who are not actively at work on the Closing Date due to a leave of absence.

“Parent Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.2, 5.3(a), and 5.18.

“Parent Indemnitees” is defined in Section 10.1.

“Parent Hosting Computer Systems” is defined in Section 5.17(j).

“Parent IT Systems” means IT Systems owned or used by the Parent or its Subsidiaries (including through cloud-based or other third-party service providers).

“Parent LTIP” means the Paltalk, Inc. 2016 Long-Term Incentive Plan, adopted as of May 16, 2016, as amended by that certain First Amendment to Paltalk, Inc. 2016 Long Term Incentive Plan, dated as of April 10, 2017.

“Parent Material Contracts” means any Contract that has been filed by the Parent pursuant to Items 601(b)(1), 601(b)(2), 601(b)(4), and 601(b)(9) of Regulation S-K promulgated under the Securities Act.

“Parent Owned Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Parent or any of its Subsidiaries.

“Parent Preferred Stock” is defined in the recitals to this Agreement.

“Parent Privacy Commitments” is defined in Section 5.17(l).

“Parent Related Person” means any Related Person, including Jason Katz or Jason Katz’s children (or any legal entity in which Jason Katz or his children have the power to direct or control the actions of such legal entity); “Parent Related Person” shall not include any member of Jason Katz’s immediate family who do not reside in his household and who are not (i) officers, directors or employees of the Parent or (ii) partners, members or equityholders of the Parent holding 10% or more of the outstanding equity or financial interests of the Parent).

“Parent SEC Reports” is defined in Section 5.8(b).

“Parent Stock Issuance” is defined in the recitals to this Agreement.

“Parent Stock Price” is defined in Section 3.6(b).

“Parent Stockholder Approval” is defined in Section 7.19.

“Parent Stockholders Meeting” is defined in Section 7.20(a).

“Party” and “Parties” are defined in the preamble to this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefore and renewals thereof.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to the Parent, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Company Financial Statements in accordance with GAAP, (c) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the ordinary course of business consistent with past practices that are not material to the business of the Company, operations and financial condition of the Real Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated, and (e) licenses and similar rights under Intellectual Property Rights.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Body.

“Personal Information” means, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural person: (a) the individual’s name, address, date of birth, financial account information, credit card information, e mail address, medical insurance number, Social Security number, health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996 as amended, and its implementing regulations, as well as (b) similarly sensitive confidential data relating to such identified or identifiable natural person.

“PFAS” shall mean that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“PPP Loan Program” means loans provided under Section 7(a) of the Small Business Act, part of the SBA Paycheck Protection Program (the “PPP”), pursuant to the CARES Act.

“Pre-Closing Separate Tax Return” is defined in Section 7.14(a).

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date.

“Preliminary Proxy Statement” is defined in Section 7.19(a).

“Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the heading “Prime Rate,” or any successor thereto, on the first date of publication for the month in which payment is due.

“Privacy and Security Laws” means all applicable Laws imposed by any competent Governmental Body concerning or related to the treatment of Personal Information, including the collection, use, storage, handling, processing and/or transfer of Personal Information; the security of Personal Information; the geographic location where Personal Information is stored or otherwise processed; and/or notification to data subjects or any Governmental Body in connection with a Security Breach involving Personal Information.

“Privacy Policies” means, with respect to any Entity, any external-facing documented privacy and data security policies, procedures, or standards of such Entity relating to the Entity’s collection, storage, use, access, disclosure, processing, security and transfer of Personal Information.

“Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim).

“Processing”, “Process” or “Processed” means any collection, storage, use, recording, maintenance, operation performed on, dissemination, disposal, disclosure, destruction, transfer or any other processing (as defined by applicable Privacy and Security Laws) of data, including Data (whether electronically or in other form or medium).

“Purchase Price” is defined in Section 3.1.

“Qualified Plan” is defined in Section 4.17(j).

“R&W Insurance Policy” means that certain representation and warranty insurance policy to be issued to the Parent in connection with this Agreement, substantially in the form set forth on Exhibit H hereto.

“R&W Insurance Premium” means the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer under the R&W Insurance Policy, surplus lines tax and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the insurer under the R&W Insurance Policy in respect thereof.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Body or internet domain name registrar.

“Registered Company Owned Intellectual Property” is defined in Section 4.21(a).

“Registered Parent Owned Intellectual Property” is defined in Section 5.17(a).

“Registration Rights Agreement” means the Registration Rights Agreement between the Parent and Newtek, substantially in the form of Exhibit G attached hereto.

“Related Persons” is defined in Section 4.19.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, dispersal, migrating, injecting, escaping, leaching, dumping, or disposing on or into the indoor or outdoor environment.

“Representatives” is defined in Section 7.8(a).

“Required Parent Filings” is defined in Section 7.15(c)(i).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restricted Area” means the United States of America and any other country or territory in which Company engages in a Restricted Business.

“Restricted Persons” is defined in Section 7.7(b).

“Review Period” is defined in Section 3.6(c).

“Sanctions” is defined in Section 4.7(d).

“SEC” means Securities and Exchange Commission.

“Second Merger Sub” is defined in the preamble to this Agreement.

“Second Step Merger” is defined in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means the known loss, theft, material unplanned adverse alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other processing activity involving, as applicable, Company Data or Parent Data.

“Social Media” means all proprietary social media identifiers for any social media sites, along with all other account and profile information and all administrator rights (including login information and passwords) for all third party social media sites, channels, pages, groups, blogs and lists, as well as all content uploaded or posted to such sites, and all follower, subscriber, and contact lists, together with all goodwill associated with any of the foregoing.

“Software” means (a) computer software programs and databases, including software implementations of algorithms, models, and methodologies, whether in object code or source code, including libraries, subroutines, and other components thereof, (b) screens, user interfaces, APIs, command structures, report formats, templates, menus, buttons and icons, (c) firmware and embedded versions thereof and documentation related thereto, and (d) computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections.

“Stock Consideration” means 4,000,000 shares of Parent Preferred Stock, provided, that if, on the Closing Date, Newtek Total Equity after giving effect to the issuance of 4,000,000 shares of Parent Preferred Stock would exceed the Total Equity Cap, the number of shares of Parent Preferred Stock issued shall be adjusted such that the Newtek Total Equity shall be equal to the Total Equity Cap and the Cash Consideration shall automatically be increased by the aggregate Designated Value of the shares of Parent Preferred Stock not issued pursuant to the foregoing proviso.

“Straddle Period” means any taxable Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Survival Period” is defined in Section 10.03(e)(i).

“Surviving Entity” is defined in the recitals to this Agreement.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statue enacted under applicable Law.

“Target Working Capital” means an amount equal to $400,000.

“Tax” means any tax, charge, fee, levy, penalty, custom, duty or other governmental charge imposed by any Governmental Body, in each case, in the nature of a tax, including any excise, property, income, gross receipts, profit, severance, production, use, license, employment, alternative or add-on minimum, ad valorem, stamp, sales, transfer, franchise, payroll, withholding, social security or other tax, including any interest, fine, addition to tax, or penalties attributable thereto, in each case, whether or not disputed.

“Tax Overprovision” is defined in Section 7.14(d).

“Tax Proceeding” is defined in Section 7.14(e).

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, and including any supplement or amendment thereof.

“Termination Date” is defined in Section 9.1(c).

“Third-Party Claim” is defined in Section 10.4(b).

“Total Equity Cap” means one-third of the Parent’s “total equity” (as calculated in accordance with the BHC Act).

“Trading Day” means a day on which the Parent Common Stock is traded on The Nasdaq Capital Market.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Certificate of Designation, and any other document entered in connection with the Transactions.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, whether accrued for or not, related to (a) any amounts incurred or to be paid by or on behalf of the Company for investment banking fees, accounting fees, legal fees, lien releases and terminations and any other third-party fees, costs, expenses and liabilities related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby, (b) the full amount of any single-trigger bonus, retention, severance, termination, change in control or similar-type payments or benefits triggered solely by the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including the employer portion of any payroll or employment Taxes payable in connection therewith, and (c) 50% of the R&W Insurance Premium.

“Transactions” is defined in the recitals to this Agreement.

“Transfer Tax Returns” is defined in Section 7.14(f).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges, including penalties, interest and other charges with respect thereto, incurred in connection with the consummation of the Transactions; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Transitional Period” is defined in Section 7.27.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Trigger Event” is defined in Section 7.21(g).

“Underpayment” is defined in Section 3.5(c).

“Volcker Rule” is defined in Section 7.21(g).

“Voting Agreements” is defined in the recitals to this Agreement.

“Voting Cap” is defined in Section 7.21(a).

“Voting Securities” is defined in Section 7.21(c).

“VWAP” means, for any Trading Day, the daily volume weighted average price of the Parent Common Stock for such Trading Day on The Nasdaq Capital Market during regular trading hours as reported by Bloomberg L.P.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, and any other same or similar applicable Law.

“Working Capital” means, as of the Determination Time, (a) the aggregate current assets (excluding Cash and deferred and current Tax assets) of the Company, minus (b) the aggregate current liabilities (excluding (i) Indebtedness, (ii) Closing Transaction Expenses, and (iii) deferred and current Tax liabilities, in the case of (i) and (ii), to the extent taken into account as a reduction to the Purchase Price) of the Company, in each case, determined in accordance with GAAP and not including any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

“Working Capital Deficit” means the amount, if any, by which the Working Capital is less than the Target Working Capital.

“Working Capital Excess” means the amount, if any, by which the Working Capital is greater than the Target Working Capital.

“Written Consent” is defined in the recitals to this Agreement.

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION

(See Attached)

Exhibit B

CERTIFICATE OF DESIGNATIONS

OF

SERIES A NON-VOTING COMMON EQUIVALENT STOCK

OF

PALTALK, INC.

PALTALK, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

In accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended from time to time (the “Charter”), the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and applicable law, the Board of Directors of the Corporation (the “Board”), duly adopted the following resolution on [●], 2024, creating a series of preferred stock of the Corporation designated as “Series A Non-Voting Common Equivalent Stock”.

RESOLVED, that pursuant to the Delaware General Corporation Law (the “DGCL”), the Charter and the Bylaws, the Board hereby establishes a series of preferred stock, par value $0.001 per share, of the Corporation and fixes and determines the designation, powers, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof as follows:

Section I. Designation and Amount.

A series of preferred stock designated as the “Series A Non-Voting Common Equivalent Stock” (“Series A NVCE Stock”) is hereby established. The total number of authorized shares of Series A NVCE Stock shall be 9,000,000.

Section II. Definitions. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Adjustment Event” has the meaning specified in Section VII(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise).

“Applicable Conversion Rate” means, for each share of Series A NVCE Stock, the number of shares of Common Stock equal to the quotient of (i) the Base Price divided by (ii) the then-applicable Conversion Price.

“Base Price” means $3.82.

“BHC Act” means the Bank Holding Company Act of 1956 (as amended) and its implementing regulations.

“Board” has the meaning set forth in the Preamble.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are required or authorized by Law to be closed.

“Bylaws” has the meaning set forth in the Preamble.

“Certificate of Designations” means this Certificate of Designations of Series A NVCE Stock of the Corporation, dated [●], 2024.

“Charter” has the meaning set forth in the Preamble.

“Class of Voting Securities” shall be interpreted in a manner consistent with how “class of voting shares” is defined in 12 C.F.R. Section 225.2(q)(3) or any successor provision.

“Closing Date” means the date that any shares of Series A NVCE Stock are first issued.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on Nasdaq on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on Nasdaq on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on Nasdaq shall be such closing sale price and last reported sale price as reflected on the website of Nasdaq (http://www.nasdaq.com) and as reported by Bloomberg Professional service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of Nasdaq and as reported by Bloomberg Professional service, the closing sale price and last reported sale price on the website of Nasdaq shall govern.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation authorized by the Corporation on or after the date hereof.

“Conversion Date” means the date on which any shares of Series A NVCE Stock shall become convertible into any shares of Common Stock pursuant to Section III(a); provided, however, that if a Conversion Date would otherwise occur on or after an Ex-Date for an issuance, dividend or distribution that results in an adjustment of the Conversion Price pursuant to Section VII and on or before the Record Date for such issuance, dividend or distribution, such Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance, dividend or distribution.

“Conversion Price” means, for each share of Series A NVCE Stock, the Base Price, as the same may be adjusted from time to time in accordance with the terms of this Certificate of Designations.

“Convertible Transfer” means a transfer by the Holder that is both (i) to a Person who is not an affiliate of the Holder for purposes of the BHC Act and (ii) (A) to the Corporation; (B) in a widespread public distribution; (C) in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any Class of Voting Securities of the Corporation; or (D) to a purchaser that would control more than 50% of every Class of Voting Securities of the Corporation without any transfer from the Holder.

“Corporation” has the meaning set forth in the Preamble.

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date of the issuance, dividend or distribution in question and the day before the Ex-Date with respect to the issuance or distribution, giving rise to an adjustment to the Conversion Price pursuant to Section VII.

“DGCL” has the meaning set forth in the Preamble.

“Exchange Property” has the meaning specified in Section VII(i).

“Ex-Date” means, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Section VII, the first date on which the applicable Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

“Government Entity” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental entity of any nature (including any governmental agency, branch, department, official, committee or entity and any court or other tribunal), whether foreign or domestic; or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal and self-regulatory organizations.

“Holder” means the Person in whose name any shares of Series A NVCE Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series A NVCE Stock for the purpose of making payment and settling conversion and for all other purposes.

“Law” means, with respect to any Person, any legal, regulatory and administrative laws, statutes, rules, Orders and regulations applicable to such Person.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“Merger Agreement” means that certain agreement and plan of merger, by and among the Corporation, PALT Merger Sub 1, Inc., PALT Merger Sub 2, LLC, Newtek Technology Solutions, Inc. and NewtekOne, Inc., dated as of August 11, 2024 (as amended, supplemented or restated from time to time).

“Nasdaq” means The Nasdaq Stock Market, LLC.

“NVCE Dividend Amount” has the meaning specified in Section IV(a).

“Order” means any applicable order, injunction, judgment, decree, ruling, or writ of any Government Entity.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Sections 13(d)(3) and 14(d) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by Law, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VII(i)(ii).

“Series A NVCE Stock” has the meaning specified in Section I.

“Subject Series A Share” has the meaning set forth in Section III(a).

“Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

Section III. Conversion.

(a)  Conversion upon Convertible Transfer.

(i) The shares of Series A NVCE Stock shall not be convertible into any other class or series of capital stock of the Corporation, except in accordance with this Section III. On the terms and in the manner set forth in this Section III, upon the consummation of any Convertible Transfer of shares of Series A NVCE Stock, each outstanding share of Series A NVCE Stock subject to such Convertible Transfer (each, a “Subject Series A Share”) shall automatically convert into a number of shares of Common Stock equal to the Applicable Conversion Rate.

(ii) On the Conversion Date, the Corporation shall effect the conversion of the Subject Series A Shares by delivering the shares of Common Stock so converted pursuant to Section III(a)(i).

(b) Prior to the close of business on any applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of Series A NVCE Stock pursuant to Section III(a)(i) shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock, and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series A NVCE Stock, except as otherwise expressly set forth in this Certificate of Designations.

(c)  Effective immediately prior to the close of business on any applicable Conversion Date, the rights of the Holders with respect to the shares of the Series A NVCE Stock so converted shall cease and the Persons entitled to receive shares of Common Stock upon the conversion of such shares of Series A NVCE Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock. In the event that the Holders shall not by written notice to the Corporation designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A NVCE Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holders and in the manner shown on the records of the Corporation.

(d)   No fractional shares of Common Stock shall be issued upon any conversion of shares of Series A NVCE Stock. If more than one share of Series A NVCE Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A NVCE Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any Subject Series A Share, the Corporation shall pay an amount in cash (rounded to the nearest cent) equal to the fractional share of Common Stock, that otherwise would be issuable hereunder, multiplied by the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the applicable Conversion Date.

(e) All shares of Common Stock which may be issued upon conversion of the shares of Series A NVCE Stock will, upon issuance by the Corporation, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws) and not issued in violation of any preemptive right or Law.

(f) Effective immediately prior to the Conversion Date, dividends or distributions shall no longer be declared on any Subject Series A Shares and such shares shall cease to be outstanding, in each case, subject to the rights of a Holder to receive any declared and unpaid dividends or distributions on such shares and any other payments to which they are otherwise entitled pursuant to Section IV or Section VII.

Section IV. Dividend Rights.

(a)   From and after the Closing Date to (but excluding) the applicable Conversion Date, (i) the Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board (but only out of assets legally available therefor under the DGCL) all cash dividends or distributions (including regular quarterly dividends or distributions) declared and paid or made in respect of the Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per share of Series A NVCE Stock equal to the product of (x) the Applicable Conversion Rate then in effect and (y) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock (the “NVCE Dividend Amount”), and (ii) the Board or any duly authorized committee thereof may not declare and pay any cash dividend or make any cash distribution in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to the Holders, at the same time and on the same terms as holders of Common Stock, the NVCE Dividend Amount per share of Series A NVCE Stock. Notwithstanding any provision in this Section IV(a) to the contrary, no Holder of a share of Series A NVCE Stock shall be entitled to receive any dividend or distribution made with respect to the Common Stock where the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the date of issuance of such share of Series A NVCE Stock. The foregoing shall not limit or modify the rights of any Holder to receive any dividend or other distribution pursuant to Section VII.

(b)   Each dividend or distribution declared and paid pursuant to Section IV(a) will be payable to Holders of record of shares of Series A NVCE Stock as they appear in the records of the Corporation at the close of business on the same day as the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock.

(c) Except as set forth in this Certificate of Designations, the Corporation shall have no obligation to pay, and Holders shall have no right to receive, dividends or distributions at any time, including with respect to dividends or distributions with respect to any other class or series of authorized preferred stock. To the extent the Corporation declares dividends or distributions on the Series A NVCE Stock and on any Common Stock but does not make full payment of such declared dividends or distributions, the Corporation will allocate the dividend payments on a pro rata basis among the Holders and the holders of any Common Stock then outstanding. For purposes of calculating the allocation of partial dividend payments, the Corporation will allocate dividend payments on a pro rata basis among the Holders and the holders of any Common Stock so that the amount of dividends or distributions paid per share on the shares of Series A NVCE Stock and such Common Stock shall in all cases bear to each other the same ratio that payable dividends or distributions per share on the shares of the Series A NVCE Stock and such Common Stock (but without, in the case of any noncumulative preferred stock, accumulation of dividends or distributions for prior dividend periods) bear to each other. The foregoing right shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends or distributions have not been declared or paid in respect of any prior calendar quarter.

(d)  No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on shares of Series A NVCE Stock that may be in arrears.

(e)  Holders shall not be entitled to any dividends or distributions, whether payable in cash, securities or other property, other than dividends or distributions (if any) declared and payable on shares of Series A NVCE Stock as specified in this Certificate of Designations.

(f)  Notwithstanding any provision in this Certificate of Designations to the contrary, Holders shall not be entitled to receive any dividends or distributions on any shares of Series A NVCE Stock on or after the applicable Conversion Date in respect of such shares of Series A NVCE Stock that have been converted as provided herein, except to the extent that any such dividends or distributions have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to such applicable Conversion Date.

Section V. Voting.

(a)  Notwithstanding any stated or statutory voting rights, except as set forth in Section V(b), the Holders shall not be entitled to vote (in their capacity as Holders) on any matter submitted to a vote of the stockholders of the Corporation.

(b)  So long as any shares of Series A NVCE Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote, given in person or by proxy, at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series A NVCE Stock, voting as a single and separate class, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series A NVCE Stock is treated in accordance with Section VII(i)) any provision of (i) this Certificate of Designations or (ii) the Charter, in either case, that would alter, modify or change the preferences, rights, privileges or powers of the Series A NVCE Stock so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of the Series A NVCE Stock; provided, that any such amendment or alteration to any provision of this Certificate of Designations or the Charter that alters, modifies or changes the preferences, rights, privileges or powers of a particular Holder so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of such Holder in a manner disproportionate from any other Holder shall require the prior written consent of such significantly and adversely affected Holder; provided, further, that neither (x) any increase in the amount of the authorized or issued Series A NVCE Stock or any securities convertible into Series A NVCE Stock nor (y) the creation and issuance, or an increase in the authorized or issued amount, of any class or series of preferred stock, or any securities convertible into preferred stock, ranking on a parity with and/or junior to the Series A NVCE Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, in either case, will, in and of itself, be deemed to significantly and adversely affect the preferences, rights, privileges or powers of the Series A NVCE Stock or any Holder, and the Holders will have no right to vote their shares of Series A NVCE Stock or consent to such action solely by reason of such an increase, creation or issuance.

(c) Notwithstanding the foregoing, the Corporation shall not, without the written consent or affirmative vote, given in person or by proxy, at a meeting called for that purpose by the unanimous consent of the holders of the outstanding shares of Series A NVCE Stock, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series A NVCE Stock is treated in accordance with Section VII(i)) the definitions of Base Price, Conversion Price or Applicable Conversion Rate under this Certificate of Designations.

(d) Notwithstanding the foregoing, the Holders shall not have any voting rights set out in Section V(b) if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A NVCE Stock shall have been converted into shares of Common Stock.

Section VI. Liquidation.

(a) Subject to the terms hereof, the Series A NVCE Stock shall rank equally with the Common Stock with respect to dividends or distributions (including regular quarterly dividends) declared by the Board and rights upon any liquidation, dissolution, winding up or similar proceeding of the Corporation, as provided in the Charter; provided, that, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, Holders shall be entitled to receive, in preference to the holders of the Common Stock, an amount per share equal to $0.0001.

(b) For purposes of this Section VI, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person or the merger, consolidation or any other business combination of any other corporation or Person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section VII. Adjustments.

(a) The Conversion Price shall be subject to the adjustments described in this Section VII (each such event set forth in Section VII(b) through Section VII(i), an “Adjustment Event”).

(b)  Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0
OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.
OS1	=	the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, plus (y) the total number of shares of Common Stock issued in such dividend or distribution.

The adjustment pursuant to this Section VII(b) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this Section VII(b), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any dividend or distribution described in this Section VII(b) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(c)  Subdivisions, Splits and Combinations of Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

The adjustment pursuant to this Section VII(c) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this Section VII(c), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any subdivision, split or combination described in this Section VII(c) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(d)  Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date immediately preceding the Ex-Date for such issuance, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.
X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date immediately preceding the Ex-Date for the issuance of such rights or warrants.

Any adjustment pursuant to this Section VII(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this Section VII(d), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock held in treasury by the Corporation. In the event that such rights or warrants described in this Section VII(d) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be reasonably determined by the Board).

(e)  Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section VII(b), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.
FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Series A NVCE Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, if a Holder did not participate in such distribution with respect to such shares of Series A NVCE Stock as provided for in Section IV, the Conversion Price with respect to such share held by such Holder will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0	=	the average of the Closing Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.
MPs	=	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board.

Any adjustment pursuant to this Section VII(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this Section VII(e) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(f)  Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding any (i) cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A NVCE Stock pursuant to Section IV(a), (ii) cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in Section VII(e), (iii) dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding-up, and (iv) consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Where,

SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.
DIV	=	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this Section VII(f).

In the event that any distribution described in this Section VII(f) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Series A NVCE Stock, the amount of cash such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

(g) Self-Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time prior to the commencement of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the commencement of the tender or exchange offer.
OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
OS1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to such tender offer or exchange offer).
AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board.

Any adjustment made pursuant to this Section VII(g) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(h)   Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A NVCE Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of Common Stock as described in Section VII(e), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i)  Reorganization Events.

(i) Upon the occurrence of a Reorganization Event prior to an applicable Conversion Date, each share of Series A NVCE Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, automatically convert into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder (other than the counterparty to the Reorganization Event or an Affiliate of such other party) of the number of shares of Common Stock into which such share of Series A NVCE Stock was convertible immediately prior to such Reorganization Event in exchange for such shares of Series A NVCE Stock (such securities, cash, and other property, the “Exchange Property”); provided that, to the extent receipt of any Exchange Property would be prohibited by Law or would require the Holder to obtain any consent, authorization, approval, license or permit of any Governmental Entity to acquire or hold the Exchange Property, then the portion of the Series A NVCE Stock of such Holder that such Holder is prohibited by Law or requires such action to acquire or hold shall instead either (A) convert into a substantially identical non-voting security (with commensurate voting powers and conversion rights as the Series A NVCE Stock hereunder) of the entity surviving such Reorganization Event or other entity in which holders of shares of Common Stock receive securities in connection with such Reorganization Event or (B) if proper provision is not made to give effect to the foregoing subclause (A), remain outstanding without any alterations to the terms thereof and be convertible into the Exchange Property.

(ii) A “Reorganization Event” shall mean:

(1) any consolidation, merger, conversion or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which all or substantially all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(2)  any sale, transfer, lease, or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(3)  any reclassification of the Common Stock into securities other than the Common Stock; or

(4) any statutory exchange of all of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition).

(iii) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Corporation shall ensure that the Holders have the same opportunity to elect the form of consideration in accordance with the same procedures and pro ration mechanics that apply to the election to be made by the holders of the Common Stock. The amount of Exchange Property receivable upon conversion of any Series A NVCE Stock shall be determined based upon the Conversion Price in effect on the date on which such Reorganization Event is consummated.

(iv) The provisions of this Section VII(i) shall similarly apply to successive Reorganization Events or any series of transactions that results in a Reorganization Event and the provisions of Section VII(i) shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(v) The Corporation (or any successor) shall, at least twenty (20) days prior to the occurrence of any Reorganization Event, use reasonable best efforts to provide written notice to the Holders of the anticipated occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property; provided, that no such notice shall be required if the anticipated occurrence of any Reorganization Event is disclosed in any registration statement, prospectus, report, schedule or proxy statement publicly filed with or furnished by the Corporation to the U.S. Securities and Exchange Commission. Failure to deliver such notice shall not affect the operation of this Section VII.

(vi) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for the conversion of the Series A NVCE Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section VII(i).

(j) No adjustment to the Conversion Price shall be made with respect to a share of Series A NVCE Stock if the Holder thereof has participated in the transaction that would otherwise give rise to an adjustment with respect to such share of Series A NVCE Stock, as a result of holding such share of Series A NVCE Stock at the time of such transaction (including pursuant to Section IV), without having to convert such share of Series A NVCE Stock, as if they held the full number of shares of Common Stock into which each such share of the Series A NVCE Stock held by them may then be converted.

(k)  Notwithstanding anything to the contrary herein, an Adjustment Event shall not allow the Holder to acquire a higher percentage of any Class of Voting Securities of the Corporation than the Holder (together with its affiliates for purposes of the BHC Act) beneficially owned immediately prior to such Adjustment Event.

Section VIII.  Reports as to Adjustments.

Whenever the number of shares of Common Stock into which the shares of the Series A NVCE Stock are convertible is adjusted as provided in Section VII, the Corporation shall promptly, but in any event within 10 days thereafter, compute such adjustment and furnish to the Holders a notice stating the number of shares of Common Stock into which each share of the Series A NVCE Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective. Amounts resulting from any calculation hereunder will be rounded to the nearest 1/10,000th.

Section IX. Reservation of Stock.

(a) The Corporation shall reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A NVCE Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A NVCE Stock then outstanding.

(b) Following the approval of the applicable supplemental listing application with Nasdaq, the Corporation hereby covenants and agrees that, for so long as shares of the Common Stock are listed on Nasdaq or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed that number of shares of Common Stock issuable upon conversion of shares of all the Series A NVCE Stock.

Section X.   Exclusion of Other Rights.

The shares of Series A NVCE Stock shall not have any voting powers except as expressly described herein, and, except as may otherwise be required by Law, shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designations may be amended from time to time) and in the Charter. The shares of Series A NVCE Stock shall have no preemptive or subscription rights.

Section XI. Severability of Provisions.

If any voting powers, preferences or relative, participating, optional or other special rights of the Series A NVCE Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of Law, all other voting powers, preferences and relative, participating, optional and other special rights of Series A NVCE Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A NVCE Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series A NVCE Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series A NVCE Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section XII. Cancellation of Series A NVCE Stock.

Any shares of Series A NVCE Stock that have been duly converted in accordance with this Certificate of Designations, or reacquired by the Corporation, shall be cancelled promptly thereafter and revert to authorized but unissued shares of preferred stock undesignated as to series. Such shares may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A NVCE Stock solely in accordance with the foregoing.

Section XIII.   Additional Authorized Shares.

Notwithstanding anything set forth in the Charter or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders, may increase or decrease the number of authorized shares of Series A NVCE Stock or other stock ranking junior or senior to, or on parity with, the Series A NVCE Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section XIV.   Determinations.

The Corporation shall have the sole right to make all calculations called for hereunder. Absent fraud or manifest error, such calculations shall be final and binding on all Holders. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.

Section XV. Maturity.

The Series A NVCE Stock shall be perpetual, unless converted in accordance with this Certificate of Designations.

Section XVI. Repurchases.

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series A NVCE Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine.

Section XVII.  No Sinking Fund.

Shares of Series A NVCE Stock are not subject to the operation of a sinking fund.

Section XIX. Notices.

All notices, demands or other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivered personally to the recipient, or if by email, upon delivery (provided that no auto-generated error or non-delivery message is generated in response thereto), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to (i) if to the Corporation, Paltalk, Inc., 30 Jericho Executive Plaza, Suite 400E, Jericho, NY, 11753, Attention: Chief Executive Officer, Email: jkatz@paltalk.com; with a copy to: Haynes and Boone, LLP, 2801 N. Harwood Street, Suite 2300, Dallas, Texas, 75201, Attention: Greg Samuel, Email: greg.samuel@haynesboone.com or (ii) if to any Holder or holder of Common Stock, as the case may be, to such Holder or holder at the address listed in the stock record books of the Corporation, or, in each case, such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section XVIII. Taxes.

(a)  The Corporation and each Holder shall bear their own costs, fees and expenses in connection with any conversion contemplated by Section III(a)(i), except that the Corporation shall pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes in connection with, or arising by reason of, any issuance or delivery of shares of Series A NVCE Stock or Common Stock or other securities issued on account of Series A NVCE Stock pursuant hereto, including in connection with any conversion contemplated by Section III(a)(i); provided that the Corporation shall not be required to pay any such tax that may be payable in connection with any conversion contemplated by Section III(a)(i) to the extent such tax is payable because a registered holder of Series A NVCE Stock requests Common Stock to be registered in a name other than such registered holder’s name and no such Common Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Corporation or has established to the satisfaction of the Corporation that such taxes have been paid or are not payable.

(b)  The Corporation and each Holder agree that (i) it is intended that the Series A NVCE Stock does not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Corporation nor any Holder shall treat the Series A NVCE Stock as such for United States federal income tax or withholding tax purposes or otherwise take any position inconsistent with such treatment.

(c) Notwithstanding anything herein to the contrary, the Corporation shall be entitled to deduct and withhold from any consideration otherwise payable on or with respect to the Series A NVCE Stock such amounts as it is required to deduct or withhold with respect to the making of such payment under the Code, or any other applicable tax Law. The Corporation and each Holder shall reasonably cooperate with each other to minimize or eliminate to the extent permissible under applicable Laws the amount of any such deduction or withholding. If any amounts are so deducted or withheld and subsequently paid to the applicable Government Entity, such deducted or withheld amounts shall be treated for all purposes hereunder as having been paid to the person to which such amounts would have otherwise been payable.

Section XIX.  No Stock Certificates.

Notwithstanding anything to the contrary contained in this Certificate of Designations, no shares of Series A NVCE Stock shall be issued in physical, certificated form. All shares of Series A NVCE Stock shall be evidenced by book-entry on the record books maintained by the Corporation or its transfer agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by the undersigned on this [●]th day of [●], 2024.

PALTALK, INC.

By:
Name: Jason Katz
Title: Chief Executive Officer

[Signature Page to Certificate of Designations]

EXHIBIT C

FORM OF WRITTEN CONSENT

(See Attached)

[Intentionally omitted.]

Exhibit C

EXHIBIT D

WORKING CAPITAL ILLUSTRATION

(See Attached)

[Intentionally omitted.]

Exhibit D

EXHIBIT E

EARN-OUT AMOUNT SCENARIO ILLUSTRATION

(See Attached)

[Intentionally omitted.]

Exhibit E

EXHIBIT F

EBITDA CALCULATION METHODOLOGY

[Intentionally omitted.]

Exhibit F

EXHIBIT G

FORM OF REGISTRATION RIGHTS AGREEMENT

(See Attached)

Exhibit G

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2024, by and between Paltalk, Inc., a Delaware corporation (the “Company”), and NewtekOne, Inc., a Maryland corporation (“Newtek”). The Company and Newtek are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, the Company, Newtek, Newtek Technology Solutions, Inc., a New York corporation and wholly owned subsidiary of Newtek (“NTS”), PALT Merger Sub 1, Inc., a New York corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), PALT Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), entered into that certain Agreement and Plan of Merger, dated as of August 11, 2024 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub I merged with and into NTS, with NTS continuing as the surviving entity (the “Interim Surviving Entity”) (such merger begin referred to herein as the “First Step Merger”), and (b) immediately following the consummation of the First Step Merger, the Interim Surviving Entity merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”);

WHEREAS, as partial consideration in the Mergers, the Company (i) issued Newtek 4,000,000 shares (the “Closing Stock Consideration”) of Series A Non-Voting Common Equivalent Stock, par value $0.001 per share (the “Company Preferred Stock”), and (ii) agreed to issue to Newtek a number of shares of Company Preferred Stock pursuant to Section 3.6 of the Merger Agreement based on certain financial metrics of the Company for the 2025 and 2026 fiscal years (the “Earn-Out Stock Consideration Amount” and, together with the Closing Stock Consideration, the “Subject Preferred Stock”); and

WHEREAS, pursuant to the terms of the Merger Agreement, among other things, the Company has agreed to provide registration rights with respect to the Registrable Securities underlying the Closing Stock Consideration and the Earn-Out Stock Consideration Amount, if any.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Resale Registration.

(a) As soon as practicable following the Closing (as defined in the Merger Agreement), the Company shall use its reasonable best efforts to file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 or any similar short-form registration statement, in each case, covering the resale of all the Registrable Securities (as determined as of two (2) Business Days prior to such filing) (any such registration statement filed pursuant to this Section 1(a), a “Resale Shelf”); provided that the Parties acknowledge and agree that the sale of any Registrable Securities registered under such Resale Shelf may be subject to restrictions imposed by this Agreement and/or applicable securities laws. Such Resale Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, Newtek.

(b) The Company agrees to use reasonable best efforts to cause such Resale Shelf, or another shelf registration statement that includes all Registrable Securities, to (i) become effective as soon as reasonably practicable following the filing thereof and (ii) remain effective until the date on which Newtek ceases to hold any Registrable Securities (the “Effectiveness Obligation Period”). Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Registrable Securities proposed to be registered under a Resale Shelf due to limitations on the use of Rule 415 of the Securities Act for the resale of Registrable Securities by Newtek, such Resale Shelf shall register for resale the maximum number of Registrable Securities as is permitted. In the event the number of Registrable Securities to be registered for Newtek is reduced, as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend the Resale Shelf or file a new Resale Shelf to register such Registrable Securities not included in the initial Resale Shelf and use its reasonable best efforts to cause such amendment or Resale Shelf to become effective as promptly as practicable.

(c) The Company shall use its reasonable best efforts to keep all such Resale Shelfs filed pursuant to this Section 1 continuously effective under the Securities Act, including by filing successive replacement or renewal registration statements in accordance with this Section 1, in order to permit the prospectus forming a part thereof to be usable by Newtek until the earlier of (i) the expiration of the Effectiveness Obligation Period and (ii) such shorter period as the Parties may agree in writing.

(d) At any time and from time to time that a Resale Shelf is effective, if Newtek requests the registration under the Securities Act of additional Registrable Securities pursuant to such Resale Shelf, the Company shall as promptly as practicable amend or supplement the Resale Shelf to cover such additional Registrable Securities.

(e) Notwithstanding anything herein to the contrary, if the Company determines (in its sole discretion) that it is not able to register all of the Registrable Securities on Form S-3 or any similar short-form registration statement, then in lieu of filing one or more Resale Shelfs with the Commission registering the resale of the Registrable Securities, the Company will file a registration statement on Form S-1 or any successor form or similar long-form registration statement (a “Long-Form Registration”) covering the resale of all the Registrable Securities (as determined as of two (2) Business Days prior to such filing). If a Long-Form Registration is required pursuant to this Section 1(e), the term “Resale Shelf” as used in this Agreement shall also be deemed to include such Long-Form Registration.

Section 2. Demand Registrations.

(a) Requests for Underwritten Takedowns. Subject to Section 2(b) below and the other terms and conditions of this Agreement, at any time following the effectiveness of a Resale Shelf pursuant to Section 1, Newtek may request that the Company file a prospectus, prospectus supplement or post-effective amendment, as applicable, to a Resale Shelf covering the sale of all or a portion of its Registrable Securities in an underwritten offering (each such request, a “Demand Notice”). All underwritten offerings requested pursuant to this Section 2(a) by Newtek are referred to herein as an “Underwritten Takedown.” Each Demand Notice shall specify the number of Registrable Securities requested to be offered. The Company shall include in such Underwritten Takedown (and in all related registrations and qualifications under state blue sky laws and in compliance with other registration requirements) all Registrable Securities with respect to which the Company has received a written request for inclusion therein within thirty (30) days after the Company’s receipt of the Demand Notice.

(b) Priority of Registrable Securities for Demand Registrations. If the managing underwriter(s) in an Underwritten Takedown advise the Company in writing that, in their reasonable opinion, the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities that, in the opinion of such underwriter(s), marketing factors permit to be sold in such offering, and the securities that are included in such offering shall be allocated pro rata among the respective holders thereof with the following priority: (i) first, pro rata between the securities of other persons or entities that the Company is obligated to register in a registration pursuant to separate written contractual arrangements with such persons and the Registrable Securities pursuant to Newtek’s rights under Section 2(a), and (ii) second, the securities the Company proposes to sell.

(c) Restrictions on Demand Registrations. During the Effectiveness Obligation Period, Newtek shall be entitled to a maximum of five (5) Underwritten Takedowns; provided, however that the Company shall not be obligated to effect any Underwritten Takedown within ninety (90) days after the pricing of a previous Underwritten Takedown.

(d) Selection of Underwriters. Newtek shall have the right to select the investment banker(s) and manager(s) to administer any Underwritten Takedown, subject to reasonable consultation with the Company.

Section 3. Piggyback Registrations.

(a) Right to Piggyback.

(i) If the Company proposes to register any shares of Common Stock under the Securities Act on its own account (a “Primary Registration”) or for the account of others after the one (1) year anniversary of the Closing (other than (A) pursuant to a registration on Form S-8, or any successor form, relating to equity securities issuable upon exercise of employee stock options in connection with any employee benefit or similar plan of the Company, (B) in connection with a direct or indirect business combination involving the Company and another Person, (C) for an exchange offer or offering of securities solely to the existing shareholders of the Company or its subsidiaries, (D) for a dividend reinvestment plan or similar plan or (E) pursuant to a registration statement required to be filed, pursuant to Chapter 11 of Title 11 of the United States Code and/or applicable non-bankruptcy law, in accordance with a Chapter 11 plan of an current or former equity holder of the Company, the Company shall provide notice (the “Piggyback Notice”) to Newtek at least twenty (20) Business Days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall set forth Newtek’s rights under this Section 3(a) and shall offer Newtek the opportunity to include in such registration statement the number of Registrable Securities proposed to be registered as Newtek may request (a “Piggyback Registration”), subject to the other terms and conditions of this Agreement, including, without limitation, the provisions of Section 3(c) and Section 3(d) of this Agreement. In no event shall a Piggyback Registration be considered an Underwritten Takedown for purposes of Section 2.

(ii) Upon the request of Newtek made within ten (10) Business Days of the Piggyback Notice (which request shall specify the number of Registrable Securities intended to be registered by Newtek) and the minimum price, if any, below which Newtek will not sell such Registrable Securities (which minimum price, if any, may be subsequently waived or changed in the discretion of Newtek), the Company shall include, or if an underwritten offering, shall cause the underwriter(s) to include, all Registrable Securities that the Company has been so requested to include by Newtek, and shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by Newtek, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided that, if such registration involves an underwritten offering, Newtek must sell its Registrable Securities to be registered to the underwriters selected pursuant to Section (3)(d).

(b) Priority of Registrable Securities for Primary Piggyback Registrations. If a Piggyback Registration is an underwritten Primary Registration on behalf of the Company and the managing underwriter(s) advise the Company in writing that, in their reasonable opinion, the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities that in the opinion of such underwriters marketing factors permit to be sold in such offering, with priority for inclusion to be determined as follows: (i) first, the securities the Company proposes to sell, and (ii) second, pro rata between any securities entitled to registration rights pursuant to separate written contractual arrangements and the Registrable Securities requested to be included in such registration by Newtek.

(c) Priority of Registrable Securities for Secondary Piggyback Registrations. If a Piggyback Registration is an underwritten secondary offering on behalf of holders of the Company’s securities (other than holders of Registrable Securities) and the managing underwriter(s) advise the Company in writing that, in their reasonable opinion, the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities which in the opinion of such underwriters marketing factors permit to be sold in such offering, with priority for inclusion to be determined as follows: (i) first, the securities that such other holders of the Company’s securities propose to sell, (ii) second, a number of Registrable Securities requested to be included by Newtek, and (iii) third, the securities the Company proposes to sell.

(d) Selection of Underwriters. If any Piggyback Registration that is a Primary Registration is an underwritten offering, the Company shall select the investment banker(s) and manager(s) for such offering. If any Piggyback Registration is an underwritten secondary offering on behalf of other holder(s) entitled to registration rights (other than Newtek), such holder(s) on whose behalf the registration statement is being filed shall select the investment banker(s) and manager(s) for such offering.

(e) Withdrawal. Newtek shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of its intention to withdraw such Registrable Securities from such Piggyback Registration up to (i) in the case of a Piggyback Registration not involving an offering using a registration statement on Form S-3 or another similar short-form registration statement, three (3) days prior to the effective date of the applicable registration statement or (ii) in the case of any Piggyback Registration involving an offering using a Form S-3 or another similar short-form registration statement, three (3) days prior to the expected pricing date of such offering. The Company (whether on its own good-faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may decide not to file or withdraw a previously filed Registration Statement in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.

Section 4. Underwriter’s Lockup. Newtek agrees that, in connection with any underwritten offering of Common Stock in which it is participating, it shall enter into a customary lock-up agreement with the managing underwriter or underwriters of such offering of Common Stock for the ninety (90) day period (or any lesser period (i) applicable to the Company’s directors and officers in connection with such underwritten offering of Common Stock or (ii) as may be permitted by the managing underwriter or underwriters in such underwritten offering of Common Stock) after the pricing date of such underwritten offering of Common Stock, subject to any exceptions permitted by such managing underwriter or underwriters. Newtek agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter or underwriters which are consistent with the foregoing or which are necessary to give further effect thereto.

Section 5. Registration Procedures. Whenever any Registrable Securities are to be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration, offering and the sale of such Registrable Securities hereunder in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto the Company shall as reasonably practicable:

(a) notify Newtek of (i) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each registration statement filed hereunder;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus or prospectus supplement used in connection therewith during the Effectiveness Obligation Period and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c) furnish to Newtek such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus and any prospectus supplement), each Free-Writing Prospectus and such other documents as Newtek may reasonably request in order to facilitate the disposition of the Registrable Securities;

(d) use its reasonable best efforts to register or qualify, and cooperate with such Newtek, the underwriters, if any, and their respective counsel, such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller or underwriter, if any, or their respective counsel reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

(e) except to the extent prohibited by applicable law and subject to entry into a customary confidentiality agreement or arrangement, make available after reasonable advance notice during business hours at the offices where such information is normally kept for inspection by Newtek and any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by Newtek or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request in connection with customary due diligence and drafting sessions, and cause the Company’s officers, directors and employees to supply all information reasonably requested by Newtek, underwriter, attorney, accountant or agent in connection with the same; provided, however, that information obtained hereunder shall be used by such persons only for purposes of conducting such due diligence or drafting sessions;

(f) promptly notify Newtek in writing at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of Newtek, the Company promptly shall prepare, file with the Commission and furnish to Newtek a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that Newtek, upon receipt of any notice from the Company of any event of the kind described in this Section 5(f), shall forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until Newtek is advised in writing by the Company that the use of the prospectus may be resumed and is furnished with a supplemented or amended prospectus as contemplated by this Section 5(f), and if so directed by the Company, Newtek shall deliver to the Company all copies, other than permanent file copies then in Newtek’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice; provided, further, that such obligation shall only apply during the Effectiveness Obligation Period;

(g) use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed or quoted;

(h) provide and cause to be maintained a transfer agent, registrar and CUSIP number for all such Registrable Securities from and after a date not later than the effective date of such registration statement;

(i) take all reasonable actions to ensure that any Free-Writing Prospectus prepared by or on behalf of the Company in connection with any offering of Registrable Securities complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that such obligation shall only apply during the Effectiveness Obligation Period;

(j) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for offering or sale in any jurisdiction, the Company shall use its reasonable best efforts to promptly obtain the withdrawal or lifting of such order, including through the filing of a registration statement or amending or supplementing the prospectus, if necessary;

(k) if requested by the managing underwriter(s) in a underwritten offering, obtain (i) a comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by such comfort letters and (ii) opinions of counsel from the Company’s counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case in form and substance reasonably satisfactory to the underwriter(s) in such offering and addressed to the managing underwriter(s);

(l) otherwise use its reasonable best efforts to take all other steps necessary to effect the registration, marketing and sale of such Registrable Securities contemplated hereby; and

(m) notwithstanding any other provision of this Agreement, the Company may postpone the filing or the effectiveness of a registration statement or any amendment thereto or the filing of a prospectus or a prospectus supplement pursuant to this Agreement for a period of up to thirty (30) days if (i) the Board of Directors of the Company (the “Board”) determines that a postponement is in the best interest of the Company and its stockholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company), (ii) the Board determines such filing would render the Company unable to comply with applicable securities laws or (iii) the Board determines such filing would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period exceed an aggregate of one hundred and twenty (120) days in any twelve (12) month period.

Section 6. Certain Obligations of Holders of Registrable Securities. Newtek agrees as follows:

(a) Newtek shall cooperate with the Company (as reasonably requested by the Company) in connection with the preparation of the applicable registration statement and prospectus included therein and any supplement or amendment thereto, and, for so long as the Company is obligated to file and keep effective such registration statement, Newtek shall provide to the Company, in writing, for use in the applicable registration statement and prospectus included therein and any supplement or amendment thereto, all such information regarding Newtek and its plan of distribution of such securities as may be reasonably necessary to enable the Company to prepare the registration statement and prospectus included therein and any supplement or amendment thereto covering such securities, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith. If Newtek fails to timely cooperate with the Company in accordance with this Section 6(a), the Company will not be required to include the Registrable Securities in the applicable registration.

(b) During such time as Newtek may be engaged in a distribution of such securities, Newtek shall distribute such securities under the registration statement solely in the manner described in the registration statement.

(c) Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(f), Newtek shall immediately discontinue the disposition of its securities of the Company pursuant to the registration statement until Newtek’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 5(f). In the event the Company has given any such notice, the applicable time period set forth in Section 5(b) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(c) to and including the date when Newtek shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(f).

Section 7. Registration Expenses. All expenses incurred by the Company in connection with complying with its obligations pursuant to this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, filing expenses, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, provided, however, that all Registration Expenses with respect to Underwritten Takedowns beyond the initial two (2) Underwritten Takedowns consummated in accordance with this Agreement shall be borne by Newtek. Notwithstanding the foregoing, Newtek shall bear and pay all underwriting discounts, selling commissions, stock transfer taxes and fees and expenses of its legal counsel and any of its other expenses incurred in connection with the matters set forth in this Agreement that are not Registration Expenses.

Section 8. Participation in Underwritten Registrations. Newtek may not participate in any registration hereunder which is underwritten unless Newtek (a) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements in form customary for transactions of this type (including pursuant to any over-allotment or “green shoe” option requested by the underwriters, provided that Newtek shall not be required to sell more than the number of Registrable Securities it has requested to include) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements (including lock-up agreements) and other documents required under the terms of such underwriting arrangements to the extent the foregoing are customary in form and substance for underwritten offerings of such kind.

Section 9. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, Newtek, its officers, directors, members, managers, partners, agents, Affiliates and employees, each investment manager or investment adviser of Newtek and each Person who acts on behalf of or controls Newtek (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by, resulting from, arising out of or based upon any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, Free-Writing Prospectus or similar document (including any related registration statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other similar federal, state or common law or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except to the extent that the same are caused by or based upon or related to any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in reliance upon and in conformity with any Investor Information (as defined below).

(b) In connection with any registration in which Newtek is participating, Newtek shall furnish to the Company in writing such information and affidavits as the Company reasonably requests (such information, the “Investor Information”) for use in connection with any such registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, offering circular, Free-Writing Prospectus or similar document (including any related registration statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement and, to the fullest extent permitted by law, shall indemnify and hold harmless the Company, its directors, officers, agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, offering circular, Free-Writing Prospectus or similar document (including any related registration statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement and any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by Newtek expressly for use therein and in reliance upon and in conformity with the Investor Information expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not actually and materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party by giving written notice of the same. The indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one (1) separate counsel, chosen by Newtek by such conflicting indemnified parties, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof (A) the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such indemnified party, and (B) a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided that any sums payable in connection with such settlement are paid by the indemnifying party. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).

(d) If for any reason the indemnification provisions contemplated by Section 9(a) or Section 9(b) are held a court of competent jurisdiction to be unavailable to or insufficient to hold harmless an indemnified party in respect of or is otherwise unenforceable with respect to any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact has been made by or relates to information supplied by the indemnifying party or the indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 9(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Newtek’s obligations in this Section 9(d) to contribute shall be limited to an amount equal to the net proceeds actually received by Newtek from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification and contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party.

(f) The indemnities provided in this Section 9 shall survive the Transfer of any Registrable Securities by Newtek.

(g) The provisions of this Section 9 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling person of such indemnified party.

Section 10. Facilitation of Sale Pursuant to Rule 144. The Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act), and shall take such further action as Newtek may reasonably request, all to the extent required from time to time to enable Newtek to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of Newtek in connection with its sale pursuant to Rule 144, the Company shall deliver to Newtek a written statement as to whether it has complied with such requirements.

Section 11. Term. This Agreement shall become effective upon the Closing and shall terminate upon the earlier to occur of (a) the date as of which all of the Registrable Securities have been sold pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), (b) the date as of which all Registrable Securities have been sold under Rule 144 under the Securities Act and (c) the date as of which all Registrable Securities cease to be Registrable Securities. The provisions of Section 9 and Section 10 shall survive any termination.

Section 12. Lockup Provisions.

(a) Newtek hereby agrees during the Lockup Period that it will not Transfer any Company Preferred Stock or publicly announce its intention to Transfer any Company Preferred Stock, provided that (i) for the avoidance of doubt, Newtek may Transfer any Company Preferred Stock to one of its subsidiaries, (ii) this Section 12 shall not prohibit a Transfer in connection with a sale of the Company and (iii) this Section 12 shall be subject in all cases to Section 7.21 of the Merger Agreement.

(b) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Company Preferred Stock as one of its equity holders for any purpose. In order to enforce this Section 12(b), the Company may impose stop-transfer instructions with respect to the Company Preferred Stock until the end of the Lockup Period.

(c) During the Lockup Period, the Company Preferred Stock shall contain a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF AUGUST 11, 2024, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Section 13. Definitions.

“Affiliate” means, as applied to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “Affiliated” shall have the correlative meaning. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Common Stock” means the common stock, par value $0.001 per share, of Paltalk, Inc., a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time-to-time thereunder.

“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 promulgated under the Securities Act.

“Lockup Period” means the period of time beginning on the date hereof and ending on the date that is one (1) year following the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Registrable Securities” means shares of Common Stock that are issuable upon conversion of the Subject Preferred Stock received by Newtek as part of the Closing Stock Consideration and the Earn-Out Stock Consideration Amount, if any. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such registration statement; (B) such securities shall have been otherwise Transferred; or (C) such securities cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

“Rule 144,” “Rule 174,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time-to-time thereunder.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person.

Section 14. Miscellaneous.

(a) Remedies. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties acknowledge and agree that any Party would be irreparably harmed by, and money damages would not be an adequate remedy for, any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any Party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(b) Amendments and Waivers. The provisions of this Agreement may be amended, and any provision of this Agreement may be waived, only upon the prior written consent of the Parties. No course of dealing between or among the Parties (including the failure of any Party to enforce any of the provisions of this Agreement) shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement, and the failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach.

(c) Successors and Assigns; Joinder. Newtek may transfer or assign its rights under this Agreement in connection with a Transfer of twenty percent (20%) or more of the Subject Preferred Stock held by Newtek and its Affiliates as of the date hereof without the prior written consent of the Company; provided that reasonably promptly following any such Transfer, (i) Newtek provides a written notice to the Company stating the name and address of such transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement were transferred and (ii) such transferee agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto pursuant to a written instrument in form and substance reasonably acceptable to the Company, and any such transferee may thereafter make corresponding assignments so long as such assignments comply with the requirements set forth in this Section 14(c). In addition and for the avoidance of doubt, any subsidiary to which Newtek Transfers any Company Preferred Stock shall become party to this Agreement upon its agreement in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto pursuant to a written instrument in form and substance reasonably acceptable to the Company. Neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company, except in connection with a purchase of all or substantially all of the Company’s assets, or to any successor by way of merger, consolidation or similar transaction.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in such jurisdiction and to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement in such jurisdiction or any provisions of this Agreement in any other jurisdiction.

(e) Counterparts. This Agreement and any amendments hereto, to the extent signed and delivered in counterparts (any one of which need not contain the signatures of more than one Party hereto or thereto, but all such counterparts together shall constitute one and the same Agreement) by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them to all other Parties hereto. No Party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract, and each such Party forever waives any such defense.

(f) Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.

(g) Governing Law; Jurisdiction; Agreement for Service. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated herein, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or the transactions contemplated hereby or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or the transactions contemplated hereby or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 14(g) for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, the transactions contemplated hereby, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 14(i) shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

(h) WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(H).

(i) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Company:

Paltalk, Inc.

30 Jericho Executive Plaza, Suite 400E

Jericho, NY 11735

Attn: Chief Executive Officer

E-mail: jkatz@paltalk.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, TX 75201

Attn: Gregory R. Samuel

E-mail: greg.samuel@haynesboone.com

If to Newtek:

NewtekOne, Inc.

1981 Marcus Avenue, Suite 130

Lake Success, NY 11042

Attention: Chief Executive Officer and Chief Legal Officer

Email: bsloane@newtekone.com; mschwartz@newtekone.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad St.

New York, New York 10004

Attention: Jared M. Fishman

Email: fishmanj@sullcrom.com

(j) Rights Cumulative. The rights and remedies of each of the Parties under this Agreement shall be cumulative and not exclusive of any rights or remedies which a Party would otherwise have hereunder at law or in equity or by statute, and no failure or delay by either Party in exercising any right or remedy shall not impair any such right or remedy or operate as a waiver of such right or remedy, and neither shall any single or partial exercise of any power or right preclude a Party’s other or further exercise thereof or the exercise of any other power or right.

(k) No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(l) Other Registration Rights. Other than the Registration Rights Agreement with Clifford Lerner, dated October 7, 2016, the Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. From and after the date of this Agreement, the Company shall not, without the prior written consent of Newtek, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to or conflict with the registration rights granted to Newtek hereunder, including, for clarity, allowing any other holder of Common Stock to have registration rights in the nature or substantially in the nature of those set forth in this Agreement that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration statement.

(m) Entire Agreement. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the Parties hereto (whether written or oral) that may have related to the subject matter hereof or thereof in any way.

* * * * *

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Registration Rights Agreement as of the date first written above.

COMPANY:

PALTALK, INC.

By:
Name:	Jason Katz
Title:	Chief Executive Officer

NEWTEK:

NEWTEKONE, INC.

By:
Name:	Barry Sloane
Title:	Chief Executive Officer

Signature Page to Registration Rights Agreement

EXHIBIT H

FORM OF R&W INSURANCE POLICY

(See Attached)

[Intentionally omitted.]

Exhibit H

INDEX OF SCHEDULES

Section 1.1(a) Stockholder Voting Agreements

Section 1.1(b) Director and Management Voting Agreements

Section 3.4(b)(vi) Other Deliveries and Actions at Closing

Section 4.3 Non-Contravention

Section 4.8(b) Real Property

Section 4.9(a) Title To and Sufficiency of Assets

Section 4.10(a) Financial Statements; Accountants

Section 4.11 Absence of Certain Changes

Section 4.13 Material Contracts

Section 4.14 Proceedings; Orders

Section 4.16(h) Taxes

Section 4.17 Employee Benefits

Section 4.18 Labor Matters

Section 4.19 Affiliate Transactions

Section 4.20(a) Insurance Coverage

Section 4.21(a) Intellectual Property and Data Privacy

Section 4.22 Customers and Suppliers

Section 4.25 Bank Accounts

Section 5.6 Subsidiaries

Section 5.7(f) Taxes

Section 5.8(g) Parent SEC Reports; Financial Statements; Accountants

Section 5.10 Proceedings; Orders

Section 5.13 Material Contracts

Section 5.14 Affiliate Transactions

Section 5.15 Permits

Section 5.16 Insurance Coverage

Section 5.17(a) Intellectual Property and Data Privacy

Section 5.17(d) Parent Intellectual Property Infringement

Section 5.20 Brokers’ Fee

Section 5.22 Labor Matters

Section 6.3 Consents and Approvals

Section 6.6 Brokers’ Fee

Section 7.1(b) Conduct of the Company’s Business

Section 7.10(a) Terminations

Section 7.11 Resignation of Officers, Directors, Managers and Employees

Section 7.12(a) Indemnification Provisions

Section 7.22 Specified Parent Post-Closing Covenants

Section 7.26(b) Conduct of the Parent’s Business

Section 10.1(f) Indemnification